As filed with the Securities and Exchange Commission on June 17, 2015

Registration No. 333-204226

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYNAPSUS THERAPEUTICS INC.

(Exact name of Registrant as specified in its charter)

Canada	2834	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number (if applicable))

828 Richmond Street West

Toronto, Ontario

M6J 1C9 Canada

(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 590-9070

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Anthony Giovinazzo Cynapsus Therapeutics Inc. 828 Richmond Street West Toronto, Ontario M6J 1C9 Canada (416) 703-2449	Thomas M. Rose Troutman Sanders LLP 401 9th Street, N.W. Suite 1000 Washington, D.C. 20004 (757) 687-7715	Jason Saltzman Borden Ladner Gervais LLP Scotia Plaza, 40 King Street West, 44th Floor Toronto, Ontario M5H 3Y4 Canada (416) 367-6196	Deanna L. Kirkpatrick Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Patricia L. Olasker Davies Ward Phillips & Vineberg LLP 155 Wellington Street West Toronto, Ontario M5V 3J7 Canada (416) 863-5551

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective

Province of Ontario, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box below):

A.	❑	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below)
	1.	❑	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
	2.	❑	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	❑	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ❑

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated by reference in this prospectus may be obtained upon request without charge from our Chief Financial Officer at our registered and head office located at 828 Richmond Street West, Toronto, Ontario M6J 1C9, Canada, telephone: (416) 703-2449, or by accessing our disclosure documents available through the internet on the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, which can be accessed at www.sedar.com. All disclosure contained in a supplemented PREP prospectus that is not contained in the base PREP prospectus will be incorporated by reference into the base PREP prospectus as of the date of the supplemented PREP prospectus.

Final Short Form Base PREP Prospectus dated June 17, 2015

PROSPECTUS

New Issue

CYNAPSUS THERAPEUTICS INC.

4,500,000 Common Shares

US$            per share

This is Cynapsus Therapeutics Inc.’s initial public offering in the United States. We are selling 4,500,000 common shares. No common shares will be offered under this prospectus in Canada.

The public offering price is US$             per share. Currently, the outstanding common shares are listed and posted for trading on the Toronto Stock Exchange, or TSX, under the symbol “CTH.” We have received approval to have our common shares listed on the NASDAQ Global Market, or NASDAQ, under the symbol “CYNA.” We have applied to list the common shares being distributed hereunder on the TSX. Listing on the NASDAQ and the TSX will be subject to our fulfillment of all of the listing requirements of the NASDAQ and the TSX, respectively. On June 16, 2015, the closing price of the common shares on the TSX was Cdn$18.00 per share or US$14.60, based on the U.S.-Canadian dollar noon exchange rate of US$1.00 = Cdn$1.2330 on June 16, 2015, as quoted by the Bank of Canada.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and as such, we have elected to comply with certain reduced U.S. public company reporting requirements.

Dexxon Holdings Limited, our principal shareholder who is affiliated with members of our board of directors, has indicated an interest in purchasing up to their pro rata share of our common shares in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell less or no common shares in this offering to our principal shareholder, or our principal shareholder may determine to purchase less or no common shares in this offering. The underwriters will receive the same underwriting discounts and commissions on any common shares purchased by our principal shareholder as they will on any other common shares sold to the public in this offering.

Investing in the common shares involves risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus.

	Per Share	Total
Public offering price(1)	US$	US$
Underwriting discount(2)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	The public offering price has been determined through negotiations between us and Merrill Lynch, Pierce, Fenner & Smith Incorporated (on behalf of itself and the other underwriters) based mainly on the trading price of our common shares listed and posted for trading on the TSX and prevailing market conditions.
(2)	We have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting” on page 107 of this prospectus.

Neither the Securities and Exchange Commission nor any state or Canadian provincial securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2015.

Book-Running Manager

BofA Merrill Lynch

Lead Manager

Nomura

Co-Manager

Noble Life Science Partners

The date of this prospectus is June 17, 2015.

The underwriters, as principals, conditionally offer the common shares, subject to prior sale, if, as and when issued by us and accepted by the underwriters in accordance with the conditions contained in the underwriting agreement referred to under “Underwriting” in this prospectus.

The underwriters may also exercise their option to purchase up to an additional 675,000 common shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus. If the underwriters exercise the option in full, the total proceeds to us, less the underwriting discount and estimated offering expenses payable by us and assuming an initial public offering price of US$14.60 per common share, which is the U.S. dollar equivalent of the last reported sale price of our common shares on the TSX as set forth on the cover page of this prospectus, will be approximately US$69.3 million. A purchaser who acquires common shares forming part of the underwriters’ over-allocation position acquires those securities under this prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the option to purchase additional common shares or secondary market purchases.

Underwriters’ position	Maximum size	Exercise period	Exercise price
Option to purchase additional common shares	675,000 common shares	30 days following closing	US$ per share

The underwriters may effect transactions that have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. In addition, the underwriters may engage in market stabilization or market balancing activities on the TSX where the bid for or purchase of our securities is for the purpose of maintaining a fair and orderly market in such securities, subject to price limitations applicable to such bids or purchases. Such transactions, if commenced, may be discontinued at any time. See “Underwriting” in this prospectus.

This offering of securities is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system, or MJDS, adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, and are subject to foreign auditing and auditor independence standards, and may not be comparable to financial statements of United States companies that use United States generally accepted accounting principles. See “General Matters” in this prospectus.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences in both the United States and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully for investors who are resident in, or citizens of, the United States. You should consult your tax advisor about the potential tax consequences that may be applicable in your particular circumstances. See “Material United States Federal Income Tax Considerations for United States Holders” and “Certain Canadian Federal Income Tax Considerations” in this prospectus.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated under the federal laws of Canada, that most of our officers and directors are residents of Canada, that some of the experts named in the registration statement to which this prospectus relates may be residents of Canada, and that most or all of our assets and the assets of said persons are located outside of the United States.

GENERAL MATTERS

This prospectus and the documents incorporated by reference in this prospectus include market share information and industry data and forecasts obtained from independent industry publications and surveys. References in such documents to research reports, surveys or articles should not be construed as depicting the complete findings of the entire referenced report, survey or article. The information in any such report, survey or article is not incorporated by reference in this prospectus. Although we believe these sources are reliable, we have not independently verified any of the data in such reports, surveys or articles. Some data is also based on our estimates, which are derived from our review of our internal surveys, as well as independent sources. We cannot and do not provide any assurance as to the accuracy or completeness of such information. Market forecasts, in particular, are likely to be inaccurate, especially over long periods of time.

Neither we nor the underwriters or their affiliates and agents have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters or their affiliates and agents take any responsibility for, or provide any assurance as to the reliability of, any other information that others may provide you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common shares, and that information appearing in any document incorporated by reference is accurate only as of the date of such document. Our business, financial condition, results of operations or prospects may have changed since those dates. This prospectus is not an offer to sell or the solicitation of an offer to buy these common shares in any circumstances under which such offer or solicitation is unlawful. No common shares are being offered under this prospectus in Canada.

In this prospectus, unless the context otherwise requires, the terms “Cynapsus,” “we,” “us” and “our” refer to Cynapsus Therapeutics Inc. and our wholly-owned subsidiary, Adagio Pharmaceuticals Ltd., or Adagio.

Unless indicated otherwise, all information in this prospectus is presented without giving effect to the exercise of the option to purchase additional common shares granted to the underwriters.

On May 15, 2015, we effected a 16-to-one share consolidation and commenced trading on a post-consolidated basis on May 21, 2015. The consolidation was approved by our shareholders on May 7, 2015 at our annual and special meeting of shareholders. Except where otherwise noted, all information in this prospectus and the documents incorporated by reference dated on or after the date of the share consolidation give effect to such share consolidation. See “Description of Share Capital—Share Consolidation” in this prospectus.

Neither we nor any of the underwriters have taken any action to permit a public offering of our common shares or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Unless otherwise indicated, financial information in this prospectus has been prepared in accordance with IFRS, as issued by the IASB. Unless otherwise noted herein, all references to “$,” “Cdn$,” “Canadian dollars,” or “dollars” are to the currency of Canada and “US$,” “United States dollars,” or “U.S. dollars” are to the currency of the United States.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our common shares. You should read the entire prospectus, including the documents incorporated by reference herein, carefully, including “Risk Factors” and our financial statements and notes to those financial statements, before making an investment decision.

Our Business

We are a specialty central nervous system, or CNS, pharmaceutical company developing and preparing to commercialize a Phase 3, fast-acting, easy-to-use, sublingual thin film for the on-demand turning ON of debilitating OFF episodes associated with Parkinson’s disease, or PD. PD is a chronic, progressive neurodegenerative disease characterized by motor symptoms including tremor at rest, rigidity and impaired movement as well as significant non-motor symptoms such as cognitive impairment and mood disorders. The re-emergence of PD symptoms is referred to as an OFF episode. We recently successfully completed a Phase 2 clinical trial for our product candidate, APL-130277, a sublingual formulation of apomorphine hydrochloride, or apomorphine. Apomorphine is the only molecule approved for acute, intermittent treatment of OFF episodes for advanced PD patients, but is currently only approved as a subcutaneous injection in the United States. APL-130277 is a “turning ON” medication designed to rapidly, safely and reliably convert a PD patient from the OFF to the ON state while avoiding many of the issues associated with subcutaneous delivery of apomorphine. It is designed to convert all types of OFF episodes, including morning OFF episodes, often considered the most difficult to treat. We have initiated our Phase 3 clinical program for APL-130277, relying on the abbreviated Section 505(b)(2) regulatory pathway in the United States, and we intend to submit a new drug application, or NDA, in 2016.

PD is the second most common neurodegenerative disease worldwide. Over one million people in the United States and between four and six million people worldwide suffer from PD. There is no known cure or disease modifying treatment currently available for PD. Current medications and treatments only control the major symptoms of the disease, with most drugs becoming less effective over time as the disease progresses. PD results from the death of cells that produce dopamine, a neurotransmitter critical for movement. Current drugs and therapies either aim to supplement dopamine levels in the brain, mimic the effect of dopamine in the brain by stimulating dopamine receptors, referred to as dopamine agonists, or prevent the enzymatic breakdown of dopamine, prolonging its effect. The standard of care for the treatment of symptoms of PD remains oral levodopa, a drug approved nearly 50 years ago. While oral levodopa is efficacious, there are significant challenges for physicians in creating a dosing regimen of oral levodopa that consistently maintains levodopa levels within a patient’s therapeutic range. Over time, the response to levodopa becomes less reliable and less predictable. As a result, the majority of PD patients experience OFF episodes despite taking PD medications.

OFF episodes are thought to occur when brain dopamine levels fall below a critical threshold to sustain relatively normal motor function, or ON. It can be a period of time when a patient’s PD medication is not working adequately to alleviate the patient’s PD symptoms, when the medication has a delayed effect or does not work at all. When experiencing an OFF episode, a PD patient is unable to perform simple daily tasks such as eating, bathing and dressing, thus becoming increasingly dependent on caregivers. OFF episodes are considered one of the greatest unmet medical needs facing PD patients. We believe the current addressable market for our product candidate, APL-130277, in the United States alone is approximately 400,000 patients.

There are four main types of OFF episodes; however, all are the result of insufficient dopamine in the brain. Regardless of OFF type, it has been demonstrated that on average more than two-thirds of a patient’s OFF time is actually spent waiting to turn ON after having taken levodopa. Current treatment options, other than apomorphine, consist of increasing the frequency of levodopa dosing or adding adjunctive PD medication, but these approaches do not address most of the OFF time (waiting to turn ON) and only can alleviate some of the end of dose wearing OFF. Apomorphine is currently the only approved acute, intermittent treatment to turn patients ON and provide rapid relief from OFF episodes (Apokyn® in the United States and ApoGo, ApokinON or Apomin outside the United States). Apomorphine is the most potent and fast-acting of all the dopamine agonists, which are used to stimulate dopamine receptors in place of naturally released dopamine, with similar efficacy to levodopa. No other dopamine agonist is potent enough to turn a levodopa-requiring patient from the OFF state to the ON state in which normal motor function is restored. Apomorphine is currently only available in the United States as a subcutaneous injection. Injectable apomorphine is painful to use, and administration is complex and inconvenient, requiring in excess of 15 steps. It is difficult for a PD patient to use while they are in the OFF state, and often requires administration by a caregiver. The injection may also cause scarring (nodules), irritation and injection site reactions. As a result, despite its highly efficacious profile, the adoption of injectable apomorphine has been limited.

APL-130277 is a “turning ON medication” designed to quickly and easily address all types of OFF episodes in PD patients, including morning OFF episodes, regardless of the stage of disease. APL-130277 is apomorphine administered orally as a sublingual thin film that the patient inserts under his or her tongue. It is designed to dissolve over the course of a few minutes, allowing apomorphine to rapidly enter the blood stream. We have studied APL-130277 in approximately 110 healthy volunteers and patients in five clinical studies. The most recent results from our Phase 2 clinical trial in PD patients met both the primary and secondary endpoints demonstrating a clinically meaningful improvement in motor function as early as 10 minutes and converting patients to full ON in as quickly as 15 minutes, with a durable effect lasting through 90 minutes. The study also demonstrated that APL-130277 treatment was safe and well-tolerated and has a safety profile comparable to all other dopamine agonists and levodopa. The sublingual delivery avoids the injection-related adverse events, or AEs, and the difficulty of use associated with the approved reference product, Apokyn. Our Phase 3 program is also designed to allow for a more favorable prescribing label compared to Apokyn’s. The suitability of the sublingual thin film form to deliver an active pharmaceutical ingredient, or API, to overcome challenges associated with sub-optimum delivery systems (including painful subcutaneous injections) has been well established with a number of thin film pharmaceutical products already commercialized in the United States. APL-130277 is designed to be easily administered and useable anywhere, anytime, generally with little or no assistance required, and is designed to make apomorphine accessible to all PD patients suffering from OFF episodes.

We retain global commercialization rights to APL-130277. In the United States, we expect to build sales and marketing infrastructure to commercialize APL-130277 ourselves. We believe that a targeted sales effort of approximately 100 sales representatives will enable us to effectively market APL-130277 to high-prescribing general neurologists and approximately 1,200 movement disorder specialists in the United States. We believe a sales force of this size can reach these physicians to provide for a robust commercial adoption of APL-130277. In addition, we intend to invest in education of both doctors and patients to foster widespread adoption of APL-130277. Outside the United States, we may choose to partner with companies that have the necessary expertise to develop and commercialize APL-130277.

We have a substantial patent portfolio, including issued and pending patent applications in the United States and certain other jurisdictions that cover APL-130277 and its use in the treatment of PD. We also rely on significant know-how for the creation of an optimal and functional sublingual apomorphine strip system that combines key mechanical, chemical reaction and pharmacokinetic, or PK, attributes.

Our Vision and Strategy

Our vision is to build a specialty CNS pharmaceutical company focused on identifying, developing and commercializing therapeutics for CNS diseases, with a current focus on PD.

Key elements of our strategy to achieve our vision include:

•	Obtain regulatory approval for APL-130277;

•	Build the organizational infrastructure to commercialize APL-130277 in the United States;

•	Maximize the value of APL-130277 outside the United States, which could include enlisting partners to help us develop and commercialize our product candidate;

•	Optimize and expand manufacturing capabilities; and

•	Leverage our expertise to identify additional opportunities for APL-130277 and other product opportunities.

Corporate Information

We were formed under the Canada Business Corporations Act on January 16, 2004. Our principal executive offices are located at 828 Richmond Street West, Toronto, Ontario M6J 1C9, Canada, and our telephone number is (416) 703-2449. Our website address is www.cynapsustherapeutics.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. Our agent for service of process in the United States is C T Corporation System, and its telephone number is (212) 590-9070.

We own or claim common law rights to the trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and domain names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.

THE OFFERING

Common shares offered	4,500,000 common shares

Common shares to be outstanding after this offering	11,427,691 common shares

Underwriters’ option	We have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to 675,000 additional common shares.

Use of proceeds	We intend to use the net proceeds of this offering, together with cash on hand of approximately US$25 million as follows:

•	approximately US$30 million to fund our Phase 3 bridging, efficacy and safety studies and research and development overhead expenditures;

•	approximately US$25 million to fund pre-approval commercialization efforts in the U.S. market;

•	approximately US$12 million for initial regulatory and clinical activities for European market registration;

•	approximately US$5 million to fund chemistry, manufacturing and controls, or CMC, related expenses;

•	approximately US$3 million to fund other early stage pipeline development programs; and

•	the remainder for working capital and other general corporate purposes.

See “Use of Proceeds” in this prospectus.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.

NASDAQ symbol	We have received approval to have our common shares listed on the NASDAQ under the symbol “CYNA.”

TSX symbol	Our outstanding common shares are listed and posted for trading on the TSX under the symbol “CTH.”

The number of common shares to be outstanding after the offering is based on 6,927,691 common shares outstanding as of June 16, 2015. Unless otherwise indicated or context otherwise requires, in this prospectus the number of common shares to be outstanding after this offering includes 4,500,000 common shares to be issued and sold by us in this offering, but excludes:

•	581,501 common shares issuable upon the exercise of outstanding options at a weighted average exercise price of Cdn$16.32 per share;

•	111,268 common shares reserved for future issuance under our Directors, Management, Employees and Consultants Stock Option Plan dated effective as of May 7, 2014, or the Stock Option Plan; and

•	3,300,698 common shares issuable upon the exercise of warrants at a weighted average exercise price of Cdn$11.94 per share.

Unless otherwise indicated, this prospectus:

•	assumes an initial public offering price of US$14.60 per common share, which was the closing price of the common shares on the TSX based on the U.S.-Canadian dollar noon exchange rate of US$1.00 = Cdn$1.2330 on June 16, 2015, as quoted by the Bank of Canada;

•	assumes no exercise of the underwriters’ option to purchase up to an additional 675,000 common shares; and

•	reflects an aggregate 16-to-one share consolidation effected on May 15, 2015.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our summary consolidated financial information for the fiscal years ended December 31, 2014 and 2013 and for the three months ended March 31, 2015 and 2014. You should read the following summary consolidated financial information in conjunction with, and it is qualified in its entirety by reference to, our historical consolidated financial information and other information provided in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

This summary consolidated financial information is derived from our audited consolidated financial statements for the fiscal year ended December 31, 2014 and 2013 and our unaudited condensed interim consolidated financial statements for the three months ended March 31, 2015 and 2014, which appear elsewhere in this prospectus and are presented in Canadian dollars. The historical results set forth below are not necessarily indicative of the results to be expected in future periods and our results for the three-month period ended March 31, 2015 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2015 or any other interim periods or any future period. Our consolidated financial statements have been prepared in accordance with IFRS, as issued by the IASB.

	Fiscal Years Ended December 31,		Three Months Ended March 31,
	2014	2013	2015	2014
	(in Canadian dollars)
Statements of operations data:
Expenses:
Research and development	$6,193,167	$1,661,823	$2,871,101	$448,692
Operating, general and administrative	$5,006,101	$2,820,935	$1,778,150	$958,363
Share-based payments	$975,627	$516,274	$274,068	$17,076
Amortization of intangible assets	$58,986	$58,986	$11,969	$14,746
Depreciation of property, plant and equipment	$16,131	$2,050	$8,287	$659
Acquisition milestone share-based payment	—	—	$1,500,000	—
Unrealized foreign exchange (gain) loss	$(691,578)	$44,520	$(1,182,432)	$22,898
Recovery on scientific research	$(91,717)	$(44,232)	$(30,000)	$(10,000)
Research grant	$(694,628)	$(424,187)	$(127,710)	$(239,969)
Interest (income) expense net of interest expense and related charges	$(47,951)	$915	$(9,001)	$(2,193)
Other income	—	$(2,200)	—	—
Severance and prior years’ bonuses	—	$762,103	—	—
Debenture accretion and interest costs	—	$187,975	—	—
Gain on debenture exchange	—	$(1,153,000)	—	—
Loss on disposal of property, plant and equipment	—	$1,325	—	—
Loss on impairment of intangible assets	$94,449	—	—	—
Loss and comprehensive loss	$10,818,587	$4,433,287	$5,094,432	$1,210,272
Net loss per share—basic and diluted	$0.16	$0.13	$0.06	$0.03
Weighted average number of shares outstanding—basic and diluted	67,710,167	34,672,871	83,740,263	39,459,170
Pro forma net loss per share—basic and diluted (1)	$2.56	$2.05	$0.97	$0.49
Pro forma weighted average number of shares outstanding—basic and diluted (1)	4,231,885	2,167,054	5,233,766	2,466,198

(1)	The pro forma net loss per share and pro forma weighted average number of shares outstanding reflect an aggregate 16-to-one share consolidation effected on May 15, 2015.

The table below presents our summary consolidated statement of financial position as of March 31, 2015:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale of common shares by us in this offering at an assumed initial public offering price of US$14.60 per common share, which is the U.S. dollar equivalent of the last reported sale price of our common shares on the TSX as set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The summary unaudited as adjusted consolidated statement of financial position is for information purposes only and does not purport to indicate consolidated statement of financial position information as of any future date.

	As of March 31, 2015
	Actual	As Adjusted
	(in Canadian dollars)
Statement of financial position data:
Cash	$36,661,012	$111,991,012
Working capital(1)	$35,057,521	$109,154,521
Total assets	$38,434,440	$113,764,440
Total current liabilities	$2,431,677	$3,664,677
Total shareholders’ equity	$36,002,763	$110,099,763

(1)	Working capital is defined as total current assets minus total current liabilities.

RISK FACTORS

Investing in our common shares involves numerous risks. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes appearing at the end of this prospectus, before deciding to invest in our common shares. If any of the following risks actually occurs, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common shares could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See “Caution Regarding Forward-Looking Statements” for information relating to these forward-looking statements.

Risks Related to Our Financial Position and Need for Additional Capital

We have incurred net losses since our inception and anticipate that we will continue to incur substantial operating losses for the foreseeable future. We may never achieve or sustain profitability.

We have incurred net losses during each fiscal period since our inception. Our net loss was Cdn$10.8 million for the year ended December 31, 2014, and Cdn$4.4 million for the year ended December 31, 2013. As of December 31, 2014, we had a deficit accumulated during the development stage of Cdn$32.5 million. Our net loss was Cdn$5.1 million for the quarter ended March 31, 2015, and as of March 31, 2015, we had a deficit of Cdn$37.6 million. We do not know when or whether we will become profitable. To date, we have not commercialized any products or generated any revenues from the sale of products, and we do not expect to generate any product revenues in the foreseeable future. Our losses have resulted principally from costs incurred in our research and development activities. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year.

We have devoted most of our financial resources to research and development, including our clinical and preclinical development activities. To date, we have financed our operations primarily through the sale of equity securities and debt and, to a lesser extent, through grants from charitable foundations. The amount of our future net losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations (such as licensing agreements or the sale of a share of our revenue stream) or additional grants. We have not completed pivotal clinical trials for our product candidate and it will be a few years, if ever, before our product candidate APL-130277 is ready for commercialization. Even if we obtain regulatory approval to market our product candidate, our future revenues (if any) will depend upon a number of factors, including the size of any markets in which our product candidate has received approval, and our ability to achieve sufficient market acceptance, reimbursement from third-party payors and adequate market share for our product candidate in those markets.

We expect to continue to incur significant expenses and increasing net losses for at least the next several years. We expect our expenses will increase substantially in connection with our ongoing activities, as we:

•	conduct our Phase 3 clinical trials for APL-130277;

•	prepare and submit our Section 505(b)(2) NDA to the U.S. Food and Drug Administration, or FDA;

•	seek regulatory approval for APL-130277 in the United States and elsewhere;

•	add personnel to support our product development and commercialization efforts;

•	continue evaluating additional product opportunities within the CNS field; and

•	operate as a public company in both Canada and the United States.

If we are required by the FDA, or any equivalent foreign regulatory authority, to perform clinical trials or studies in addition to those we currently expect to conduct, or if there are any delays in completing the clinical trials of APL-130277, our expenses could further increase.

To become and remain profitable, we must succeed in developing our product candidate, obtaining regulatory approval for it, and manufacturing, marketing and selling our product when and if we obtain regulatory approval in the United States or elsewhere. We may not succeed in these activities, and we may never generate revenue from our product sales that is significant enough to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become or remain profitable would depress our market value and could impair our ability to raise capital, expand our business, discover or develop other product candidates or continue our operations. A decline in our value could cause you to lose all or part of your investment.

We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development or commercialization efforts.

Our cash was Cdn$36.7 million as of March 31, 2015. Based on our current operating plan, we believe that our existing cash, not taking into account any proceeds from this offering, will be sufficient to fund research and development and operating, general and administrative overhead expenditures, and complete Phase 3 clinical studies and CMC requirements for the filing of an NDA in 2016 under the abbreviated Section 505(b)(2) regulatory pathway in the United States. We believe that we will continue to expend substantial resources for the foreseeable future developing APL-130277. These expenditures will include costs associated with research and development, conducting Phase 3 clinical trials, potentially obtaining regulatory approvals and manufacturing products, as well as marketing and selling products approved for sale, if any, and potentially acquiring new technologies. In addition, other unanticipated costs may arise. Because the outcome of our planned and anticipated clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our product candidate. Our costs will increase if we suffer any delays in our Phase 3 clinical trials for APL-130277, including, without limitation, delays in enrollment of patients. Upon the closing of this offering, we expect to incur additional costs associated with operating as a public company in the United States, hiring additional personnel and expanding our facilities.

Our future capital requirements depend on many factors, including:

•	the scope, progress, results and costs of researching and developing APL-130277 and conducting clinical trials in the United States and elsewhere;

•	the timing of, and the costs involved in, obtaining regulatory approvals in the United States, Europe and elsewhere for APL-130277 if clinical trials are successful;

•	the cost of commercialization activities for APL-130277, if our product candidate is approved for sale, including marketing, sales and distribution costs;

•	the cost of manufacturing APL-130277 for clinical trials in preparation for regulatory approval and in preparation for commercialization;

•	our ability to establish and maintain licensing or other arrangements with third-parties and the financial terms of such agreements;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

•	the timing, receipt, and amount of sales of, or royalties on, our product candidate, if any.

Based on our current operating plan, we believe that the net proceeds we receive from this offering, together with our existing cash, will be sufficient to fund research and development and operating, general and administrative overhead expenditures, complete Phase 3 clinical studies and CMC requirements for an NDA in the United States in 2016, continue to prepare for commercial launch of APL-130277 in the U.S. market in late 2017, commence initial regulatory and clinical activities for European market registration, and initiate other early stage pipeline development programs. However, our operating plan may change as a result of many factors currently unknown to us. As a result of these factors, we may need additional funds sooner than planned. In addition, we may seek additional capital due to strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate clinical trials or other development activities for our product candidates, or delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our product candidate.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our product candidate on unfavorable terms to us.

We may seek additional capital through a variety of means, including through private and public equity offerings and debt financings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such equity or convertible debt securities may include liquidation or other preferences that are senior to, or otherwise adversely affect, your rights as a shareholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring indebtedness, making capital expenditures, declaring dividends or encumbering our assets to secure future indebtedness. If we raise additional funds through strategic partnerships with third-parties, we may have to relinquish valuable rights to our product candidate, or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts for APL-130277, or grant rights to develop and market our product candidate that we would otherwise prefer to develop and market ourselves or on terms less favorable than we might otherwise negotiate.

Risks Related to Clinical Development and Regulatory Approval of Our Product Candidate

Clinical failure may occur at any stage of clinical development, and we may never succeed in developing marketable products or generating product revenue.

Although the active ingredient in APL-130277, apomorphine, has been used safely as apomorphine hydrochloride in injectable form for treatment of PD for a number of years, it has not previously been approved or demonstrated to be safe in sublingual form. Our early encouraging clinical results for APL-130277 are not necessarily predictive of the results of our ongoing or future clinical trials, including our Phase 3 clinical trials, and the safety of our product candidate. Promising results in preclinical studies and early clinical trials of any product candidate may not be predictive of similar results in humans during later clinical trials. Any further clinical trials that we may conduct may not demonstrate the efficacy and safety necessary to obtain regulatory approval to market our product candidate and the FDA could require us to complete additional safety, efficacy or other studies. If the results of our ongoing or future clinical trials are inconclusive with respect to the efficacy of our product candidate or if we do not meet the clinical endpoints with statistical significance or if there are safety concerns associated with our product candidate, we may be prevented from or delayed in obtaining marketing approval for our product candidate. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including, without limitation, changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, differences in the dosage amounts of APL-130277 and the response of patients to such amounts, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants.

Alternatively, even if we obtain regulatory approval, that approval may be for indications or patient populations that are not as broad as intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. For example, certain existing formulations of apomorphine outside the United States used for the treatment of OFF episodes (ApoGo, ApokinON and Apomin) are currently only indicated for advanced PD patients, and there can be no assurance that our product candidate will not be similarly limited in its indications for the treatment of PD. We may also be required by the FDA to perform additional or unanticipated clinical trials to obtain approval, including, without limitation, an ease-of-use study to be completed in patients in the morning OFF state; a Thorough QT study in healthy volunteers to determine the potential arrhythmia liability of our product candidate; additional toxicity studies; and additional safety and/or efficacy studies if the primary endpoint does not show a large enough delta, if the FDA finds a small safety signal or does not accept our final safety data, or is concerned with our study blinding. We could also be subject to additional post-approval or post-marketing testing requirements to maintain regulatory approval. In addition, regulatory authorities may withdraw their approval of a product or impose restrictions on its distribution, such as in the form of a modified Risk Evaluation and Mitigation Strategy, or REMS. The failure to obtain timely regulatory approval of our product candidate, any product marketing limitations or a product withdrawal would negatively impact our business, results of operations and financial condition.

Delays or failure in the commencement, enrollment or completion of clinical trials of our product candidate could result in increased costs to us as well as a delay or failure in obtaining regulatory approval, or prevent us from commercializing our product candidate on a timely basis, or at all.

We cannot guarantee that clinical trials, including those associated with Phase 3 clinical trials for APL-130277, will be conducted as planned or completed on schedule, if at all. A delay or failure of one or more clinical trials can occur at any stage of testing. Events that may prevent successful or timely commencement, enrollment or completion of clinical development include, without limitation:

•	delays by us in reaching a consensus with regulatory agencies on trial design;

•	delays in reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, and clinical trial sites;

•	delays in obtaining required Institutional Review Board, or IRB, approval at each clinical trial site;

•	delays in recruiting suitable patients to participate in clinical trials and/or recruitment occurring more slowly than expected;

•	insufficient or inadequate supply or quality of materials, including API, to conduct our clinical trials;

•	imposition of a clinical hold by regulatory agencies for any reason, including safety concerns or after an inspection of clinical operations or trial sites;

•	failure by CROs, other third-parties or us to adhere to clinical trial requirements;

•	failure to perform in accordance with the FDA’s good clinical practices, or GCP, or applicable regulatory guidelines in other countries;

•	delays or other problems in the testing, validation, manufacturing and delivery of our product candidate to the clinical sites;

•	delays or negative results caused by patients not completing participation in a trial or not returning for post-treatment follow-up;

•	delays in clinical trial site start-up;

•	impact of placebo administered on patient participation in clinical trials and on efficacy of our product candidate;

•	failure to adhere to our Phase 3 clinical trial protocols, including not administering the thin film correctly;

•	patients’ inability for whatever reason to dose at home as a part of such clinical trials;

•	occurrence of serious AEs in further clinical trials that are associated with our product candidate and such AEs viewed to outweigh our product candidate’s potential benefits;

•	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols; or

•	varying interpretations of data by the FDA and foreign regulatory agencies.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA. The FDA may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the trial. The FDA may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA and may ultimately lead to the denial of marketing approval of our product candidate.

Delays, including delays caused by the above or other factors, can be costly and could negatively affect our ability to complete a clinical trial, which could negatively affect the price of our common shares. If we are not able to successfully complete clinical trials, we will not be able to obtain regulatory approval and will not be able to commercialize our product candidate.

Clinical development, regulatory review and approval of the FDA and comparable foreign authorities are lengthy, time consuming, and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidate, our business will be materially adversely affected.

Our product candidate will be subject to extensive governmental regulations relating to, among other things, development, clinical trials, manufacturing and commercialization. In order to obtain regulatory approval for the commercial sale of our product candidate, we must demonstrate through extensive preclinical studies and clinical trials that our product candidate is safe and effective for use in the target indication.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable, typically takes many years following the commencement of clinical trials, and depends upon numerous factors.

In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of our product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. We have not obtained regulatory approval for our product candidate in any jurisdiction, and it is possible that our product candidate or any product candidates we may seek to develop in the future will not obtain regulatory approval in any jurisdiction. In addition, we may gain regulatory approval for APL-130277 in some but not all of the jurisdictions available or some but not all of the target indications, resulting in limited commercial opportunity for our product candidate, if approved.

Applications for our product candidate could be delayed or could fail to receive regulatory approval for many reasons, including, but not limited to, the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

•	the population studied in the clinical program may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from nonclinical studies or clinical trials;

•	the data collected from clinical trials of our product candidate may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

•	the FDA may determine that we cannot rely on Section 505(b)(2) for our product candidate, in which case we may be required to conduct additional clinical trials, provide additional data and information and meet additional standards for product approval, resulting in increased time and financial resources required to obtain FDA approval for our product candidate;

•	the FDA may not grant our product candidate three years of marketing exclusivity under the United States Drug Price Competition and Patent Term Restoration Act of 1984;

•	the FDA may determine that we have identified the wrong Reference Listed Drug, or RLD, or that approval of a Section 505(b)(2) application for our product candidate is blocked by patent or non-patent exclusivity of the RLD or RLDs;

•	the FDA may require us to conduct additional clinical trials depending on the safety data from our planned future clinical trials, including our Phase 3 clinical trials for APL-130277;

•	we may be unable to demonstrate to the FDA or comparable foreign regulatory authorities that our product candidate’s risk-benefit ratio for its proposed indication is acceptable;

•	the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which we contract for clinical and commercial supplies;

•	our third-party providers may be unable to demonstrate compliance with current Good Manufacturing Practices, or cGMP, to the satisfaction of the FDA or comparable foreign regulatory authorities, which could result in delays in regulatory approval or require us to withdraw or recall products and interrupt commercial supply of our products; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in our failing to obtain regulatory approval to market our product candidate or any of our product candidates in the future, which would significantly harm our business, results of operations, and prospects.

We currently have only one product candidate, APL-130277, in clinical trials and are substantially dependent on this single product candidate. A failure of this product candidate in clinical development would adversely affect our business. If we decide to leverage success with our APL-130277 product candidate to develop other product opportunities, we may not be successful in such efforts.

APL-130277 is our only product candidate. If we were required to discontinue development of APL-130277, if APL-130277 does not receive regulatory approval, if we do not obtain our targeted indications for APL-130277 or if APL-130277 fails to achieve sufficient market acceptance for any indication, we would be delayed by many years in our ability to achieve profitability, if ever. Moreover, if we decide to leverage success with our APL-130277 product candidate to develop other product opportunities, we may not be successful in such efforts. In any such event, our business will be materially adversely affected.

If we fail to obtain regulatory approval in jurisdictions outside the United States, we will not be able to market our products in those jurisdictions.

We intend to market our product candidate, APL-130277, if approved, in international markets, including in Europe, either directly or through partnerships. Such marketing will require separate regulatory approvals in each market and compliance with numerous and varying regulatory requirements, including initial regulatory and clinical activities for European market registration. The approval procedures vary from country to country and may require additional testing that we are not required to perform to obtain regulatory approval in the United States. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval. In addition, in many countries outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that country. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize APL-130277 or any of our future products in any market. If we and/or any future partner are unable to obtain regulatory approval for APL-130277 in one or more significant foreign jurisdictions, then the commercial opportunity for APL-130277, and our financial condition, will be adversely affected.

Even if we receive regulatory approval for APL-130277 for any indication, it will be subject to ongoing regulatory review, which may result in significant additional expense. Additionally, our product, if approved, could be subject to labeling and other restrictions, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product.

Any regulatory approvals that we receive for our product candidate may also be subject to limitations on the approved indicated uses for which the product may be marketed or to conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor safety and efficacy. In addition, if the FDA or comparable foreign regulatory authorities approve our product candidate, the manufacturing process, labeling, packaging, distribution, AE reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and GCP, for any clinical trials that we conduct post-approval.

Later discovery of previously unknown problems with our approved product, including AEs of unanticipated severity or frequency, or with manufacturing operations or processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning letters, or holds on clinical trials;

•	refusal by the FDA or comparable foreign regulatory authorities to approve supplements to approved applications filed by us, or suspension or revocation of product license approval;

•	product seizure or detention, or refusal to permit the import or export of our product; and

•	injunctions or the imposition of civil or criminal penalties.

The policies of the FDA and comparable foreign regulatory authorities may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidate in the United States or foreign jurisdictions. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or not able to maintain regulatory compliance, we may lose any marketing approval that may have been obtained and we may not achieve or sustain profitability, which would adversely affect our business.

Our product candidate may cause undesirable side effects or have other properties that delay or prevent its regulatory approval or limit its commercial potential.

Undesirable side effects caused by our product candidate could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA or other regulatory authorities and potential product liability claims. Serious AEs deemed to be caused by our product candidate could have a material adverse effect on the development of our product candidate and our business as a whole. The AEs seen in clinical studies in healthy volunteers and PD patients to date reflect typical dopaminergic AEs seen with all dopaminergic medications. In particular, apomorphine, the active ingredient in our product candidate, has been associated with several safety and tolerability challenges, including nausea, vomiting, lowering of blood pressure and orthostatic hypotension (a form of low blood pressure that may cause lightheadedness or fainting). Our understanding of the relationship between APL-130277 and these events may change as we gather more information, and additional unexpected AEs may occur. As we complete additional clinical trials for our product candidate, the FDA could potentially require labeling recommending extensive physician monitoring during titration (same as with injectable apomorphine), which could adversely affect the commercial potential of our product candidate. In addition, although apomorphine has been in use for over 20 years, the long-term impact of using apomorphine in sublingual delivery form is not well understood. Although side effects exhibited by patients in our clinical trials have been limited so far, there can be no assurance that, in later clinical trials or if approved, our product candidate will not cause patients to experience unexpected side effects or expected side effects on a more severe level. Moreover, incorrect or improper use of our thin film (including if a patient swallows the film rather than allowing it to dissolve under the tongue) will result in the apomorphine drug not having its intended effect, and may result in additional unexpected side effects or AEs. While we intend to invest in physician and patient education to foster correct and proper use, there can be no assurance that our product candidate will be used correctly, and if used incorrectly, such misuse could hamper commercial adoption of our product candidate, if approved, at the rate we currently expect.

If we or others identify undesirable side effects caused by our product candidate either before or after receipt of marketing approval, a number of potentially significant negative consequences could result, including, without limitation:

•	our clinical trials may be put on hold;

•	we may be unable to obtain regulatory approval for our product candidate;

•	regulatory authorities may withdraw approvals of our product candidate;

•	regulatory authorities may require additional warnings on the label;

•	we may be required to change the way our product candidate is administered, conduct additional clinical trials or change the labeling of our product candidate;

•	we may be subject to limitations on how we may promote our product candidate;

•	a medication guide outlining the risks of such side effects for distribution to patients may be required;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our product candidate and could substantially increase commercialization costs.

Risks Related to Development and Manufacturing of Our Product Candidate and Our Reliance on Third-Parties

We rely on third-parties to supply APIs and manufacture and package our sublingual thin film formulation of apomorphine. We do not have long-term contracts with such manufacturers or suppliers.

We depend on third-party suppliers of APIs and third-party contract manufacturing organizations for all clinical supply and packaging of APL-130277, our sublingual thin film formulation of apomorphine, for use in our clinical trials. Any problems we experience with any such third-parties could delay the manufacturing of our product candidate and our clinical studies, which could harm our business and results of operations. We do not currently have a long-term manufacturing contract for our sublingual thin film formulation of apomorphine. We anticipate entering into a commercial supply agreement with ARx LLC, or ARx, under which ARx will be the majority supplier of APL-130277 with respect to the United States prior to our filing for FDA approval of APL-130277. Under our existing agreement with ARx, we have agreed to pay ARx in certain circumstances a fee based on the invoiced cost incurred by us (less the costs of the related API and packaging) if we engage a different supplier for the manufacture of APL-130277, which would make it more costly in certain circumstances for us to use a contingency supplier for APL-130277. See “Business—ARx Agreement” in this prospectus.

We receive the drug substance for use in our clinical trials of our product candidate on a purchase order basis. We may be unable to enter into long-term agreements or agreements that would provide sufficient quantities of any materials for our product candidate. Though we expect that third-party contract manufacturing organizations will be able to provide sufficient quantities of our sublingual thin film formulation of apomorphine for our Phase 3 clinical trials and for commercializing our product candidate if and when it is approved, we do not have agreements in place that guarantee the supply or the price of the materials for our product candidate, so there can be no assurance that we actually receive sufficient quantities. In particular, orders of our API, which is derived from the opium poppy, must be made with significant lead time due to limited supply of opium poppy produced for this purpose. In addition, production of our API is generally lower in priority to other opium poppy derivates, such as morphine. In the event of supply limitations, due to adverse events (including poor germination conditions or catastrophic events) or otherwise, the supply of our API may be significantly reduced. Any such decrease in the availability or significant delay in the acquisition of our API or other material could considerably delay the manufacturing of our product candidate. If we are unable to arrange for alternative third-party sources, or to do so on commercially reasonable terms or in a timely manner, we may be delayed in completing our remaining clinical trials of, obtaining regulatory approval for and commercializing our product candidate. In addition, because we do not have any control over the process or timing of the supply of the API, there is greater risk that we will not have sufficient quantities of the API at an acceptable cost or quantity, which could delay, prevent or impair our development or commercialization efforts.

Reliance on third-party manufacturers and suppliers entails risks to which we would not be subject if we manufactured and packaged our product candidate ourselves, including reliance on the third-party for regulatory compliance and quality assurance, the possibility of breach of the agreement by the third-party because of factors beyond our control (including a failure to manufacture our product candidate in accordance with our specifications) and the possibility of termination or nonrenewal of the agreement by the third-party, based on its own business priorities, at a time that is costly or damaging to us. In addition, our product candidate may compete with others for access to manufacturing facilities and capacity. There are a limited number of manufacturers that operate under cGMP regulations in the United States or elsewhere and that might be capable of manufacturing for us. We may therefore be subject to unexpected increases in the cost of our supplies or manufacture of our product candidate, which may far exceed the cost of producing a drug substance and require increased capital expenditures.

We are subject to a number of risks relating to our third-party service providers, any of which could substantially increase our costs and limit supply of our products.

If our offices or any facility of our third-party service providers, such as the CROs, contract manufacturing organizations and API suppliers that we utilize to develop and manufacture our product candidate, were to suffer an accident or a force majeure event such as major fire or explosion, major equipment failure or power failure lasting beyond the capabilities of its backup generators or other similar event, we could be materially adversely affected and any of our clinical trials could be materially delayed. Such an extended shut down may force us to procure a new research and development facility or another manufacturer or supplier, which could be time-consuming and costly. During any such period, we may be unable to receive our product candidate. For example, our API is derived from the opium poppy, which is sensitive to changes in weather and environmental conditions. Any adverse changes in such conditions or other catastrophe could significantly reduce the supply of API for our product candidate.

The process of manufacturing the active drug in our product candidate, our sublingual thin film formulation of apomorphine, is complex, highly regulated and subject to the risk of product loss due to contamination, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes or quality requirements for our product candidate could result in reduced production yields, product defects and other supply disruptions. If microbial, viral, or other contaminations are discovered in our product candidate or in the manufacturing facilities in which our product candidate is or will be made, such manufacturing facilities may need to be closed to investigate and remedy the contamination. Any adverse developments affecting manufacturing operations for our product candidate may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls, or other interruptions in the supply of our product candidate. We may also have to take inventory write-offs and incur other charges and expenses for our product candidate that fails to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives. Also, as any third-party manufacturer we engage scales up manufacturing of our product candidate, if approved, it may encounter unexpected issues relating to the manufacturing process or the quality, purity and stability of the product candidate, and it may be required to refine or alter its manufacturing processes to address these issues. Resolving these issues could result in significant delays and may result in significantly increased costs. If any of our third-party manufacturers experience significant delays or other obstacles in producing any approved product for commercial scale, our ability to market and sell any approved products may be adversely affected and our business could suffer.

Our third-party manufacturers and suppliers are subject to FDA inspection from time to time. Failure by our third-party manufacturers and suppliers to pass such inspections and otherwise satisfactorily complete the FDA approval regimen with respect to our product candidate may result in regulatory actions such as the issuance of FDA Form 483 notices of observations, warning letters or injunctions or the loss of operating licenses. Based on the severity of the regulatory action, our clinical or commercial supply of product and packaging and other services could be interrupted or limited, which could have a material adverse effect on our business. In addition, in order to obtain regulatory approval for our product candidate, our third-party manufacturers will be required to consistently produce the API used in our product candidate in commercial quantities and of specified quality on a repeated basis and document their ability to do so. This is referred to as process validation. If the third-party manufacturers are unable to satisfy this requirement, our business will be materially and adversely affected.

Furthermore, if our product candidate or any future product candidate is approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis or at commercially reasonable prices, and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our product and could lose potential revenue. It may take several years to establish an alternative source of supply for our product candidate and to have any new source approved by the FDA, the European Medicines Agency, or the EMA, or any other relevant regulatory authorities.

The ability of our third-party manufacturers and suppliers to continue manufacturing and supplying our product candidate depends on their continued adherence to cGMP regulations.

The manufacturing processes for our product candidate and API are governed by detailed cGMP regulations. Failure by third-party manufacturers, suppliers and quality operations units to adhere to established regulations or to meet a specification or procedure set forth in cGMP requirements could require that a product or material be rejected and destroyed. Adherence to cGMP regulations and the effectiveness of our quality control systems are periodically assessed through inspections of manufacturing facilities by regulatory authorities, including the FDA through its facilities inspection program. Such inspections could result in deficiency citations, which would require action to correct those deficiencies to the satisfaction of the applicable regulatory authorities. If critical deficiencies are noted or if recurrences are not prevented, we may have to recall product or suspend operations until appropriate measures are implemented. Since cGMP reflects ever-evolving standards, manufacturing processes and procedures must be regularly updated to comply with cGMP. We have limited or no control over our manufacturers’ or suppliers’ compliance with these regulations and standards. These changes may cause us to incur additional costs and may adversely impact our results of operations. For example, more sensitive testing assays (if and when they become available) may be required or existing procedures or processes may require revalidation, all of which may be costly and time-consuming and could delay or prevent the manufacturing of our product candidate. If the safety of any product candidate or API supplied is compromised due to our manufacturers’ or suppliers’ failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our product candidate and we may be held liable for any injuries sustained as a result. Any of these factors could cause a delay of clinical studies, regulatory submissions, approvals or commercialization of our product candidate, entail higher costs or impair our reputation.

If we change the manufacturers of our product candidate, we may be required to conduct comparability studies evaluating the manufacturing processes of the product candidate.

The FDA and other regulatory authorities maintain strict requirements governing the manufacturing process for medical delivery systems, such as the thin films used to deliver the apomorphine sublingually in our product candidate. For example, when a manufacturer seeks to modify or change that process, the FDA typically requires the applicant to conduct non-clinical and, depending on the magnitude of the changes, potentially clinical comparability studies that evaluate the potential differences in the product candidate resulting from the change in the manufacturing process. Delays in designing and completing a comparability study to the satisfaction of the FDA or other regulatory agencies could delay or preclude our development plans and, thereby, delay our ability to receive marketing approval, or limit our revenue and growth once our product candidate is approved. In addition, in the event that the FDA or other regulatory agencies do not accept non-clinical comparability data, we may need to conduct a study involving dosing of patients comparing the two products. That study may result in a delay of the approval or launch of our product candidate.

We rely on third-parties to conduct clinical trials for APL-130277, and if they do not properly and successfully perform their obligations to us, we may not be able to obtain regulatory approvals for APL-130277.

We have designed the clinical trials for APL-130277. However, we rely on CROs and other third-parties to assist in managing, monitoring and otherwise carrying out many of these trials. We compete with many other companies for the resources of these third-parties. There is a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. The third-parties on whom we rely generally may terminate their engagements at any time, and having to enter into alternative arrangements would delay development and commercialization of our product candidate.

The FDA and comparable foreign regulatory authorities require compliance with regulations and standards, including GCP, for designing, conducting, monitoring, recording, analyzing, and reporting the results of clinical trials to assure that the data and results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Although we rely on third-parties to conduct many of our clinical trials, they are not our employees, and we are responsible for ensuring that each of these clinical trials is conducted in accordance with its general investigational plan, protocol and other requirements. Our reliance on these third-parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities, and we cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations.

These CROs and third-parties are not our employees and we will not be able to control, other than by contract, the amount of resources, including time, which they devote to our product candidate and clinical trials. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. If these third-parties do not successfully carry out their duties under their agreements, if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to clinical trial protocols or to regulatory requirements, or if they otherwise fail to comply with clinical trial protocols or meet expected deadlines, the clinical trials of our product candidate may not meet regulatory requirements. If clinical trials do not meet regulatory requirements or if these third-parties need to be replaced, such clinical trials may be extended, delayed, suspended or terminated. If any of these events occur, we may not be able to obtain regulatory approval of our product candidate on a timely basis or at all.

We may not be successful in establishing and maintaining strategic partnerships, which could adversely affect our ability to develop and commercialize products, negatively impacting our operating results.

We continue to evaluate and, as deemed appropriate, we expect to enter into partnerships in the future when strategically attractive, with one or more pharmaceutical companies for the development and commercialization of APL-130277 in Europe, Japan and other countries. We face significant competition in seeking appropriate partners for our product candidate, and the negotiation process is time-consuming and complex. In order for us to successfully partner our product candidate, potential partners must view our product candidate as economically valuable in markets they determine to be attractive in light of the terms that we are seeking and other available products for development and commercialization or licensing by other companies. Even if we are successful in our efforts to establish strategic partnerships, the terms that we agree upon may not be favorable to us, and we may not be able to maintain such strategic partnerships if, for example, development or approval of our product candidate is delayed or sales of our approved product are disappointing. Any delay in entering into strategic partnership agreements related to our product candidate could delay the development and commercialization of our product candidate and reduce its competitiveness even if it reaches the market.

If we fail to establish and maintain strategic partnerships related to our product candidate, we will bear all of the risk and costs related to the development and commercialization of our product candidate, and we may need to seek additional financing, hire additional employees and otherwise develop expertise, such as regulatory expertise, for which we have not budgeted. This could negatively affect the development of our product candidate.

Risks Related to Commercialization of Our Product Candidate

Our future commercial success depends upon attaining significant market acceptance of our product candidate, if approved, among physicians, health care payors, patients and the medical community.

Even if we obtain regulatory approval for APL-130277, our product candidate may not gain market acceptance among physicians, health care payors (both private insurers and government programs, such as Medicare and Medicaid), patients and the medical community. Market acceptance of our product candidate, if approved, depends on a number of factors, including, without limitation:

•	the efficacy and safety of the product, as demonstrated in clinical trials, compared to other products;

•	the indications for which the product is approved and the label approved by regulatory authorities for use with the product, including any limitations or warnings that may be required on the label;

•	acceptance by physicians and patients of the product as a safe and effective treatment;

•	the cost, safety and efficacy of treatment in relation to alternative treatments;

•	improper use of the product by patients;

•	changes in the standard of care for the targeted indications for our product candidate;

•	the availability of adequate reimbursement and pricing by third-party payors and government authorities;

•	relative convenience and ease of administration, including, but not limited to, the potential need for titration in a physician’s office, the ease of opening the packaging and retrieving the thin film and the limited need to administer medication to control for any side effects such as nausea;

•	the prevalence and severity of adverse side effects; and

•	the effectiveness of our sales and marketing efforts.

Market acceptance is critical to our ability to generate significant revenue and become profitable. Our product candidate, if approved and commercialized, may be accepted in only limited capacities or not at all. If our approved product is not accepted by the market to the extent that we expect, we may not be able to generate significant revenue and our business would suffer.

The market for our product candidate may not be as large as we expect.

Our estimates of the potential market opportunity for APL-130277 include several key assumptions based on our industry knowledge, industry publications, third-party research reports and other surveys, and market research with health care providers, payors and patients. These assumptions include the prevalence and growth of PD, the percentage of patients receiving apomorphine as part of their treatment regimen, the percentage of these patients experiencing OFF episodes and the percentage of PD patients for which APL-130277 may be an effective treatment option. While we believe that our internal assumptions are reasonable, if any of these assumptions proves to be inaccurate, then the actual market for APL-130277 could be smaller than our estimates of our potential market opportunity. If the actual market for APL-130277 is smaller than we expect, our product revenue may be limited and it may be more difficult for us to achieve or maintain profitability.

In addition, final product labeling specifically lists the approved therapeutic indications, the types of patients that should be treated with the product, how frequently and for how long these patients should be treated and how treatment should be initiated. While physicians are free to use the product as they choose, we and any pharmaceutical company partner are prohibited from marketing or promoting the product outside these approved indications and uses. In addition, certain existing formulations of apomorphine outside the United States used for the treatment of OFF episodes (ApoGo, ApokinON and Apomin) are currently only indicated for advanced PD patients. Should final approved labeling differ materially from our proposed labeling, the actual market for APL-130277 could be smaller than our estimates of our potential market opportunity.

We currently have no sales and marketing staff and no product distribution network. If we are unable to establish sales and marketing arrangements, we will not be successful in commercializing our product candidate.

We do not currently have a sales or marketing infrastructure and do not have experience in the sale, marketing or distribution of pharmaceutical products. To achieve commercial success for our product candidate in the United States, Europe and other jurisdictions, we may enter into sales, marketing and distribution agreements with third-parties in respect of the commercialization of our product candidate in such jurisdictions. Entering into arrangements with third-parties to perform these services may result in lower product revenues and profitability, if any, than if we were to market, sell and distribute our product ourselves. In addition, we may not be successful in entering into arrangements with third-parties in the future to sell, market and distribute our product candidate or may be unable to do so on terms that are favorable to us. We likely will have little control over such third-parties, and any of them may fail to devote the necessary resources and attention to sell and market our product effectively.

In the future, we expect to build a focused sales and marketing infrastructure to market APL-130277 and, potentially, other product candidates in the United States, if and when they are approved. There are risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize our products on our own include:

•	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

•	our inability to effectively reach our target audience of general neurologists and movement disorder specialists;

•	the lack of adequate numbers of physicians to prescribe our product candidate, if approved, or any future products;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we do not successfully establish sales, marketing and distribution capabilities, either on our own or in collaboration with third-parties, we will not be successful in commercializing our product candidates.

Reimbursement may be limited or unavailable in certain market segments for our product candidate, which could make it difficult for us to sell our product, if approved, profitably.

In both domestic and foreign markets, sales of our product, if approved, will depend, in part, on the extent to which the costs of our product will be covered by third-party payors, such as government health programs, commercial insurance and managed health care organizations. These third-party payors decide which drugs will be covered and establish reimbursement levels for those drugs. The containment of health care costs has become a priority of governments in the United States, Europe and elsewhere as well as private third-party payors. The prices of drugs have been a focus in this effort. Governments and private third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications, which could affect our ability to sell our product, if approved, profitably. Cost-control initiatives could cause us to decrease the price we might establish for our product, if approved, which could result in lower than anticipated product revenues.

In the United States, we will need to obtain approvals for payment for our product candidate from private insurers, including managed care organizations, and from governmental health care programs including Medicare and Medicaid. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of our product candidate is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Adverse pricing limitations may hinder our ability to recoup our investment in APL-130277, even if such product candidate obtains marketing approval.

Obtaining coverage and reimbursement approval for our product candidate from a government or other third-party payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our product candidate to the payor. Further, there is significant uncertainty related to third-party payor coverage and reimbursement of newly approved drugs, including those with novel formulations such as APL-130277. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. We cannot be sure that coverage or adequate reimbursement will be available for our product candidate. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our product candidate. If reimbursement is not available or is available only to limited levels, we may not be able to commercialize our product, if approved. In addition, in the United States, third-party payors are increasingly attempting to contain health care costs by limiting access, coverage, and the level of reimbursement of new drugs. As a result, significant uncertainty exists as to whether and how much third-party payors will reimburse patients for their use of newly approved drugs, which in turn will put pressure on the pricing of drugs.

Price controls may be imposed in foreign markets, which may adversely affect our future profitability.

In some countries other than the United States, particularly member states of the European Union, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. In some countries, additional clinical research may be required to enable comparison of the cost-effectiveness of our product candidate to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If reimbursement of our product candidate is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be adversely affected.

The impact on us of health care reform legislation and other changes in the health care industry and in health care spending is currently unknown, and may adversely affect our business model.

Our revenue prospects could be affected by changes in health care spending and policy in the United States and abroad. We operate in a highly regulated industry and new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to health care availability, the method of delivery or payment for health care products and services could negatively impact our business, operations and financial condition.

There have been, and likely will continue to be, legislative and regulatory proposals and initiatives within the United States and foreign jurisdictions directed at broadening the availability of health care and containing or lowering the cost of health care. We cannot predict the initiatives that may be adopted in the future or whether initiatives that have been adopted will be repealed or modified. These legislative and/or regulatory changes may negatively impact the reimbursement for drug products, following approval, and thus affect our ability to sell our product profitably. The continuing efforts of governments, insurance companies, managed care organizations and other payors of health care services to contain or reduce costs of health care may adversely affect:

•	the demand for our product candidate if we obtain regulatory approval;

•	our ability to set a price that we believe is fair for our product candidate;

•	our ability to obtain coverage and reimbursement approval for our product candidate;

•	our ability to generate revenues and achieve or maintain profitability;

•	the level of taxes that we are required to pay; and

•	our access to capital.

Any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs that may be implemented, and/or any significant taxes or fees that may be imposed on us, as part of any broader deficit reduction effort or legislative replacement to the United States Budget Control Act, could have an adverse impact on our anticipated product revenues.

We face substantial competition, which may result in others discovering, developing or commercializing products before, or more successfully, than we do.

Our industry is highly competitive and subject to rapid and significant technological change. While we believe that our technology, knowledge, experience and scientific resources provide us with competitive advantages, we face competition from many different sources, including large pharmaceutical, specialty pharmaceutical, biotechnology and generic drug companies and academic and government institutions. These organizations may have significantly greater resources than we do and conduct similar research, seek and obtain patent protection that may impact our freedom to operate and establish collaborative arrangements for research, development, manufacturing and marketing of products that compete with our product candidate. Our commercial opportunity could be reduced or eliminated if our competitors have products that are better in one or more of these categories. Furthermore, our competitors may, among other things: develop and commercialize products that are, or are perceived to be, safer, more effective, less expensive, or more convenient or easier to administer; obtain quicker regulatory approval; establish superior proprietary positions; have access to more manufacturing capacity; implement more effective approaches to sales and marketing; or form more advantageous strategic alliances.

We believe that the main competitors for APL-130277 are therapies that can limit the occurrence of OFF episodes and other therapies for the on-demand treatment of OFF episodes. These therapies include both pharmacotherapies and invasive therapies for advanced patients such as deep brain stimulation and intestinal-infused levodopa that may be used in less advanced PD patients. Pharmacotherapies that can maintain consistent plasma concentration of levodopa over extended durations could reduce the occurrence of motor fluctuations and thus reduce the need for on-demand treatments for OFF episodes such as APL-130277. Approaches to achieve consistent levodopa plasma concentrations include new formulations of carbidopa/levodopa, a combination of levodopa and an inhibitor of DOPA decarboxylase (an enzyme found throughout the body) referred to as carbidopa, such as extended-release and intestinal infusions, and therapies that prolong the effect of levodopa. Extended-release formulations of oral and patch carbidopa/levodopa are being developed by groups including Impax Laboratories, Inc., Depomed Inc. and Neuroderm Ltd. A continuous administration of a gel-containing levodopa through a tube that is surgically implanted into the intestine is being developed by AbbVie Inc. This therapy, known as Duodopa/Duopa, is approved in the European Union and recently gained approval in the United States. Additionally, new formulations of dopamine agonist therapies (such as pramipexole and rotigotine) may be developed that can further prolong the effect of carbidopa/levodopa regimens and reduce the frequency of motor fluctuations.

If approved for the treatment of OFF episodes, APL-130277 would also compete against on-demand therapies that aim to specifically address OFF episodes, such as the levodopa capsules administered through an inhaler for the treatment of OFF episodes that are being developed by Acorda Therapeutics, Inc. If such treatment is approved before our product candidate, then such treatment could capture a large percentage of the market share for the treatment of OFF episodes and could affect the acceptance and adoption of our product candidate. At this time, an injectable formulation of apomorphine, Apokyn, which is a STADA Arzneimittel AG product distributed by U.S. Worldmeds, LLC in the United States, is the only therapy approved for the treatment of OFF episodes. Apokyn was approved for this use in the United States in 2004, and for advanced PD patients in Europe in 1993. As we complete additional clinical trials for our product candidate, if our PK data suggests that the time to ON associated with our product candidate is slower than with Apokyn, the commercialization of our product candidate could be adversely affected.

One or more of our competitors may utilize their expertise in sublingual delivery of drugs to develop and obtain approval for sublingual delivery products that may compete with APL-130277. If approved, our product candidate may face competition in the target commercial areas. The availability of our competitors’ products could limit the demand and the price we are able to charge for our product candidate that we may develop and commercialize.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain sufficient intellectual property protection for our product candidate, or if the scope of the intellectual property protection is not sufficiently broad, our ability to successfully commercialize our product candidate and compete effectively may be adversely affected.

Our success depends in large part on our ability to obtain and maintain protection with respect to our intellectual property and proprietary technology. We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to APL-130277. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage that we may have, which could harm our business and ability to achieve profitability. In particular, our success depends in large part on our ability to obtain and maintain patent protection with respect to our product candidate in the United States, Europe, Japan, and other countries. The patentability of inventions and the validity, enforceability and scope of patents in the pharmaceutical field can be uncertain because they involve complex legal and factual considerations. The standards applied by the United States Patent and Trademark Office, or USPTO, and other foreign patent offices in granting patents are not always applied uniformly or predictably, even within a given jurisdiction. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in patents. The same patent applications that we own may fail to result in issued patents in the United States, Europe, Japan, or in other countries, and if they do, such patents may not cover our product candidate in the United States, the European Union, Japan or in other countries. The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we may fail to identify patentable aspects of our research and development prior to the deadlines for taking action to obtain patent protection on such research and developments. No patentability searches have been completed nor have patentability opinions of counsel been obtained. There is no assurance that all potentially relevant prior art relating to our patents and patent applications has been found. We may be unaware of prior art that could be used to invalidate an issued patent or prevent our pending patent applications from issuing as patents. The issuance of a patent is not conclusive as to the correctness of its inventorship, ownership, priority, validity or enforceability. Therefore, even if patents do successfully issue and even if such patents cover our product candidate, third-parties may challenge their validity, enforceability or scope, and such challenges may result in such patents being narrowed or invalidated. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property, provide sufficient exclusivity for our product candidate, prevent others from designing around our claims or otherwise provide us with a competitive advantage.

Additionally, our confidentiality agreements and other contractual protections may not be adequate to protect our intellectual property from unauthorized disclosure, third-party infringement or misappropriation. We may not have adequate remedies in the case of a breach of any such agreements, and our trade secrets and other proprietary information could be disclosed to our competitors or others may independently develop substantially equivalent or superior proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technologies. ARx is a non-exclusive licensee in all fields other than generic APL-130277 applications of our patent family entitled “Sublingual Films”, of which ARx was previously a co-owner with us. Accordingly, ARx has some freedom to operate with respect to these patents. In addition, ARx is an exclusive licensee of all intellectual property generated under our agreement with ARx in all fields, in respect of other products and formulations and such license affects our use of such intellectual property and survives termination of the agreement (for further information, see “Business—ARx Agreement” in this prospectus). Additionally, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, Europe, and Japan, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals, and this could make it difficult for us to stop the infringement of our patents. Any of these outcomes could impair our ability to prevent competition from third-parties, which may have an adverse impact on our business.

If the patent applications we own with respect to our product candidate fail to issue, if their breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity, it could dissuade companies from collaborating with us. We cannot offer any assurances about which, if any, patents will issue, the breadth of any such patents or whether any issued patents will be found invalid and unenforceable or will be threatened by third-parties. Any successful challenge to these patents or any other patents owned by us could deprive us of rights necessary for the successful commercialization of our product candidate. Since patent applications in the United States, Europe, and Japan, and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to file any patent application related to our product candidate. Furthermore, if third-parties have filed such patent applications, an interference proceeding in the United States can be initiated by the USPTO or a third-party to determine who was the first to invent the subject matter covered by the patent claims of our first two families of patents and applications. In addition, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after the utility application is filed. Various extensions may be available; however, the life of a patent and the protection it affords is limited. If we encounter delays in obtaining regulatory approvals, the period of time during which we could market our product under patent protection could be reduced. Even if patents covering our product candidate are obtained, once the patent life has expired or lapsed for a product, we may be open to competition from similar or generic products. The launch of a generic version of our product in particular would be likely to result in an immediate and substantial reduction in the demand for our product, which could have a material adverse effect on our business.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the United States Leahy-Smith America Invents Act, or AIA, was signed into law. The AIA includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted, redefine what qualifies as relevant prior art, may affect patent litigation and switch the United States patent system from a “first-to-invent” system to a “first-to-file” system. The USPTO recently developed new regulations and procedures to govern administration of the AIA, and many of the substantive changes to patent law associated with the AIA, and in particular, the first-to-file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the AIA will have on the operation of our business. The AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition. Further changes to the patent laws in the United States and other jurisdictions could also diminish the value of our patents and patent applications or narrow the scope of our patent protection.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In this event, competitors might be able to enter the market earlier than would otherwise have been the case. Any loss of patent protection could have a material adverse impact on our business. We may be unable to prevent competitors from entering the market with a product that is similar to or the same as our product candidate.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors may infringe, misappropriate or otherwise violate our patents or our other intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary to enforce or defend our intellectual property rights, to protect our trade secrets and/or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. Such litigation can be expensive and time consuming, and any such claims could provoke these parties to assert counterclaims against us, including claims alleging that we infringed their patents or other intellectual property rights. Many of our current and potential competitors have the ability to dedicate substantially greater resources to litigate intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third-parties from infringing upon or misappropriating our intellectual property. Litigation could result in substantial costs and diversion of management attention and resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by or licensed to us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly, and could put any of our patent applications at risk of not issuing as a patent. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during such litigation.

Interference or derivation proceedings provoked by third-parties or brought by the USPTO or other foreign patent authorities to determine the priority of inventions or other matters of inventorship with respect to our patents or patent applications. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms, if any license is offered at all. We may also become involved in other proceedings, such as re-examination or opposition proceedings, before the USPTO, the European Patent Office, or other foreign counterparts relating to our intellectual property or the intellectual property rights of others. An unfavorable outcome in any such proceedings could require us to cease using the related technology or require us to attempt to license rights to the related technology from the prevailing party, or could cause us to lose valuable intellectual property rights. We may also become involved in disputes with others regarding the ownership of intellectual property rights. For example, where we jointly develop intellectual property with certain parties, disagreements may arise as to the ownership of the intellectual property developed pursuant to these relationships. If we are unable to resolve these disputes, we could lose valuable intellectual property rights.

Third-party claims of intellectual property infringement or misappropriation may prevent or delay our development and commercialization efforts or impact our share price.

Our commercial success depends, in part, on us not infringing the patents and proprietary rights of third-parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the pharmaceutical industry, including patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the USPTO and corresponding foreign patent offices. Numerous United States and foreign issued patents and pending patent applications owned by third-parties exist in the field in which we are developing our product candidate. As the pharmaceutical industries expand and more patents are issued, the risk increases that our product candidate may be subject to claims of infringement of the patent rights of third-parties. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our product candidate or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Demonstrating patent invalidity and/or non-infringement may be difficult. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on us. In addition, we may not have sufficient resources to bring these actions to a successful conclusion.

Third-parties may assert that we, our customers, licensees or parties indemnified by us are employing their proprietary technology without authorization or have infringed upon, misappropriated or otherwise violated their intellectual property or other rights. For example, we may be subject to claims that we are infringing the patent, trademark or copyright rights of third-parties, or that our employees have misappropriated or divulged their former employers’ trade secrets or confidential information. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidate, that we failed to identify. For example, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States remain confidential until issued as patents. Except for the preceding exceptions, patent applications in the United States and elsewhere are generally published only after a waiting period of approximately 18 months after the earliest filing, and sometimes not at all. Therefore, patent applications covering our product candidate could have been filed by others without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our product candidate or the use or manufacture of our product candidate.

If any third-party patents were held by a court of competent jurisdiction to cover aspects of our product candidate, including the materials, formulations, methods of manufacture, methods of analysis, and/or methods for treatment, the holders of any such patents would be able to block our ability to develop and commercialize our product candidate until such patent expired or unless we obtain a license from such third-party in order to use the infringing technology and continue developing and commercializing our infringing product candidate. Such licenses may not be available on commercially acceptable terms, if at all. Even if we were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property licensed to us. Ultimately, we could be prevented from commercializing our product candidate, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidate. Defending against claims of patent infringement or misappropriation of trade secrets could be costly and time consuming, regardless of the outcome. Thus, even if we were to ultimately prevail, or to settle at an early stage, such litigation could burden us with substantial unanticipated costs. In addition, litigation or threatened litigation could result in significant demands on the time and attention of our management team, distracting them from the pursuit of other company business. In the event of a successful claim of infringement against us, in addition to potential injunctive relief, we may have to pay substantial damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent, pay royalties, redesign our infringing product or obtain one or more licenses from third-parties, which may be impossible or require substantial time and monetary expenditure.

We are evaluating third-party patents and pending patent applications that may pose risks to the commercialization of APL-130277 in the U.S. and Europe. The validity of several of such third-party patents is being challenged either in the U.S. district courts, at the USPTO, or both, by multiple third-parties. We have discussed a license to certain of these third-party patents and applications, and we are evaluating whether a license to certain of these third-party patents and patent applications is desirable. Should APL-130277 ultimately be found to infringe a valid and enforceable third-party patent claim, such third-party patents could adversely impact our commercial efforts, requiring us to obtain a license from the relevant third-party patent owner in order to continue commercializing our product candidate, and such licenses may not be available on commercially reasonable terms or at all. If one or more of these third-party patents were asserted against us, we expect to vigorously contest such an action.

We may face a claim of misappropriation if a third-party believes that we inappropriately obtained and used trade secrets of such third-party. We are not aware of any material threatened or pending claims related to these matters, but in the future litigation may be necessary to defend against such claims. If we are found to have misappropriated a third-party’s trade secrets, we may be prevented from further using such trade secrets, limiting our ability to develop our product candidate, and we may be required to pay damages.

During the course of any patent or other intellectual property litigation, there could be public announcements of the results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our product candidate or intellectual property could be diminished and it could have a substantial adverse effect on the market price of our common shares. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future marketing or distribution activities.

We will not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product candidate throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as in the United States. These products may compete with our product candidate in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Confidentiality agreements with employees and third-parties may not prevent unauthorized disclosure of trade secrets and other proprietary information.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of our platform technology and discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Trade secrets can be difficult to protect. Any disclosure to, misappropriation by, or reverse engineering by third-parties of our confidential proprietary information or know-how could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements, non-disclosure and invention assignment agreements with our employees, consultants, and third-party scientific advisors, contractors and collaborators. However, we cannot be certain that such agreements have been entered into with all relevant parties, that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, or outside scientific advisors might intentionally or inadvertently disclose our trade secret information to competitors.

Enforcing a claim that a third-party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States sometimes do not protect proprietary rights such as trade secrets to the same extent or in the same manner as United States courts. Misappropriation or unauthorized disclosure of our trade secrets could impair our competitive position and may have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Business and Industry

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop our product candidate, conduct our clinical trials and commercialize our product candidate.

We are highly dependent on members of our senior management, including Anthony Giovinazzo, our President and Chief Executive Officer, Albert Agro, our Chief Medical Officer, Thierry Bilbault, our Chief Scientific Officer and Executive Vice President, CMC, Andrew Williams, our Chief Operating Officer and Chief Financial Officer, and Jordan Dubow, our Vice President, Medical Affairs. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives. Also, each of these persons may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees.

Recruiting and retaining qualified scientific, clinical, sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors, including our scientific founders, may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We may encounter difficulties in managing our growth and expanding our operations successfully.

As we seek to advance our product candidate through clinical trials and commercialization, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third-parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with one or more strategic partners, and with suppliers and other third-parties. Future growth will impose significant added responsibilities on members of management. Our future financial performance and our ability to commercialize our product candidate and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to manage our development efforts and clinical trials effectively and hire, train and integrate additional management, administrative and, if necessary, sales and marketing personnel. Due to our limited financial resources, we may not be able to accomplish these tasks, and our failure to accomplish any of them could prevent us from successfully growing our company or disrupt our operations.

Our relationships with health care professionals, institutional providers, principal investigators, consultants, customers (actual and potential) and third-party payors are, and will continue to be, subject, directly and indirectly, to Canadian and United States federal and state health care fraud and abuse, false claims, marketing expenditure tracking and disclosure, government price reporting, and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face penalties, including, without limitation, civil, criminal, and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other government health care programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of our operations.

Our business operations and activities may be directly or indirectly subject to various fraud and abuse laws, including, without limitation, the United States federal Anti-Kickback Statute and the United States False Claims Act. If we obtain FDA approval for our product candidate and begin commercializing our product candidate in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. These laws may impact, among other things, our current activities with principal investigators and research subjects, as well as proposed and future sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by the federal government and state governments in which we conduct our business. The laws that may affect our ability to operate include, but are not limited to:

•	the United States federal health care Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a United States federal health care program, such as the Medicare and Medicaid programs;

•	United States federal civil and criminal false claims laws, including the United States False Claims Act, and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other third-party payors that are false or fraudulent or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the United States government;

•	the United States Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any health care benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any health care benefit program, regardless of the payor (public or private) and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, health care benefits, items or services relating to health care matters;

•	HIPAA, as amended by the United States Health Information Technology for Economic and Clinical Health Act of 2009 and their respective implementing regulations, which impose requirements on certain covered health care providers, health plans, and health care clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization;

•	the United States federal physician self-referral law, commonly known as the Stark Law, which prohibits a physician from making a referral to an entity for certain designated health services reimbursed by Medicare or Medicaid if the physician or a member of the physician’s family has a financial relationship with the entity, and which also prohibits the submission of any claims for reimbursement for designated health services furnished pursuant to a prohibited referral;

•	the United States Physician Payments Sunshine Act, created under Section 6002 of the United States Patient Protection and Affordable Care Act, as amended by the United States Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, and its implementing regulations requires manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members, with data collection required beginning August 1, 2013 and reporting to the Centers for Medicare & Medicaid Services required by March 31, 2014 and by the 90th day of each subsequent calendar year;

•	United States federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

•	United States federal government price reporting laws, changed by the ACA to, among other things, increase the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program and offer such rebates to additional populations, that require us to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on our marketed drugs (participation in these programs and compliance with the applicable requirements may subject us to potentially significant discounts on our products, increased infrastructure costs, and potentially limit our ability to offer certain marketplace discounts);

•	the United States Foreign Corrupt Practices Act, which regulates certain financial relationships with foreign government officials (which could include, for example, certain medical professionals); and

•	U.S. state law equivalents of each of the above federal laws, such as anti-kickback, false claims, consumer protection and unfair competition laws which may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements as well as submitting claims involving health care items or services reimbursed by any third-party payor, including commercial insurers; state laws that require biotech companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to health care providers; state laws that require drug manufacturers to file reports with states regarding marketing information, such as the tracking and reporting of gifts, compensation and other remuneration and items of value provided to health care professionals and entities (compliance with such requirements may require investment in infrastructure to ensure that tracking is performed properly, and some of these laws result in the public disclosure of various types of payments and relationships, which could potentially have a negative effect on our business and/or increase enforcement scrutiny of our activities); and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

In addition, the regulatory approval and commercialization of our product candidate outside the United States will also likely subject us to foreign equivalents of the health care laws mentioned above, among other foreign laws.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reforms have strengthened some of these laws. Efforts to ensure that our business arrangements will comply with applicable health care laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other health care laws and regulations. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including, without limitation, civil, criminal, and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other state and federal government health care programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of our operations, any of which could materially adversely affect our ability to operate our business and our financial results.

We or our third-party providers may experience a security breach that could lead to the loss of critical information.

Our business is increasingly dependent on critical, complex and interdependent information technology systems, including Internet-based systems, to support business processes as well as internal and external communications. The size and complexity of our and our third-party providers’ computer systems make them potentially vulnerable to breakdown, natural disaster, malicious intrusion, malware and other cyber-attacks, which may result in the impairment of production and key business processes. In addition, our and our third-party providers’ systems are potentially vulnerable to data security breaches—whether by employees or others—that may expose sensitive data to unauthorized persons. Such data security breaches could lead to the loss of trade secrets or other intellectual property, the value of which may be contingent upon maintaining its confidentiality, or could lead to the public exposure of personal information (including sensitive personal information) of our employees, clinical trial patients, partners and others. This could require us to expend significant efforts and resources or incur significant expense to eliminate these problems and address related security concerns. Such disruptions and breaches of data security could have a material adverse effect on our business, reputation, and financial condition, could cause significant interruptions in our operations and impair our ability to conduct our business and comply with regulations during the occurrence of any such incident.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with manufacturing standards we have established, to comply with federal and state health care fraud and abuse laws and regulations, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other federal health care programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidate.

We face an inherent risk of product liability as a result of the clinical testing of our product candidate and will face an even greater risk if we commercialize our product candidate. For example, we may be sued if the product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidate. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in, without limitation:

•	injury to our reputation;

•	decreased demand for our product candidate;

•	withdrawal of clinical trial participants;

•	costs to defend the related litigations;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals, or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	the inability to commercialize our product candidate; and

•	a decline in our share price.

Failure to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of our product candidate. We currently carry product liability insurance covering our clinical trials. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. If we are unable to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims, it could prevent or inhibit the development and commercial production and sale of our product candidate, which could adversely affect our business, financial condition, results of operations and prospects.

We and our third-party contract manufacturers and suppliers must comply with environmental, health and safety laws and regulations, and failure to comply with these laws and regulations could expose us to significant costs or liabilities.

We and our third-party manufacturers and suppliers are subject to numerous and increasingly stringent environmental, health and safety laws and regulations, including those governing laboratory procedures and the use, generation, manufacture, distribution, storage, handling, treatment, remediation and disposal of hazardous materials and wastes. Hazardous chemicals, including flammable and biological materials, are involved in certain aspects of our business, and we cannot eliminate the risk of injury or contamination from the use, generation, manufacture, distribution, storage, handling, treatment or disposal of hazardous materials and wastes. In the event of contamination or injury, or failure to comply with environmental, health and safety laws and regulations, we could be held liable for any resulting damages and any such liability could exceed our assets and resources. We could also incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations. If our third-party manufacturers and suppliers fail to operate in compliance with applicable environmental, health and safety laws and regulations or properly dispose of wastes associated with our product candidate, we could be held liable for any resulting damages, suffer reputational harm or experience a disruption in the manufacture and supply of our product candidate.

Risks Related to Our Common Shares and this Offering

If we are a passive foreign investment company, or PFIC, for United States federal income tax purposes in any year, certain adverse tax rules could apply to U.S. Holders of our common shares.

Based on estimates of the composition of our income and the value of our assets, we believe that we may be a PFIC for United States federal income tax purposes for our current taxable year.

We will be classified as a PFIC for any taxable year for United States federal income tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets by value in that taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%.

PFIC status is determined annually and depends upon the composition of a company’s income and assets and the market value of its stock from time to time. Therefore, there can be no assurance as to our PFIC status for future taxable years. The value of our assets will be based, in part, on the then market value of our common shares, which is subject to change.

If we are a PFIC for any taxable year during which a U.S. Holder (as defined under “Material United States Federal Income Tax Considerations for United States Holders” in this prospectus) holds common shares, such U.S. Holders could be subject to adverse United States federal income tax consequences (whether or not we continue to be a PFIC). For example, U.S. Holders may become subject to increased tax liabilities under United States federal income tax laws and regulations, and will become subject to burdensome reporting requirements. If we are a PFIC during which a U.S. Holder holds common shares, such U.S. Holder may be able to make a “mark-to-market” election or a “qualified electing fund” election that could mitigate the adverse United States federal income tax consequences that would otherwise apply to such U.S. Holder. We will provide the information necessary for a U.S. Holder to make the qualified election; however, no assurance can be given that such information will be available for any lower-tier PFIC that we do not control. See “Material United States Federal Income Tax Considerations for United States Holders—Passive Foreign Investment Company” for additional information.

U.S. Holders are urged to consult their own tax advisers as to whether we may be treated as a PFIC and the tax consequences thereof.

We are eligible to be treated as an “emerging growth company,” as defined in the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, (1) not being required to comply with the auditor attestation requirements of Section 404 of the United States Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, as applicable, and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common shares held by non-affiliates exceeds US$700 million as of any June 30 before that time or if we have total annual gross revenue of US$1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than US$1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, as applicable. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

We do not know whether a market will develop for our common shares in the United States or what the market price of our common shares will be and, as a result, it may be difficult for you to sell your common shares.

Before this offering, we had a limited trading market for our common shares in the United States on the OTCQX International. Our common shares are also listed on the TSX in Canada. If a more robust market for our common shares does not develop in the United States or is not sustained, it may be more difficult for you to sell your common shares at an attractive price. Further, an inactive market in either Canada or the United States may also impair our ability to raise capital by selling common shares and may impair our ability to enter into strategic partnerships or acquire companies or products by using our common shares as consideration. We cannot predict the prices at which our common shares will trade. It is possible that in one or more future periods our results of operations may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of our common shares may fall.

The market price of our common shares may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our common shares will be determined by the performance of our common shares on the TSX as well as negotiations between us and the representative of the underwriters, and may not be indicative of prices that will prevail in the United States trading market. The market price of our common shares could be subject to wide fluctuations in response to many risk factors listed in this “Risk Factors” section, and others beyond our control, including, but not limited to:

•	results and timing of clinical trials of our product candidate, APL-130277;

•	results of clinical trials of our competitors’ products;

•	failure to adequately protect our intellectual property or proprietary technology;

•	pending or threatened litigation involving our intellectual property or proprietary technology or us infringing upon a third-party’s intellectual property or proprietary technology;

•	our inability to raise additional capital, or if we are able to raise capital, the terms on which we raise it;

•	commencement or termination of any licensing or other partnering arrangement;

•	regulatory actions with respect to our product candidate or our competitors’ products;

•	actual or anticipated fluctuations in our financial condition and operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments affecting us or our industry;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	sales of our common shares by us, our insiders or our other shareholders;

•	speculation in the press or investment community about us, our common shares or our industry;

•	announcement or expectation of additional financing efforts;

•	changes in accounting principles;

•	terrorist acts, acts of war or periods of widespread civil unrest;

•	natural disasters and other calamities;

•	changes in market conditions for biotechnology and pharmaceutical stocks; and

•	changes in general market and economic conditions.

In addition, the stock market has recently experienced significant volatility, particularly with respect to pharmaceutical, biotechnology and other life sciences company stocks. The volatility of pharmaceutical, biotechnology and other life sciences company stocks often does not relate to the operating performance of the companies represented by the stock. As a result of this volatility, you may not be able to sell your common shares at or above the initial public offering price, and the price of our common shares may decline even if our operating results, underlying asset values or prospects have not changed. As we operate in a single industry, we are especially vulnerable to these factors to the extent that they affect our industry or our products, or to a lesser extent our markets. Listing our common shares on the NASDAQ in addition to the TSX may increase share price volatility on the TSX and also result in volatility of the trading price on the NASDAQ because trading will be split between the two markets, resulting in less liquidity on both exchanges. In addition, different liquidity levels, volume of trading, currencies and market conditions on the two exchanges may result in different prevailing trading prices. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their share price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

A significant portion of our total outstanding common shares may be sold into the public market in the near future, which could cause the market price of our common shares to drop significantly, even if our business is doing well.

Sales of a substantial number of our common shares in the public market could occur at any time after the expiration of the lock-up agreements described in the “Underwriting” section of this prospectus. These sales, or the market perception that the holders of a large number of common shares intend to sell shares, could reduce the market price of our common shares. After this offering, we will have 11,427,691 common shares outstanding.

This includes the 4,500,000 common shares that we are selling in this offering, which may be resold in the public market immediately. Approximately 1,268,076 common shares will be able to be sold 90 days after the date of this prospectus, due to lock-up agreements between the holders of such common shares and the underwriters. However, Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters, can waive the provisions of such lock-up agreements by prior written consent and allow such shareholders to sell their common shares at any time.

As of June 16, 2015, there were 581,501 common shares subject to outstanding options that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements, the lock-up agreements, Regulation S under the United States Securities Act of 1933, as amended, or the Securities Act, and Rules 144 and 701 under the Securities Act. We intend to register all common shares that we may issue under our employee benefit plans, including our Stock Option Plan. Once we register these common shares and they are issued in accordance with the terms of the plan, they can be freely sold in the public market upon issuance, subject to the lock-up agreements and the restrictions imposed on our affiliates under Rule 144. If the options are exercised and the underlying common shares resold in the public market in the near future, the market price of our common shares may drop.

You will incur immediate and substantial dilution as a result of this offering.

If you purchase common shares in this offering, assuming a public offering price of US$14.60 per share, which is the U.S. dollar equivalent of the last reported sale price of our common shares on the TSX as set forth on the cover page of this prospectus, you will incur immediate and substantial dilution of US$6.79 per share, representing the difference between the assumed initial public offering price of US$14.60 per share and our pro forma net tangible book value per share calculated as of March 31, 2015 after giving effect to this offering. Moreover, we issued warrants and options in the past to acquire common shares at prices significantly below the assumed initial public offering price. As of June 16, 2015, there were 581,501 shares subject to outstanding options and 3,300,698 shares subject to outstanding warrants. To the extent that these outstanding options or warrants are ultimately exercised, you will incur further dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.

We have broad discretion in the use of net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from this offering, together with cash on hand of approximately US$25 million to fund our Phase 3 bridging, efficacy and safety studies and research and development overhead expenditures, to fund pre-approval commercialization efforts in the U.S. market, for initial regulatory and clinical activities for European market registration, to fund CMC-related expenses, and to fund other early stage pipeline development programs as described in “Use of Proceeds” in this prospectus. Any remaining amounts will be used for working capital and general corporate purposes, including funding the costs of operating as a public company in the United States, general and administrative expenses, capital expenditures and prosecution and maintenance of our intellectual property. Although we currently intend to use the net proceeds from this offering in such a manner, we will have broad discretion in the application of the net proceeds. Our failure to apply these funds effectively could adversely affect our ability to continue to develop and commercialize our product candidate and harm our business.

We will incur increased costs as a result of being a public company in the United States, and our management will be required to devote substantial time to United States public company compliance programs.

As a public company in the United States, we will incur significant additional legal, insurance, accounting and other expenses that we did not incur as a public company in Canada. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company in the United States, we will need to adopt additional internal controls and disclosure controls and procedures, retain a United States transfer agent, adopt a United States compliant insider trading policy and other corporate governance programs and charters and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the United States securities laws.

We intend to invest resources to comply with evolving United States laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from product development activities. If our efforts to comply with new United States laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities or third-parties may initiate legal proceedings against us and our business may be harmed. In connection with this offering, we are increasing our directors’ and officers’ insurance coverage, which will increase our insurance cost. In the future, it will be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and corporate governance, nominating and compensation committee, and qualified executive officers.

In addition, in order to comply with the requirements of being a United States public company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to our principal executive and financial officers. Any failure to develop or maintain effective controls could adversely affect the results of periodic management evaluations. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate, or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our common shares could decline. In addition, if we are unable to continue to meet these requirements, we may not be able to become and/or remain listed on NASDAQ.

We are not currently required to comply with the SEC’s rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not yet required to make a formal assessment of the effectiveness of our internal control over financial reporting under U.S. rules. Upon becoming a United States public company, we will be required to comply with certain of these U.S. rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report filed with the SEC. This assessment will need to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. We are just beginning the costly and challenging process of implementing the system and processing documentation needed to comply with such requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

We do not expect to pay any cash dividends for the foreseeable future.

You should not rely on an investment in our common shares to provide dividend income. We do not anticipate that we will pay any cash dividends to holders of our common shares in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our operations. In addition, any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common shares. Accordingly, investors must rely on sales of their common shares after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common shares.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common shares or publish inaccurate or unfavorable research about our business, our share price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common shares could decrease, which might cause our share price and trading volume to decline.

As we are a Canadian company, it may be difficult for United States shareholders to effect service on us or to realize on judgments obtained in the United States.

We are incorporated under the federal laws of Canada, most of our directors and officers are residents of Canada, and all of the experts named in this prospectus are residents of Canada, and most or all of our assets and the assets of such persons are located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon us or upon such persons who are not residents of the United States, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under United States securities laws. A judgment of a United States court predicated solely upon such civil liabilities may be enforceable in Canada by a Canadian court if the United States court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or us predicated solely upon such civil liabilities.

USE OF PROCEEDS

We estimate that the net proceeds of the sale of 4,500,000 common shares in this offering will be approximately US$60.1 million, assuming an initial public offering price of US$14.60 per share, which is the U.S. dollar equivalent of the last reported sale price of our common shares on the TSX as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional 675,000 common shares in full, we estimate that the net proceeds will be approximately US$69.3 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We had negative cash flow from operating activities of Cdn$10.4 million in 2014; and expect to have negative cash flow from operating activities in future periods. We intend to use the net proceeds of this offering, together with cash on hand of approximately US$25 million starting in the second quarter of 2015 through the first quarter of 2017 as follows:

•	approximately US$30 million to fund our Phase 3 bridging, efficacy and safety studies and research and development overhead expenditures;

•	approximately US$25 million to fund pre-approval commercialization efforts in the U.S. market;

•	approximately US$12 million for initial regulatory and clinical activities for European market registration;

•	approximately US$5 million to fund CMC-related expenses;

•	approximately US$3 million to fund other early stage pipeline development programs; and

•	the remainder for working capital and other general corporate purposes.

We are currently working with a team of thin film formulation developers, API suppliers, regulatory and intellectual property experts, neuroscientists and CNS researchers to develop and commercialize our product candidate. Clinical trials have been, and will be, managed by CROs in the United States, Europe and/or Asia. In order to develop APL-130277 in the United States, we will follow the Section 505(b)(2) regulatory pathway of the United States Federal Food, Drug, and Cosmetic Act, or FDCA. In order to reach commercial production, we will initially commercialize APL-130277 with certain specialists and neurologists, the exact timing and costs of which are difficult to predict. See “Business—Sales and Marketing” in this prospectus.

In April 2014, we completed a Cdn$25 million public offering of common shares under a short form prospectus. At the time, we stated that we expected to use approximately Cdn$7.5 million of such proceeds to fund the direct costs of the CTH-200 bridging study and CTH-300 efficacy study in 2014.

Since these two studies were not completed in 2014, the majority of the proceeds that were allocated to the CTH-200 and CTH-300 studies were not spent. These amounts were estimates made prior to having the data from the CTH-105 study, our first study in PD patients, which impacted additional internal analysis and the design of the Phase 3 clinical trials, as well as valuable input from the FDA in our end of Phase 2 meeting that we had in February 2015 following the announcement of top-line results for the CTH-105 study on November 19, 2014. Based on feedback from the FDA at the meeting, we commenced the CTH-300 study in the second quarter of 2015 and now expect to commence our CTH-200 and CTH-301 studies in the second quarter of 2015 and the third quarter of 2015, respectively. Expenditures in 2014 primarily included those related to the CTH-105 study, CMC scale-up and stability activities for the CTH-300 and CTH-301 studies, regulatory and clinical planning for the CTH-200, CTH-300 and CTH-301 studies, working capital and general corporate purposes.

As discussed under “Business—APL-130277 Clinical and Regulatory Plan” in this prospectus, the CTH-200, CTH-300 and CTH-301 studies are the principal research and development milestones that we believe will be necessary for us to advance APL-130277 and to submit an NDA under the Section 505(b)(2) regulatory pathway in 2016.

The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures depend on numerous factors, including the ongoing status of and results from our clinical trials and other studies, the progress of our preclinical development efforts and any unforeseen cash needs. As a result, our management will have broad discretion in applying the net proceeds of this offering.

Pending the use of the proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities, certificates of deposit or government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant. See “Risk Factors—Risks Related to Our Common Shares and this Offering—We do not expect to pay any cash dividends for the foreseeable future” in this prospectus.

CAPITALIZATION

The following table sets forth our cash and total capitalization as of March 31, 2015, as follows:

•	on an actual basis derived from our unaudited condensed interim consolidated financial statements as at and for the three months ended March 31, 2015; and

•	on an as adjusted basis to give effect to the issuance and sale of common shares by us in this offering at an assumed initial public offering price of US$14.60 (Cdn$18.00) per common share, which is the last reported sale price of our common shares on the TSX as set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table assumes no exercise of the underwriters’ option to purchase up to an additional 675,000 common shares and is adjusted to reflect an aggregate 16-to-one share consolidation effected on May 15, 2015.

You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other consolidated financial information contained in this prospectus.

	As of March 31, 2015
	Actual	As Adjusted
	(in Canadian dollars)
Cash	$36,661,012	$111,991,012
Liabilities:	$2,431,677	3,664,677
Shareholders’ equity:
Common Shares, no par value; unlimited shares authorized, actual and as adjusted; 6,894,464 shares issued and outstanding, actual; 11,394,464 shares issued and outstanding, as adjusted	$58,407,376	$132,504,376
Equity reserves
Warrants	$12,188,765	$12,188,765
Share-based payments	$3,011,706	$3,011,706
Deficit	$(37,605,084)	$(37,605,084)
Total shareholders’ equity	$36,002,763	$110,099,763
Total capitalization	$36,002,763	$110,099,763

The foregoing table excludes as of March 31, 2015:

•	332,769 common shares issuable upon the exercise of outstanding options at a weighted average exercise price of Cdn$12.22 per share;

•	356,677 common shares reserved for future issuance under our Stock Option Plan; and

•	3,333,951 common shares issuable upon the exercise of warrants at a weighted average exercise price of Cdn$11.94 per share.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. The statements we make regarding the following matters are forward-looking by their nature and are based on certain of the assumptions noted below:

•	our beliefs regarding the advantages of APL-130277 and assumptions that others will share such beliefs;

•	our expectations regarding the commercialization of APL-130277, including effectiveness of targeted sales efforts and the education of members of our target market such as doctors, patients and payors and our assumption that such persons will prescribe or use our product once they understand the benefits;

•	our belief that the opportunity for APL-130277 outside the United States for PD patients is substantial;

•	our beliefs regarding the main competitors for APL-130277;

•	our belief that there is an unmet medical need and market opportunity for APL-130277;

•	our expectations regarding regulatory approval in the United States and in other jurisdictions, including the indications approved for our label for APL-130277, and timing thereof;

•	our expectation that APL-130277 will be able to follow the regulatory pathway set forth in Section 505(b)(2);

•	our plan to timely commence and/or complete remaining trials and studies as required by the FDA and other regulators, including our Phase 3 clinical trials and studies;

•	our belief that the current manufacturing capabilities of our partners are sufficient to support the remaining clinical trial needs and commercial launch of our product candidate;

•	our beliefs regarding frequency, types and severity of OFF episodes;

•	our assumption that two-thirds of patients that suffer OFF episodes suffer at least one OFF episode per day;

•	our expectations that our U.S. and foreign patents will not expire early or prematurely;

•	our ability to successfully protect our intellectual property;

•	our expectations regarding future capital needs and funding requirements and our assumption relating to current and future costs; and

•	our ability to otherwise successfully develop APL-130277 and any other product candidates we may develop in the future.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the following risks, which are discussed in further detail under “Risk Factors” in this prospectus:

•	our expectation of incurring substantial operating losses for the foreseeable future and inability to achieve or sustain profitability;

•	our inability to obtain necessary financing and capital may delay, limit, reduce or terminate our product development or commercialization efforts;

•	the failure of APL-130277 or any other product candidate in clinical development;

•	our dependence on our sole product candidate APL-130277;

•	our inability to obtain regulatory approval for our product candidates or delays in regulatory reviews or in our current or future clinical trials;

•	labeling and other restrictions on our product if approved, including incurrence of penalties for failure to comply with such restrictions;

•	undesirable side effects or AEs or other properties of our product candidate;

•	inability of our third-party manufacturers and suppliers to continue to manufacture and supply our product candidate and comply with cGMP;

•	our inability to enter into or retain long-term contracts with manufacturers or suppliers;

•	substantial increases in our costs or limitations of the supply of our product due to risks related to our third-party service providers;

•	the proper and successful performance of third-parties’ obligations to conduct clinical trials;

•	our inability to establish and maintain strategic partnerships;

•	our inability to attain significant market acceptance of our product candidate, if approved, among physicians, health care payors, patients and the medical community;

•	the size of the market for our product candidate being smaller than we anticipated;

•	our inability to establish sales and marketing arrangements;

•	limited or unavailability of third-party reimbursements for our product candidate and foreign market price controls;

•	change in health care reform legislation, the health care industry and in health care spending;

•	substantial competition in our industry and target markets;

•	risks related to protecting our intellectual property and proprietary information and not infringing upon the intellectual property rights of others;

•	our inability to attract and keep senior management and key scientific personnel;

•	our inability to manage our growth and expand operations successfully;

•	our failure to comply with Canadian, foreign and U.S. federal and state health care fraud and abuse, false claims, marketing expenditure tracking and disclosure, government price reporting, and health information privacy and security laws;

•	security breaches and our loss of critical information and misconduct of our employees;

•	product liability lawsuits and other lawsuits; and

•	failure to comply with environmental, health and safety laws and regulations by us and our third-party contract manufacturers and suppliers.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Forward-looking statements made in a document incorporated by reference in this prospectus are made as at the date of the original document and have not been updated by us except as expressly provided for in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results or to changes in our expectations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Each prospective investor should read the following in conjunction with the “Prospectus Summary—Summary Consolidated Financial Information” section of this prospectus, and our audited consolidated financial statements for the years ended December 31, 2014 and 2013 and our unaudited condensed interim consolidated financial statements for the three months ended March 31, 2015, which are contained elsewhere, and are incorporated by reference, in this prospectus. Our consolidated financial statements have been prepared in accordance with IFRS, as issued by the IASB. The forward-looking statements in this discussion regarding our industry, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties, as described in the “Risk Factors” and “Caution Regarding Forward-Looking Statements” sections of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements. Each prospective investor should read this discussion completely and with the understanding that our actual future results may be materially different from what we expect.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations presents information contained in our documents publicly disclosed in Canada and, in particular, information contained in our management’s discussion and analysis for the three months ended March 31, 2015, and our management’s discussion and analysis for the year ended December 31, 2014, which are incorporated by reference in this prospectus.

Overview

We are a specialty CNS pharmaceutical company developing and preparing to commercialize a Phase 3, fast-acting, easy-to-use, sublingual thin film for the on-demand turning ON of debilitating OFF episodes associated with PD. PD is a chronic, progressive neurodegenerative disease characterized by motor symptoms including tremor at rest, rigidity and impaired movement as well as significant non-motor symptoms such as cognitive impairment and mood disorders. The re-emergence of PD symptoms is referred to as an OFF episode. We recently successfully completed a Phase 2 clinical trial for our product candidate, APL-130277, a sublingual formulation of apomorphine hydrochloride, or apomorphine. Apomorphine is the only molecule approved for acute, intermittent treatment of OFF episodes for advanced PD patients, but is currently only approved as a subcutaneous injection in the United States. APL-130277 is a “turning ON” medication designed to rapidly, safely and reliably convert a PD patient from the OFF to the ON state while avoiding many of the issues associated with subcutaneous delivery of apomorphine. It is designed to convert all types of OFF episodes, including morning OFF episodes, often considered the most difficult to treat. We have initiated our Phase 3 clinical program for APL-130277, relying on the abbreviated Section 505(b)(2) regulatory pathway in the United States, and we intend to submit an NDA in 2016.

Since our inception in 2004, we have devoted substantially all of our resources to business planning, capital raising and identifying and developing our product candidates, preparing to conduct clinical studies of our product candidates, providing general and administrative support for these operations and protecting our intellectual property. We have funded our operations primarily through the public and private placements of common shares and warrants, the exercise of warrants, and the issuance of secured debentures. From our inception, we have received net proceeds of approximately Cdn$67.4 million from such transactions. As of March 31, 2015, we had cash in the amount of Cdn$36.7 million.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We expect our expenses will increase substantially in connection with our ongoing activities, as we:

•	continue the development of our APL-130277 product candidate, including conducting planned and future clinical trials;

•	continue to engage third-party providers to supply to manufacture our clinical study materials and to develop large-scale manufacturing capabilities;

•	seek regulatory approvals for our product candidate in the United States, Europe and other jurisdictions;

•	add personnel, including personnel to support our product development and future commercialization of APL-130277 in the United States;

•	add operational, financial and management information systems;

•	maintain, leverage and expand our intellectual property portfolio; and

•	operate as a public company in the United States.

We are a clinical stage company and have not generated any revenue. We have incurred significant losses and negative cash flows from operations since our inception. As of March 31, 2015, we had a deficit accumulated of Cdn$37.6 million and we expect to continue to incur significant losses for the foreseeable future. We expect our research and development and general and administrative expenses to continue to increase substantially for the foreseeable future and, as a result, we will need additional capital to fund our operations, which we may obtain through one or more public or private equity or debt financings, or other sources such as potential licensing or partnership arrangements.

On March 31, 2015, we announced the completion of a private placement of 1,377,467 common shares at Cdn$15.23 per share for gross proceeds of Cdn$20,981,579. The financing was led by funds associated with OrbiMed, Aisling Capital and Venrock, with participation from various other institutional investors, including existing shareholders Broadfin Capital, Sphera Funds Management, Pura Vida Investments, DAFNA Capital Management and Dexcel Pharma Technologies Ltd./Dexxon Holdings Ltd. Dexcel Pharma Technologies Ltd./Dexxon Holdings Ltd., a significant shareholder of Cynapsus, subscribed for 271,381 common shares having an aggregate subscription price of Cdn$4,133,684.

See “Summary Consolidated Financial Information” in this prospectus for summary consolidated financial information for the three month periods ended March 31, 2015 and 2014 and the fiscal years ended December 31, 2014 and 2013.

Review of Operating Results – Three Months Ended March 31, 2015

Loss and Loss Per Share

For the three months ended March 31,

	2015 (Cdn$)	2014 (Cdn$)	Cdn$ change in 2015	% change in 2015
Loss	5,094,432	1,210,272	3,884,160	320.9
Basic and diluted loss per share	0.97	0.49	0.48	98.0

Net loss for the three months ended March 31, 2015 exceeded the loss for the three months ended March 31, 2014 due mainly to higher research and development program costs related to the APL-130277 program, higher personnel costs with the number of staff increasing from eight to 17 people, higher professional fees, investor relations and shareholder relations costs, higher share-based compensation expenses and acquisition milestone share-based payment.

Basic loss per share is calculated using the weighted average number of shares outstanding during the period. As a result of losses in the respective periods, there is no dilutive loss per share calculation.

The weighted average number of shares outstanding for the three months ended March 31, 2015 was 5,233,766 (2014 – 2,466,198).

Research and Development, or R&D

For the three months ended March 31,

	2015 (Cdn$)	2014 (Cdn$)	Cdn$ change in 2015	% change in 2015
Salaries, benefits and bonuses	374,527	27,250	347,277	1,274.4
Other R&D	2,496,574	421,442	2,075,132	492.4
Total R&D	2,871,101	448,692	2,422,409	539.9

R&D expenses for the three months ended March 31, 2015 were substantially higher than for the three months ended March 31, 2014 due to increased activity associated with the APL-130277 program. Expenditures increased as a result of increases in salaries and benefits associated with additional staff, consulting, formulation development, packaging development, patent protection, analytics, and scale-up CMC work for APL-130277.

Operating, General and Administrative, or OG&A

For the three months ended March 31,

	2015 (Cdn$)	2014 (Cdn$)	Cdn$ change in 2015	% change in 2015
Salaries, benefits, bonuses and board fees	451,504	345,516	105,988	30.7
Other OG&A	1,326,646	612,847	713,799	116.5
Total OG&A	1,778,150	958,363	819,787	85.5

OG&A costs for the three months ended March 31, 2015 were higher than for the comparable period due mainly to increases in salaries and benefits associated with the addition of new staff, investor and public relations activities, professional fees, increases in employee base salaries, and travel costs.

Other Expenses (Recoveries)

For the three months ended March 31,

	2015 (Cdn$)	2014 (Cdn$)	Cdn$ change in 2015	% change in 2015
Share-based payments	274,068	17,076	256,992	1,505.0
Amortization of intangible assets	11,969	14,746	(2,777)	(18.8)
Depreciation of property, plant and equipment	8,287	659	7,628	1,157.5
Acquisition milestone share-based payment	1,500,000	—	1,500,000	100.0
Unrealized foreign exchange (gain) loss	(1,182,432)	22,898	(1,205,330)	(5,263.9)
Recovery on scientific research	(30,000)	(10,000)	(20,000)	200.0
Research grant	(127,710)	(239,969)	112,259	(46.8)
Interest income net of interest expense and related charges	(9,001)	(2,193)	(6,808)	310.4

Under the terms of the amended Adagio Share Purchase Agreement, we are required to pay the former shareholders contingent consideration upon the completion of certain operational milestones. On March 11, 2015, we announced the results of our end of Phase 2 meeting with the FDA, which triggered a milestone payment to former Adagio shareholders of 69,962 newly issued common shares. The fair value of these shares, in the amount of Cdn$1,500,000, was recorded as an expense during the three months ended March 31, 2015.

Foreign exchange gains for three months ended March 31, 2015 were Cdn$1,182,432 compared to a loss of Cdn$22,898 in the three months ended March 31, 2014 due to unrealized gains on significantly higher U.S. dollar cash balances on hand at March 31, 2015, combined with a strengthening of the U.S. dollar, compared to March 31, 2014. As at March 31, 2015, we had cash of Cdn$30,635,493 denominated in U.S. dollars, compared to Cdn$253,039 as at March 31, 2014.

Share-based payments increased to Cdn$274,068 for the three months ended March 31, 2015 from Cdn$17,076 for the three months ended March 31, 2014, as compensation expense was recognized over the vesting period for stock options previously granted.

Research grants for the three months ended March 31, 2015 represent the final installment of the second The Michael J. Fox Foundation for Parkinson’s Research, or MJFF, grant received, while research grants recognized in the three months ended March 31, 2014 relate to amounts previously deferred from the first MJFF grant. MJFF grants were awarded to support clinical research activities and have been recognized in accordance with IFRS.

Review of Operating Results – Fiscal Year Ended December 31, 2014

Loss and Loss Per Share

For the year ended December 31,

	2014 (Cdn$)	2013 (Cdn$)	Cdn$ change in 2014	% change in 2014
Loss	10,818,587	4,433,287	6,385,300	144.0
Basic and diluted loss per share	2.56	2.05	0.51	24.9

Net loss for the year ended December 31, 2014 exceeded the loss for the year ended December 31, 2013 due mainly to higher research and development program costs related to the APL-130277 program, higher personnel costs with the number of staff increasing from eight to 17 people, higher professional fees, investor relations and shareholder relations costs, and higher share-based compensation expenses.

Basic loss per share is calculated using the weighted average number of shares outstanding during the year. As a result of losses in the respective years, there is no dilutive loss per share calculation.

The weighted average number of shares outstanding for the year ended December 31, 2014 was 4,231,885 (2013 – 2,167,054).

Research and Development

For the year ended December 31,

	2014 (Cdn$)	2013 (Cdn$)	Cdn$ change in 2014	% change in 2014
Salaries, benefits and bonuses	685,487	83,509	601,978	720.9
Other R&D	5,507,680	1,578,314	3,929,366	248.9
Total R&D	6,193,167	1,661,823	4,531,344	272.7

The increase in R&D expense for the year ended December 31, 2014 compared to December 31, 2013 was primarily attributed to higher costs associated with the APL-130277 program. Increased expenditures included hiring new staff, consulting, formulation development, analytics, toxicology, and API related to clinical studies and scale-up CMC work for APL-130277.

Operating, General and Administrative

For the year ended December 31,

	2014 (Cdn$)	2013 (Cdn$)	Cdn$ change in 2014	% change in 2014
Salaries, benefits, bonuses and board fees	1,707,238	1,266,111	441,127	34.8
Other OG&A	3,298,863	1,554,824	1,744,039	112.2
Total OG&A	5,006,101	2,820,935	2,185,166	77.4

OG&A costs for the year ended December 31, 2014 were higher than the comparable year due mainly to increases in salaries and benefits associated with the hiring of new staff, investor and public relations activities, professional, legal and listing fees incurred in connection with our uplisting to the TSX, increases in employee base salaries, and travel costs. In addition, there were consulting fees associated with commercial assessments and studies of APL-130277 during the year ended December 31, 2014.

Other Expenses (Recoveries)

For the year ended December 31,

	2014 (Cdn$)	2013 (Cdn$)	Cdn$ change in 2014	% change in 2014
Share-based payments	975,627	516,274	459,353	89.0
Amortization of intangible assets	58,986	58,986	—	—
Depreciation of property, plant and equipment	16,131	2,050	14,081	686.9
Foreign exchange (gain) loss	(691,578)	44,520	(736,098)	(1,653.4)
Recovery on scientific research	(91,717)	(44,232)	(47,485)	107.4
Research grant	(694,628)	(424,187)	(270,441)	63.8
Other income	—	(2,200)	2,200	100.0
Severance and prior years’ bonuses	—	762,103	(762,103)	(100.0)
Debenture accretion and interest costs	—	187,975	(187,975)	(100.0)
Gain on debenture exchange	—	(1,153,000)	1,153,000	(100.0)
Loss on disposal of property, plant and equipment	—	1,325	(1,325)	(100.0)
Loss on impairment of intangible asset	94,449	—	94,449	100.0
Other interest (income) expense and related charges	(47,951)	915	(48,866)	(5,340.5)

There were several one-time transactions that occurred during the year ended December 31, 2013, which did not recur during the year ended December 31, 2014. Primarily, on March 1, 2013, debentures were exchanged for our common shares and warrants, resulting in a gain of Cdn$1,153,000, and the elimination of further accretion and interest expenses associated with the debentures. The gain on the exchange of debentures for our common shares and warrants was recorded due to the Cdn$4,030,244 carrying value of debt instruments extinguished exceeding the fair value of our common shares and warrants issued in exchange. In addition, specific severance and bonus accruals that were triggered upon completion of the March 2013 short form prospectus offering did not recur in 2014.

Foreign exchange gains for the year ended December 31, 2014 were higher than the year ended December 31, 2013 due to unrealized gains on significantly higher U.S. dollar cash balances on hand at December 31, 2014, combined with a strengthening of the U.S. dollar, compared to December 31, 2013. As at December 31, 2014, we had cash of Cdn$12,370,423 in U.S. dollars, compared to Cdn$253,050 at December 31, 2013.

Research grants for the year ended December 31, 2014 consist of amounts relating to previously deferred receipts from the first MJFF grant in addition to amounts received in 2014 relating to the second MJFF grant, and were recognized in accordance with IFRS.

During the year ended December 31, 2014, we recognized an impairment loss on an intangible asset. We had previously licensed to another research and development company patented technologies associated with our previous drug development candidate. On December 31, 2014, due to the emphasis by the licensee on a different product line in their development pipeline, and a lack of any progress on the licensed project, we reviewed the carrying value of the intangible asset for potential impairment. We determined that there are no expected future cash flows attributable to this asset and recorded an impairment charge of Cdn$94,449 to write down the carrying value of the intangible asset to zero.

Income Taxes

Our management uses estimates when determining deferred income taxes. These estimates are used to determine the recoverability of tax loss carry forward amounts, research and development expenditures and investment tax credits. Significant judgment is required regarding our future profitability to be able to recognize deferred taxes. Changes in market conditions, changes in tax legislation, patent challenges and other factors, including the approval or launch of generic versions of our products, could adversely affect the ongoing value of deferred taxes. The carrying amount of deferred income tax assets is reassessed at each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to utilize all or part of the deferred income tax assets. Unrecognized deferred income tax assets are reassessed at each reporting period and are recognized to the extent that it is probable that there will be sufficient taxable profits to allow all or part of the asset to be recovered.

We had approximately Cdn$26,316,000 of non-capital losses as at December 31, 2014, which under certain circumstances can be used to reduce the taxable income of future years. We currently have not recognized any deferred income tax assets with respect to these balances.

Liquidity and Capital Resources

Since inception, our cash requirements have been financed primarily through issuances of securities and secured debentures. We anticipate future funding requirements to be met primarily through additional securities issuances, debentures, research and development tax credits, other potential sources of government funding, grants from foundations that support PD research, or a combination of the above.

The development of pharmaceutical products is a process that requires significant investment. We expect to incur significant R&D expenses, including expenses related to completing Phase 3 clinical trials, NDA submission with the FDA, commercialization studies, and preparation for a U.S. product launch. We also expect that our general and administrative expenses will increase in the future as we add infrastructure, including personnel costs, investor relations activities and professional fees.

Our future capital requirements will depend on a number of factors, including the continued progress of our R&D for our APL-130277 product candidate, the timing and outcome of clinical trials and regulatory approvals, payments received or made under licensing or other collaborative agreements, if any, the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, defending against patent infringement claims, the acquisition of licenses or technologies, the status of competitive products and our success in developing and maintaining markets for our product candidate, if approved.

Our cash balance was Cdn$36,661,012 at March 31, 2015 compared to Cdn$17,448,497 at December 31, 2014. Accounts payable and accrued liabilities as at March 31, 2015 was Cdn$2,431,677 compared to Cdn$3,080,631 at December 31, 2014.

Our cash and cash equivalents balance was Cdn$17,448,497 at December 31, 2014 compared to Cdn$2,289,046 at December 31, 2013. Accounts payable and accrued liabilities as at December 31, 2014 were Cdn$3,080,631 compared to Cdn$2,315,082 at December 31, 2013.

Based on our current operating plan, we believe that the net proceeds we receive from this offering, together with our existing cash, will be sufficient to fund R&D and OG&A overhead expenditures, complete Phase 3 clinical studies and CMC requirements for an NDA in the United States in 2016, continue to prepare for commercial launch of APL-130277 in the U.S. market in late 2017, commence initial regulatory, clinical and commercial activities for European market registration, and initiate other early stage pipeline development programs.

There are a significant number of warrants and options outstanding, some of which are in-the-money and may provide future sources of capital. As at March 31, 2015, we had 899,069 warrants outstanding with an exercise price of Cdn$9.20, which, if exercised, could result in gross proceeds to us of approximately Cdn$8,271,435. Also, as at March 31, 2015, we had 2,402,356 warrants outstanding with an exercise price of Cdn$12.96, which, if exercised, could result in gross proceeds to us of approximately Cdn$31,134,534.

Operating Activities

For the three months ended March 31, 2015, our operating activities used cash of Cdn$5,689,901 compared to Cdn$1,676,386 in the three months ended March 31, 2014. The increase is primarily attributed to the resumption of expenditures that were constrained in the prior years due to lack of financial resources. Cash used in operating activities for the three months ended March 31, 2015 reflects the net loss of Cdn$5,094,432 for the three months ended March 31, 2015, adjusted for non-cash items including share-based payments, amortization of intangible assets, depreciation of property, plant and equipment, changes in non-cash working capital (including prepaid expenses and other current assets, and accounts payable and accrued liabilities), acquisition milestone share-based payment and unrealized gain on foreign exchange.

For the year ended December 31, 2014, our operating activities used cash of Cdn$9,990,841 compared to Cdn$4,182,839 in the year ended December 31, 2013. The increase is primarily attributed to the resumption of expenditures that were constrained in the prior years due to lack of financial resources. Cash used in operating activities for the year ended December 31, 2014 reflects the net loss of Cdn$10,818,587 for the year ended December 31, 2014, adjusted for non-cash items including share-based payments, amortization of intangible assets, depreciation of property, plant and equipment, changes in non-cash working capital (including prepaid expenses and other current assets, accounts payable and accrued liabilities, and deferred grant proceeds) and unrealized gain on foreign exchange.

Investing Activities

For the three months ended March 31, 2015, we purchased Cdn$133,146 of computer equipment and leasehold improvements, compared to nil in the three months ended March 31, 2014.

For the year ended December 31, 2014, we purchased Cdn$260,224 of furniture and computer equipment, compared to Cdn$11,442 in the year ended December 31, 2013.

Financing Activities

For the three months ended March 31, 2015, our net financing activities generated cash of Cdn$23,853,130, compared to Cdn$669,266 for the three months ended March 31, 2014. During the first quarter of 2015, we raised Cdn$20,981,579 through a private placement of common shares, less transaction costs of Cdn$1,468,029. In addition, during the three months ended March 31, 2015, we generated Cdn$4,253,874 in proceeds from the exercise of warrants, and Cdn$85,706 in proceeds from the exercise of share-based payments, while in the three months ended March 31, 2014, we generated Cdn$724,495 in proceeds from the exercise of warrants.

For the year ended December 31, 2014, our net financing activities generated cash of Cdn$24,718,938, compared to Cdn$6,432,926 for the year ended December 31, 2013. During 2014, we raised Cdn$25 million through a short form prospectus offering in Canada of units, less transaction costs of Cdn$2,159,764, compared to Cdn$7,317,536 raised, less transaction costs of Cdn$667,186, in the year ended December 31, 2013. In addition, during the year ended December 31, 2014, we generated Cdn$1,758,584 in proceeds from the exercise of share purchase warrants, and Cdn$120,118 in proceeds from the exercise of stock options, while in the year ended December 31, 2013, we used Cdn$217,424 as a partial repayment of debentures.

Effect of Exchange Rate Changes

For the three months ended March 31, 2015, the effect of exchange rate changes on cash was Cdn$1,182,432 as result of the Canadian dollar weakening relative to the U.S. dollar. As at March 31, 2015, we had cash of Cdn$30,635,493 and accounts payable and accrued liabilities of Cdn$878,796 denominated in U.S. dollars (December 31, 2014 - Cdn$12,370,423 and Cdn$1,539,496, respectively).

Commitments and Contingent Liabilities

As at March 31, 2015, we had R&D and other service contract commitments, as well as minimum future payments under operating leases for the periods presented as follows:

	Less than 1 year (Cdn$)	1 - 2 Years (Cdn$)	Total (Cdn$)
Purchase Obligations	2,150,000	137,000	2,287,000
Operating Leases	110,000	18,000	128,000
Total Contractual Obligations	2,260,000	155,000	2,415,000

Subsequent to March 31, 2015, we entered into additional research and development contracts, resulting in additional purchase obligations of Cdn$1,422,000 within one year. As a result, our total current purchase obligations as at May 7, 2015 are Cdn$3,709,000.

Of the total purchase obligations, one consulting contract contains a change of control clause in which, subject to certain conditions, we agreed to pay the vendor an amount equal to fees based on the minimum billable hours for the remainder of the agreement term. As a triggering event has not taken place, these contingent payments have not been recognized in our financial statements. We do not have a practicable estimate for the expected value of this contingent liability due to the nature of the triggering event. As at March 31, 2015, the maximum amount of any contingent liability, based on a remaining term of 15 months, was Cdn$535,000, which was included in the amount of unrecognized purchase obligations.

We are a party to certain management contracts for our executive officers. Minimum management contract termination commitments remaining under the agreements, for termination without cause, are approximately Cdn$1,252,325 and are all payable within one year.

On December 22, 2011, we completed the acquisition of 100% of the outstanding common shares of Adagio and certain indebtedness of Adagio, which we refer to as the Transaction. The Transaction was structured as a share exchange with Adagio shareholders receiving newly issued common shares of Cynapsus in exchange for all of the issued and outstanding shares of Adagio. On January 28, 2015, we and the former Adagio shareholders, who are substantially represented by key management and therefore are related parties, signed an amendment to the Adagio Share Purchase Agreement to better reflect the contemplated agreement between the parties. Adagio shareholders are entitled to a payment of Cdn$2,500,000 conditional upon the successful completion of the APL-130277 final safety study, to be satisfied by the issuance of common shares at a deemed value equal to the 30 day volume weighted average trading price, or VWAP, immediately prior to the first public announcement of the results of such study. This study had not been started as of March 31, 2015. The VWAP of the common shares may not be less than the “discounted market price” as defined in the policies of the TSX.

Our President and Chief Executive Officer was also a director, officer and majority shareholder of Adagio. To satisfy our board of director’s fiduciary duties and to appropriately manage the related party transaction, our board of directors appointed an independent special committee of our board of directors with independent legal counsel. In addition, the special committee of our board of directors retained an independent registered financial advisor registered with the Financial Industry Regulatory Authority, Inc., or FINRA, to provide a fairness opinion. We also obtained minority shareholder approval.

As a condition of the MJFF grant agreement, we are required to support further PD research by making up to US$1,000,000 in contributions to MJFF conditional on future sales of APL-130277.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Significant Accounting Judgments, Estimates and Assumptions

A summary of significant accounting policies is included in Note 6 of our audited consolidated financial statements for the year ended December 31, 2014. Critical accounting estimates require our management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Actual outcomes could differ from these estimates. Changes in our management’s accounting estimates can have a material impact on our financial results. Our significant accounting judgments, estimates and assumptions are included in Note 5 of our audited consolidated financial statements for the year ended December 31, 2014 and are also described below.

The estimates and underlying assumptions are reviewed on a regular basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. The areas involving a higher degree of judgment or complexity, or areas where the assumptions and estimates are significant to the financial statements were the same as those applied to our consolidated financial statements as at and for the year ended December 31, 2014.

Intangible assets

We estimate the useful lives of intangible assets from the date they are available for use in the manner intended by our management and periodically review the useful lives to reflect our management’s intent about developing and commercializing the assets. Our management also estimates their recoverability to assess if there has been an impairment. The amounts and timing of recorded expenses for amortization and impairments of intangible assets for any period are affected by these estimates. The estimates are reviewed at least annually and are updated if expectations change as a result of technical or commercial obsolescence, generic threats and legal or other limits to use. It is possible that changes in these factors may cause significant changes in the estimated useful lives of our intangible assets in the future.

Share-based payments

Our management determines costs for share-based payments using market-based valuation techniques. The fair value of the market-based and performance-based share awards are determined at the date of grant using generally accepted valuation techniques. Assumptions are made and judgments are used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price, expected dividend yield, future employee turnover rates and future employee stock option exercise behaviors and corporate performance. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates.

Financial Risk Management

In the normal course of business, we are exposed to a number of financial risks that can affect our operating performance. These risks include: credit risk, liquidity risk and market risk. Our overall risk management program and prudent business practices seek to minimize any potential adverse effects on our financial performance. There were no changes in our approach to risk management during the three months ended March 31, 2015.

Credit risk

Our cash balance is on deposit with a Canadian chartered bank. We have no significant concentration of credit risk arising from operations. Our management believes that the credit risk concentration with respect to these financial instruments is remote.

Liquidity risk

Our approach to managing liquidity risk is to ensure that we will have sufficient liquidity to meet liabilities when due. As at March 31, 2015, we had cash of Cdn$36,661,012 and prepaid expenses and other current assets of Cdn$828,186 (December 31, 2014 - Cdn$17,448,479 and Cdn$269,779, respectively) to settle current liabilities of Cdn$2,431,677 (December 31, 2014 - Cdn$3,080,631). Our accounts payable and accrued liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.

Market risk

(a) Interest rate risk

We had a cash balance of Cdn$36,661,012 as at March 31, 2015. Our current policy is to invest excess cash in a business savings account and investment-grade short-term deposit certificates issued by our banking institutions. We periodically monitor the investments we make and are satisfied with the credit ratings of our banks. We consider interest rate risk to be minimal as investments are short-term.

(b) Foreign currency risk

Our functional and presentation currency is the Canadian dollar and all amounts in our condensed interim consolidated financial statements are expressed in Canadian dollars, unless otherwise noted. Most purchases are transacted in Canadian dollars. We fund the majority of research and development expenses in the United States from our U.S. dollar bank account held in Canada and certain expenses in Europe on a cash call basis using the Euro converted from our Canadian dollar bank accounts held in Canada. Our management believes the foreign exchange risk derived from currency conversions is not significant and therefore we do not hedge our foreign exchange risk. As at March 31, 2015, we had cash of Cdn$30,635,493 and accounts payable of Cdn$878,796 denominated in U.S. dollars (December 31, 2014 - Cdn$12,370,423 and Cdn$1,539,496, respectively). A plus or minus 10% change in foreign exchange rates could affect our net loss by approximately Cdn$3,000,000.

(c) Price risk

We are exposed to price risk with respect to API prices used in research and development activities. We monitor API prices in the United States, Europe and Asia to determine the appropriate course of action to be taken by us. Our management believes that the price risk concentration with respect to API is minimal.

(d) Fair value

IFRS require that we disclose information about the fair value of our financial assets and liabilities. Fair value estimates are made at the statement of financial position date based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties in significant matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

Cash is classified as loans and receivables, which is measured at amortized cost. Accounts payable and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost.

The carrying amounts for cash and accounts payable and accrued liabilities on the consolidated statement of financial position approximate fair value because of the short term of these instruments.

Disclosure Controls and Internal Control Over Financial Reporting

We conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. The evaluation was conducted under the supervision and with the participation of management, including our President and Chief Executive Officer, and Chief Operating Officer and Chief Financial Officer, as of December 31, 2014. Based on the evaluation, our President and Chief Executive Officer, and Chief Operating Officer and Chief Financial Officer, concluded that such disclosure controls and procedures—as defined in Canada under National Instrument 52-109—Certification of Disclosure in Issuers’ Annual and Interim Filings, are effective as at December 31, 2014.

It should be noted that while our disclosure controls and procedures are designed to provide a reasonable level of assurance of achieving their objectives, our Chief Executive Officer and Chief Financial Officer do not expect that our disclosure controls and procedures or internal control over financial reporting will prevent all errors and fraud. A control system, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

There were no changes in our internal control over financial reporting during the period ended March 31, 2015 that materially affected or are reasonably likely to materially affect our internal control over financial reporting.

BUSINESS

Overview

We are a specialty CNS pharmaceutical company developing and preparing to commercialize a Phase 3, fast-acting, easy-to-use, sublingual thin film for the on-demand turning ON of debilitating OFF episodes associated with Parkinson’s disease, or PD. PD is a chronic, progressive neurodegenerative disease characterized by motor symptoms including tremor at rest, rigidity and impaired movement as well as significant non-motor symptoms such as cognitive impairment and mood disorders. The re-emergence of PD symptoms is referred to as an OFF episode. We recently successfully completed a Phase 2 clinical trial for our product candidate, APL-130277, a sublingual formulation of apomorphine hydrochloride, or apomorphine. Apomorphine is the only molecule approved for acute, intermittent treatment of OFF episodes for advanced PD patients, but is currently only approved as a subcutaneous injection in the United States. APL-130277 is a “turning ON” medication designed to rapidly, safely and reliably convert a PD patient from the OFF to the ON state while avoiding many of the issues associated with subcutaneous delivery of apomorphine. It is designed to convert all types of OFF episodes, including morning OFF episodes, often considered the most difficult to treat. We have initiated our Phase 3 clinical program for APL-130277, relying on the abbreviated Section 505(b)(2) regulatory pathway in the United States, and we intend to submit an NDA in 2016.

PD is the second most common neurodegenerative disease worldwide. Over one million people in the United States and between four and six million people worldwide suffer from PD. There is no known cure or disease modifying treatment currently available for PD. Current medications and treatments only control the major symptoms of the disease, with most drugs becoming less effective over time as the disease progresses. PD results from the death of cells that produce dopamine, a neurotransmitter critical for movement. Current drugs and therapies either aim to supplement dopamine levels in the brain, mimic the effect of dopamine in the brain by stimulating dopamine receptors, referred to as dopamine agonists, or prevent the enzymatic breakdown of dopamine, prolonging its effect. The standard of care for the treatment of symptoms of PD remains oral levodopa, a drug approved nearly 50 years ago. While oral levodopa is efficacious, there are significant challenges for physicians in creating a dosing regimen of oral levodopa that consistently maintains levodopa levels within a patient’s therapeutic range. Over time, the response to levodopa becomes less reliable and less predictable. As a result, the majority of PD patients experience OFF episodes despite taking PD medications.

OFF episodes are thought to occur when brain dopamine levels fall below a critical threshold to sustain relatively normal motor function, or ON. It can be a period of time when a patient’s PD medication is not working adequately to alleviate the patient’s PD symptoms, when the medication has a delayed effect or does not work at all. When experiencing an OFF episode, a PD patient is unable to perform simple daily tasks such as eating, bathing and dressing, thus becoming increasingly dependent on caregivers. OFF episodes are considered one of the greatest unmet medical needs facing PD patients. We believe the current addressable market for our product candidate, APL-130277, in the United States alone is approximately 400,000 patients.

There are four main types of OFF episodes; however, all are the result of insufficient dopamine in the brain. Regardless of OFF type, it has been demonstrated that on average more than two-thirds of a patient’s OFF time is actually spent waiting to turn ON after having taken levodopa. Current treatment options, other than apomorphine, consist of increasing the frequency of levodopa dosing or adding adjunctive PD medication, but these approaches do not address most of the OFF time (waiting to turn ON) and only can alleviate some of the end of dose wearing OFF. Apomorphine is currently the only approved acute, intermittent treatment to turn patients ON and provide rapid relief from OFF episodes (Apokyn in the United States and ApoGo, ApokinON or Apomin outside the United States). Apomorphine is the most potent and fast-acting of all the dopamine agonists, which are used to stimulate dopamine receptors in place of naturally released dopamine, with similar efficacy to levodopa. No other dopamine agonist is potent enough to turn a levodopa-requiring patient from the OFF state to the ON state in which normal motor function is restored. Apomorphine is currently only available in the United States as a subcutaneous injection. Injectable apomorphine is painful to use, and administration is complex and inconvenient, requiring in excess of 15 steps. It is difficult for a PD patient to use while they are in the OFF state, and often requires administration by a caregiver. The injection may also cause scarring (nodules), irritation and injection site reactions. As a result, despite its highly efficacious profile, the adoption of injectable apomorphine has been limited.

APL-130277 is a “turning ON medication” designed to quickly and easily address all types of OFF episodes in PD patients, including morning OFF episodes, regardless of the stage of disease. APL-130277 is apomorphine administered orally as a sublingual thin film that the patient inserts under his or her tongue. It is designed to dissolve over the course of a few minutes, allowing apomorphine to rapidly enter the blood stream. We have studied APL-130277 in approximately 110 healthy volunteers and patients in five clinical studies. The most recent results from our Phase 2 clinical trial in PD patients met both the primary and secondary endpoints demonstrating a clinically meaningful improvement in motor function as early as 10 minutes and converting patients to full ON in as quickly as 15 minutes, with a durable effect lasting through 90 minutes. The study also demonstrated that APL-130277 treatment was safe and well-tolerated and has a safety profile comparable to all other dopamine agonists and levodopa. The sublingual delivery avoids the injection-related AEs and the difficulty of use associated with the approved reference product, Apokyn. Our Phase 3 program is also designed to allow for a more favorable prescribing label compared to Apokyn’s. The suitability of the sublingual thin film form to deliver an API to overcome challenges associated with sub-optimum delivery systems (including painful subcutaneous injections) has been well established with a number of thin film pharmaceutical products already commercialized in the United States. APL-130277 is designed to be easily administered and useable anywhere, anytime, generally with little or no assistance required, and is designed to make apomorphine accessible to all PD patients suffering from OFF episodes.

We retain global commercialization rights to APL-130277. In the United States, we expect to build sales and marketing infrastructure to commercialize APL-130277 ourselves. We believe that a targeted sales effort of approximately 100 sales representatives will enable us to effectively market APL-130277 to high-prescribing general neurologists and approximately 1,200 movement disorder specialists in the United States. We believe a sales force of this size can reach these physicians to provide for a robust commercial adoption of APL-130277. In addition, we intend to invest in education of both doctors and patients to foster widespread adoption of APL-130277. Outside the United States, we may choose to partner with companies that have the necessary expertise to develop and commercialize APL-130277.

We have a substantial patent portfolio, including issued and pending patent applications in the United States and certain other jurisdictions that cover APL-130277 and its use in the treatment of PD. We also rely on significant know-how for the creation of an optimal and functional sublingual apomorphine strip system that combines key mechanical, chemical reaction and PK attributes.

Our Vision and Strategy

Our vision is to build a specialty CNS pharmaceutical company focused on identifying, developing and commercializing therapeutics for CNS diseases, with a current focus on PD.

Key elements of our strategy to achieve our vision include:

•

Obtain regulatory approval for APL-130277. We are pursuing the development and approval of APL-130277 under Section 505(b)(2) of the FDCA, which allows for an abbreviated approval path with the FDA by relying on the prior approval of Apokyn, which uses the same drug substance (apomorphine) as APL-130277. Apokyn is the only medication approved by the FDA to rapidly treat OFF episodes. We will conduct two pivotal Phase 3 clinical trials (an efficacy trial of 12 weeks and an open label safety trial of six months), and a healthy volunteer bioavailability study comparing a dose of APL-130277 to a dose of apomorphine through a subcutaneous injection. We initiated our pivotal efficacy study in the second quarter of 2015, and anticipate initiating the safety study and the healthy human volunteer study thereafter. If successful, we intend to file for regulatory approval in the United States in 2016.

•	Build the organizational infrastructure to commercialize APL-130277 in the United States. Over the next twelve months, we intend to invest in the education of doctors, patients and payors to increase awareness and understanding of our product candidate’s profile, which we believe will foster significant adoption of APL-130277 upon launch. We plan to commercialize APL-130277 initially with approximately 100 specialty sales representatives who will promote APL-130277 to high-prescribing general neurologists and approximately 1,200 movement disorder specialists in the United States. We believe a sales force of this size can reach these physicians to provide for a robust commercial adoption of APL-130277. In addition, we are focused on patient advocacy and currently have an established business relationship with the MJFF.

•	Maximize the value of APL-130277 outside the United States, which could include enlisting partners to help us develop and commercialize our product candidate. With three to five million PD patients outside the United States, we believe the opportunity outside the United States for APL-130277 for all PD patients is substantial and we may choose to pursue this opportunity through partnerships and collaborations with third-parties. We are currently undertaking the necessary steps to secure European regulatory approval by completing the required clinical studies.

•	Optimize and expand manufacturing capabilities. We have outsourced clinical and commercial-scale manufacturing to ensure that we have flexible large scale capabilities without a significant investment in infrastructure. APL-130277 is currently manufactured in the United States by ARx, a subsidiary of Adhesives Research in Glenrock, Pennsylvania. ARx is a leader in thin film formulation development and manufacturing and is a pioneer of this type of dosage form for delivery of APIs. ARx has the ability and resources to manufacture thin films at commercial scale. We will also seek to qualify a European-based supplier to manufacture commercial quantities of thin films as an additional manufacturing partner in both the United States and Europe. We believe that the current manufacturing capabilities of our partner are sufficient to support the commercial launch of our product candidate.

•	Leverage our expertise to identify additional opportunities for APL-130277 and other product opportunities. We are evaluating additional product opportunities within the CNS field, including exploring the use of APL-130277 in Restless Leg Syndrome, or RLS, a neurological disorder characterized by unpleasant sensations in the legs and an uncomfortable, overwhelming urge to move them. The current treatment for RLS involves the use of dopamine agonists. We believe one potential benefit of APL-130277 over existing treatments for RLS, if approved, would be its rapid onset of action.

Background

PD Overview

PD is a chronic, progressive neurodegenerative disease that results from the death of certain neurons in an area of the brain called the substantia nigra that controls movement. These neurons are responsible for producing dopamine, an essential brain signalling chemical, or neurotransmitter, that enables smooth, coordinated movements of both voluntary and involuntary muscles throughout the body. The lack of dopamine in patients with PD renders them unable to regulate motor control, producing characteristic symptoms including tremor at rest, rigidity (stiffness), slowness of movement (bradykinesia) and impaired balance and walking, as well as significant non-motor disturbances, including mood disorders, sleep impairment, fatigue, bowel and bladder dysfunction and dementia. By the time of PD diagnosis, approximately 60% to 80% of the dopamine producing cells have died. The onset of symptoms and speed of progression of disease differs for each patient afflicted with the disease. Initially, a patient may have little motor impairment; however, as the disease progresses, motor function and the severity of PD symptoms gradually worsens until a patient is no longer able to perform normal daily tasks such as eating, bathing and dressing.

While the cause of PD remains undetermined, the effects of PD have a devastating impact on the lives of patients and their families, impairing the ability of patients to work or care for themselves, leading to an increased reliance on caregivers and long-term care in their homes or in specialized facilities. More than one million people in the United States and an estimated four million to six million people globally suffer from PD with prevalence increasing with the aging of the population. The debilitating effects of PD result in a significant economic burden for patients, caregivers and the healthcare system in general.

Current PD Treatment Approaches and Inherent Limitations

There is no cure or disease modifying treatment currently available for PD. Current treatment strategies are focused on the management and reduction of the major symptoms of the disease and related disabilities, with treatment becoming less effective over time as the disease progresses. The standard of care regimen for the symptomatic treatment of PD is levodopa, which was the first drug approved specifically for PD nearly 50 years ago. Levodopa is mostly administered orally in combination with a peripheral dopamine decarboxylase inhibitor, usually carbidopa, in order to increase the amount of levodopa that enters the brain, and to decrease the frequency of dopamine-related side effects (namely, nausea, dizziness, orthostatic hypotension). Levodopa improves motor function as long as it produces dopamine levels in the brain that remain within an individual’s therapeutic range. Carbidopa/levodopa is initially given three times a day, but its frequency of administration increases as the disease progresses. Carbidopa/levodopa must be started at the lowest dose and titrated slowly with changes on a weekly basis in order to lessen the occurrence of dopamine-related AEs.

Levodopa, however, has several limitations relating to its chemical structure, oral delivery and the motor dysfunction in PD patients:

•	Levodopa has a short half-life, which decreases as the disease progresses, resulting in the need for higher and more frequent dosing;

•	Levodopa must be actively absorbed, or transported, through the gastrointestinal tract into the bloodstream. The ability of levodopa to reach its specific absorption site is dependent on its ability to move reliably through the gastrointestinal tract. PD patients have slowed gastric motility and erratic emptying resulting in fluctuating and unpredictable levels of levodopa in the bloodstream; and

•	Gastrointestinal transport is also frequently slowed by meals, decreasing the amount of levodopa that can be absorbed when it is given orally near mealtime. Additionally, in the specific portion of the gastrointestinal tract where this transport occurs, levodopa competes with food (specifically amino acids in food) for active transport.

As a result of these challenges, patients are unable to predictably and reliably count on existing medications or therapies to keep themselves in their therapeutic range and to treat their PD symptoms. Despite efforts by physicians to continually optimize and individualize patients’ regimens, the unreliability of oral levodopa results in episodes of unexpected and often rapid return of PD symptoms. The re-emergence of PD symptoms is referred to as an OFF episode. OFF episodes are thought to occur when brain dopamine levels fall below a critical threshold to sustain relatively normal motor function, or ON. It can be a period of time when a patient’s PD medication is not working adequately to alleviate the patient’s PD symptoms, when the medication has a delayed effect, or does not work at all. On the other hand, excessive levels of dopamine in the brain can cause dyskinesias, or extra, involuntary movements. As the graphic below depicts, as the disease progresses, a PD patient’s therapeutic window narrows and levodopa becomes less effective resulting in increased severity and duration of OFF episodes and ON time with dyskinesia.

Narrowing Therapeutic Window Over Time

OFF episodes can be unpredictable or predictable and in some cases episodes may be preceded by non-motor symptoms such as pain, tingling, sweating, and anxiety, which can alert patients that motor-impairing symptoms are returning. OFF episodes are generally categorized into the following four main types, as shown in the below diagram, which illustrates one patient’s response to levodopa over the course of a day.

Unreliable Clinical Response to Levodopa

Source: Based on data and research by Dr. Fabrizio Stocchi.

(1)	Morning OFF Episodes. Morning OFF episodes occur after patients take their last dose of dopaminergic drugs late in the evening prior to retiring for the night. After a full night of sleep, the patient has little or no dopaminergic drug left in the brain. As a result, the patient is OFF and has only a small reserve of dopaminergic stimulation. This results in a significant delay in the response to the first morning dose of levodopa or other PD medication, which is also referred to as morning akinesia. This delayed response is unpredictable, and a PD patient cannot rely on the onset of levodopa in the morning. Impaired gastric motility and erratic gastric emptying in PD patients generally delay levodopa absorption or cause it to not occur at all. Morning OFF episodes are considered the most debilitating OFF episodes and the most difficult to treat and to convert to ON.

(2)	Delayed ON, Partial ON or Dose Failure. Delayed ON occurs when a patient takes a dose of levodopa, but does not achieve ON in the usual time frame. To the patient, it appears that the dose has not worked. A partial ON occurs when a patient experiences some improvement in motor function but not enough to be able to perform their daily activities. A dose failure occurs if the patient does not experience any response to the dose of levodopa. A delayed ON, partial ON or dose failure may occur for a number of reasons. Oral delivery of levodopa requires the drug to be actively absorbed through the gastrointestinal tract into the blood stream. The gut contains dopaminergic neurons that can become depleted of dopamine. When this occurs, the gut fails to function normally, resulting in delayed, limited or no absorption of the dose. These OFF episodes are also difficult to convert to ON and do not respond to adjunctive PD medications.

(3)	End of Dose Wearing OFF Episodes. End of dose wearing OFF episodes are the most common type of OFF episodes. With PD progression, levodopa’s effect decreases in duration. Eventually, levodopa is not fully effective between doses, which causes a patient to go OFF ahead of the next levodopa dose. These OFF episodes occur in a relatively predictable fashion following each dose of levodopa.

(4)	Unpredictable OFF Episodes. These OFF episodes occur without warning when the patient is in the ON state and at unexpected times. The goal of levodopa therapy is to maintain a constant blood level of levodopa that is expected to result in a constant supply of levodopa to the brain and, therefore, a constant level of dopamine and dopaminergic stimulation. However, the brain does not use dopamine at a constant rate. Changes in activity level or changes in mood such as agitation or anxiety result in an increased use of dopamine. The brain then depletes the reserves of dopamine, and more time is required to rebuild that dopamine deficit. As a result, a patient in the ON state can unexpectedly and suddenly turn OFF when their normal PD medications are typically effective.

OFF episodes can have a tremendous negative impact on patients’ daily lives. The potential for unexpected loss of motor function or the unpredictable onset of benefit of one’s PD medications can result in patients’ avoidance of certain social settings and hinder performance of simple daily tasks such as eating, bathing and dressing. Further, a patient’s varying consumption of dopamine from variable “daily stresses” as well as the loss of dopaminergic cells, exacerbates the frequency, duration and severity of OFF episodes. As the disease progresses, patients are often forced to leave the workforce and become increasingly dependent on caregivers. In a survey by the German Parkinson’s Association, it was found that OFF episodes and specifically, early morning akinesia, or morning OFF episodes, were the two most significant symptoms suffered by PD patients and the only two symptoms reported as “very important” by more than half of the patients surveyed. Other studies have shown that all types of OFF episodes have a significant negative impact on health-related quality of life in PD patients.

Addressing OFF Episodes

The management of OFF episodes and the need to rapidly and reliably turn patients ON is a significant unmet medical need. The variability associated with oral administration of levodopa results in nearly all PD patients experiencing OFF episodes, despite being on individually optimized regimens that are intended to keep patients within their therapeutic range. Patients simply cannot rely on oral levodopa to produce the same motor improvement at the same time from dose to dose so levodopa is unable to function to rapidly reverse the course of an evolving OFF episode or to improve or eliminate the symptoms experienced during an OFF episode.

Many attempts have been made to create formulations of levodopa that can address the unreliability of oral administration and reduce the occurrence of OFF episodes. These approaches, which include using controlled release formulations, effervescent tablets and chemical modification of levodopa, have been unable to fully address the challenge of achieving predictable and rapid transport across the gastrointestinal tract. Delivery of levodopa through the skin, or transdermally, has so far been unsuccessful in part due to poor skin permeability of levodopa thus requiring large amount of levodopa to produce therapeutic effect through this route. An additional approach that has been approved in the United States and European Union for advanced patients who suffer from severe motor fluctuations despite optimized oral treatment utilizes a continuous administration of levodopa through a tube surgically implanted into the intestine. While this can be effective, it is very intrusive, requires a surgical procedure and brings with it both short-term and long-term complications related to the tubing and pump required for administration. Most dopamine agonists, which stimulate the dopamine receptors in place of naturally released dopamine, are less efficacious than levodopa, and may be limited by side effects related to stimulation of the subset of dopamine receptors that are more likely to result in impulse control disorders (such as compulsive gambling and compulsive sexual behavior). Drugs that inhibit the enzymatic breakdown of dopamine, such as catechol-o-methyl-transferase, or COMT, inhibitors, and monoamine oxidase Type B, or MAO-B, inhibitors are also limited in their effect due to the reduced levels of dopamine in the brain of the patient. Despite best medical manipulation, patients still suffer six or more hours of OFF time a day, likely representing multiple daily OFF episodes. Even after invasive, interventional treatments, such as deep brain stimulation or Duodopa/Duopa, patients still have two to three hours of OFF time daily and still have a need for medications that can convert them quickly to reduce their OFF episodes. The manipulation of levodopa as well as the addition of other PD medications only has marginal improvement on wearing OFF, cannot turn a patient from the OFF state to the ON state and has no effect on morning OFF, delayed ON, dose failure or sudden OFF. Studies have shown that two-thirds of OFF time is due to waiting to turn ON. Therefore, as these approaches are limited in efficacy, highly invasive and do not address the majority of OFF (waiting to turn ON), the majority of PD patients experiencing OFF episodes are still in great need of an easy-to-use and safe solution to rapidly and reliably convert them from the OFF state to the ON state so they can manage their day-to-day motor fluctuations.

Currently, the only approved on-demand treatment to rapidly turn a patient ON and relieve OFF episodes is a self-administered, subcutaneous injection of apomorphine, which is sold in approximately 40 markets worldwide. Apomorphine is a dopamine agonist that works to mimic the effect of dopamine in the body by binding to dopamine receptors. Although it is called apomorphine, it is not a narcotic and has no analgesic or addictive properties. Since the 1960s, apomorphine has been shown to be effective in treating PD symptoms. An injectable form of apomorphine was developed in the 1990s to treat advanced PD patients suffering from motor fluctuations. Apomorphine is currently marketed as an injection in the United States under the trade name Apokyn, and outside the United States as ApoGo, ApokinON or Apomin.

Apomorphine is the most potent of all the dopamine agonists, and has similar efficacy to levodopa. Phase 3 data for Apokyn demonstrated a 17 point UPDRS Part III (which is a widely-used scale to evaluate the efficacy of PD treatments) improvement compared to placebo at 20 minutes for PD patients presenting in a morning OFF state. It is the fastest acting of all PD medications and the only dopamine agonist that can be used to rapidly turn patients from OFF to ON. Unlike other dopamine agonists, apomorphine generally acts on dopamine receptors that are less likely to lead to impulse control disorders. Types and frequency of dopaminergic AEs, such as nausea and orthostatic hypotension, are similar to other dopamine agonists and levodopa.

Apomorphine in the injection form is administered together with an antiemetic (trimethobenzamide in the United States and domperidone outside the United States) to decrease the risk of developing nausea. A recent double-blind study conducted by U.S. WorldMeds, LLC demonstrated that trimethobenzamide is only needed for approximately the first eight weeks of treatment as patients develop passive adaptation to any potential nausea associated with apomorphine. Apomorphine has been approved since 2004 and has over 10 years of safety data demonstrating that dopaminergic-related AEs, such as nausea and orthostatic hypotension, are comparable to every other approved dopamine agonist as well as various levodopa formulations.

However, there are a number of significant limitations with apomorphine as it is currently delivered. Apomorphine is currently only available as a subcutaneous injection, which can be very painful. The injection may cause scarring (nodules), irritation and injection site reactions. Furthermore, the current subcutaneous injection is complex and is inconvenient to administer, requiring in excess of 15 steps, including requiring patients to manually select their predetermined dosage on the subcutaneous injector. This can be particularly troublesome for a PD patient who is experiencing an OFF episode and may have limited motor function. Numerous studies have demonstrated that patient would prefer an oral route of administration compared to an injection.

Since the early 1990s, several groups have unsuccessfully attempted to reformulate apomorphine to avoid the injection route, including attempts to develop drug products delivered via nasal, inhaled, sublingual tablet and transdermal routes. Apomorphine cannot be formulated for oral ingestion because swallowing results in almost complete inaction as a result of liver metabolism.

Our Solution

Our product candidate, APL-130277, is an easy-to-administer, sublingual thin film formulation of apomorphine. It is a “turning ON” medication designed to rapidly, safely and reliably convert a patient from the OFF to the ON state and treat all types of OFF episodes, including morning OFF episodes. Our unique packaging is specifically designed to allow most patients, even while OFF, to open the packaging and self-administer the thin film. When patients are OFF or begin to experience the onset of an OFF episode, they simply peel open the packaging, remove the thin film and place it under their tongue, as illustrated in the figure below. The thin film dissolves over the course of a few minutes, allowing the apomorphine to enter into the blood stream quickly.

The sublingual thin film delivery of apomorphine avoids the normal gastrointestinal route of delivery used by most PD medications. This route is impaired as a result of the underlying PD effect on gastric motility. In addition, the oral ingestion of apomorphine is further compromised as 95% to 98% is metabolized via extensive sulfination in the liver, rendering it completely ineffective at doses required for treating PD. We believe that the sublingual thin film oral mucosa delivery of apomorphine avoids both of these mitigating barriers.

Further, some data suggests that the oral mucosal route of delivery for drugs targeting the CNS is more optimal than other routes (such as parenteral), for potentially more rapid and efficient access to the brain. As a result, we believe that sublingual delivery of apomorphine may reach the brain more quickly and more efficiently than subcutaneous apomorphine.

We believe APL-130277 has the following advantages:

•	as a “turning ON medication” that has demonstrated a clinically meaningful improvement in motor function as early as 10 minutes and converted patients to full ON in 15 minutes;

•	it has a demonstrated durable effect lasting through 90 minutes, the last point measured;

•	it is designed to address all types of OFF episodes, including morning OFF episodes, at all stages of the disease;

•	it delivers apomorphine, the only approved fast-acting dopamine agonist for the on-demand treatment of OFF episodes for PD patients;

•	as a thin film, it is designed to be easily administered and used anytime and anywhere with little or no assistance;

•	our unique packaging is specifically designed to allow patients, even while OFF, to open the packaging and self-administer the thin film;

•	our sublingual delivery method provides a plasma concentration profile of apomorphine that reduces the severity and frequency of dopaminergic AEs seen with injectable delivery of apomorphine, while maintaining efficacy and also avoiding local irritation; and

•	it was demonstrated to be safe and well-tolerated in our trials.

According to the National Parkinson’s Foundation, there are over one million people with PD in the United States and approximately 50,000 to 60,000 new PD patients are diagnosed annually. The number of PD patients is expected to increase substantially due to the aging of the baby boomer population.

Our target market consists of PD patients who suffer at least one OFF episode per day. A 2014 paper by A. Rizos, et al found that approximately 60% of PD patients suffer morning OFF episodes. We believe that nearly all patients that suffer morning OFF episodes suffer other types of OFF episodes. However, not all patients that suffer OFF episodes suffer OFF episodes daily. Therefore, we further estimate that two-thirds of the approximately 600,000 patients that experience OFF episodes suffer at least one OFF episode every day, resulting in an addressable population of approximately 400,000 patients.

Based on academic research and third-party surveys conducted on our behalf, we believe that of these 400,000 patients in the United States, approximately 20% are mild (experiencing one OFF episode per day), approximately 55% are moderate (experiencing two OFF episodes per day), and approximately 25% are advanced (experiencing three or more OFF episodes per day).

A number of other academic papers and research cite data that suggests OFF episodes may be significantly more prevalent. A recent MJFF survey of 3,000 patients with PD found that 90% suffer OFF episodes, 65% suffer at least two hours OFF daily, and 22% experience over four daily hours of OFF time. In addition, based on academic research, incidence of PD is expected to double by 2030 in Western Europe’s and the world’s most populous nations.

APL-130277 Preclinical and Clinical Data Overview

We have completed one pre-clinical hamster cheek pouch irritability study, four PK studies in healthy volunteers, and a Phase 2 study in PD patients. In our Phase 2 study, APL-130277 provided rapid, clinically meaningful improvement in motor function for PD patients in the OFF state, which was sustained through 90 minutes. There were robust and clinically meaningful changes in Movement Disorders Society UPDRS Part III (a newer version of the UPDRS Part III scale), or MDS-UPDRS Part III, scores. The most common AEs were mild or moderate and commonly associated with dopaminergic medications. We met with the FDA in an end of Phase 2 meeting in February 2015, and have received guidance on completing the APL-130277 NDA registration package to be filed under the Section 505(b)(2) pathway. Based on the FDA’s feedback, we will commence a bridging study and a safety study shortly, and we have commenced an efficacy study. We plan to submit an NDA to the FDA in 2016, with expected approval in 2017.

CTH-103

CTH-103 was a single-center, Phase 1 study that evaluated the PK profile, safety and tolerability of two doses of APL-130277 compared to subcutaneous apomorphine in healthy volunteers. One cohort consisting of 13 volunteers received a single dose of APL-130277 10 mg, followed by a dose of subcutaneous apomorphine 2 mg the subsequent day. The other cohort consisting of 14 volunteers received a single dose of APL-130277 15 mg followed by a dose of subcutaneous apomorphine 3 mg on the subsequent day.

The PK results demonstrated that APL-130277 had a comparable PK profile to that of subcutaneous apomorphine. However, APL-130277 demonstrated a more rounded peak, lower maximal concentration and less steep rise to maximal concentration compared to subcutaneous apomorphine, leading to less dopaminergic AEs. This was evident as a higher incidence of nausea and vomiting was reported when subjects were given the subcutaneous apomorphine versus APL-130277. Additionally, there was a higher incidence of related AEs and more severe AEs with subcutaneous apomorphine compared to APL-130277. The only severe AE, seizure, was seen with subcutaneous apomorphine 3 mg. APL-130277 was demonstrated to be safe and well-tolerated and no subjects discontinued treatment with APL-130277 due to an AE. The following graph illustrates mean plasma concentration with subcutaneous versus sublingual apomorphine.

Mean Plasma Concentration With Subcutaneous Versus Sublingual Apomorphine

CTH-104

CTH-104 was a single-center, Phase 1 study that evaluated the PK profile, safety and tolerability of a single dose of APL-130277 25 mg in healthy volunteers. Eleven subjects were dosed with APL-130277 25 mg and two with placebo.

PK results demonstrated dose proportionality to lower doses and the PK curve remained rounded. The AEs reported were mild to moderate in severity with no serious AEs. Compared to healthy volunteers, PD patients have impaired dopaminergic function, which will result in a much lower rate of AEs at this dose compared to healthy volunteers. The following graph illustrates mean apomorphine plasma concentration with APL-130277 25 mg.

CTH-105

In November 2014, we completed the CTH-105 Phase 2 open-label multicenter study in which APL-130277 was assessed in 19 patients with PD who experienced OFF episodes, with a total duration of at least two hours of OFF episodes daily. All 19 patients in the study were historically responsive to levodopa and had to have predictable OFF episodes in the morning upon awakening. Patients were not allowed to take their first dose of levodopa and other PD medications in the morning and presented to the clinic in a morning OFF state, which is one of the most difficult to convert and maintain in an ON state. Patients confirmed to be in the OFF state were then given escalating doses of APL-130277, starting at 10 mg and increasing up to 30 mg in 5 mg increments, until a full ON was achieved, as documented by study staff, the patient and a clinician assessment. Patients could be dosed up to two times a day over three days. The MDS-UPDRS Part III score was measured pre-dose and at 15, 30, 45, 60 and 90 minutes after APL-130277 administration. The MDS-UPDRS Part III is a widely-used scale that combines a clinician’s evaluation on a 5-point scale of several motor functions, including movement, speech, tremor, posture and gait. MDS-UPDRS Part III is commonly used as the primary endpoint in clinical trials evaluating the efficacy of PD treatments. Those patients who converted from OFF to full ON subsequently received the same dose of APL-130277 to confirm the effect. All patients were pre-medicated for three days with the anti-emetic trimethobenzamide which was continued for the duration of this study. The mean age was 61.5 years, the average Hoehn and Yahr score (a commonly used system for describing how PD symptoms progress) was 2.2 (with a range of 1 to 3), the mean number of daily OFF episodes was 3.9 (with a range of 1 to 7) and the mean number of classes of PD medications was 3 (with a range of 1 to 5). In addition, the study involved 14 men and 5 women, the mean daily levodopa dose was 837 mg (with a range of 100 to 1,500) and the mean number of levodopa doses per day was 5.3 (with a range of 1 to 12).

Efficacy analyses consisted of three populations: (1) intent to treat population, which included all 19 subjects dosed; (2) per protocol population, which included the 15 patients with no dosing protocol deviations;

and (3) responder population, which included those patients achieving a full ON response following dosing with APL-130277. The primary efficacy endpoint was the percentage of patients that turned ON following APL-130277 administration in the intent to treat population. In this population, 15 of 19 patients dosed achieved a clinically meaningful, full ON following APL-130277 administration. Two of the patients who did not turn ON following APL-130277 administration were dosed incorrectly (they were told to swallow the strip immediately instead of allowing it to dissolve sublingually which results in first pass metabolism in minimal or no apomorphine being absorbed into the bloodstream), while the other two were dosed up to the maximum dose of 30 mg, suggesting a higher apomorphine dose may have been needed for such patients. All 15 of the patients that turned ON did so within 30 minutes of dosing, six of whom turned ON within 15 minutes. The mean time to full ON as reported by study staff was 24 minutes. Thirteen of the 15 patients that turned ON remained ON for at least 30 minutes, nine of whom remained ON for at least 60 minutes, with a mean ON of over 50 minutes. All five doses of APL-130277 used in the study (10, 15, 20, 25 and 30 mg) converted patients from the OFF state to a full ON state. Over half of the patients needed the lowest two doses (10 and 15 mg), while 80% used 20 mg or less. The mean dose required to convert patients to ON was 18.4 mg.

The secondary efficacy endpoint was the mean change in MDS-UPDRS Part III from pre-dose to 15, 30, 45, 60 and 90 minutes after dosing. The mean baseline MDS-UPDRS Part III in an OFF state was 41.4. All analysis populations demonstrated a large, clinically meaningful change in MDS-UPDRS Part III at all time points studied with a maximum mean change at any time-point of 18.9 points for the intent to treat population and 20.5 points for the responder population.

The graph below shows the mean change from baseline in MDS-UPDRS Part III and demonstrates a large robust statistically significant, clinically-meaningful change in MDS-UPDRS Part III at all time points studied.

Mean Change in MDS-UPDRS Part III From Pre-dose Over Study Period

Additionally, the percentage change in MDS-UPDRS Part III was approximately 30% or greater at all time points measured, with a maximum percentage change at any time point of -45.6% for the intent to treat population and -51.4% for the responder population. Mean percentage change of approximately 30% is generally considered a clinically meaningful level at which point patients turn ON. The onset of a clinically meaningful improvement in motor function was seen in as early as 10 minutes and lasted through 90 minutes, the last time point measured in this study.

The graph below shows the percentage change from baseline in MDS-UPDRS Part III for three analysis sets.

Percentage change in MDS-UPDRS Part III score

In the CTH-105 study, a total of 77 doses of APL-130277 were administered to the 19 patients who completed dosing. Treatment with APL-130277 was safe and well-tolerated by all of the patients in the study. Nausea was reported by four patients at doses ranging from 10 to 20 mg. One of these patients also experienced a mild episode of vomiting. There were no reports of nausea at higher doses by any of the patients in the study. There were no reports of local irritation, and only one patient experienced symptomatic orthostatic hypotension in the study. There were no related serious AEs, and no subjects discontinued due to an AE. The table below outlines the most common adverse events in incidence (experienced by more than one patient) in the CTH-105 study, including AEs related specifically to the drug.

Preclinical Data

We conducted a cheek pouch irritation study in hamsters. Sixteen hamsters in each group were either treated three times a day for 28 days with placebo or APL-130277 2.08 mg (equivalent to the dose of a 30 mg strip in a human). The right and left cheek pouches were scored for irritation prior to the first dose and on study days 1, 2, 3, 4, 8, 14, 21 and prior to necropsy on day 29 according to the Draize scoring system (an acute toxity test devised by the FDA). Assessment of the hamster cheek pouch revealed no signs of irritation over the 28 days of dosing either with APL-130277 treatment or placebo. On necropsy, there were no macroscopic or microscopic findings in either group.

APL-130277 Clinical and Regulatory Plan

On February 4, 2015, we held our end of Phase 2 meeting with the FDA. For development of APL-130277 in the United States, we will follow Section 505(b)(2) of the FDCA. The drug substance (apomorphine) in APL-130277 is identical to the API in the FDA approved subcutaneous injection, Apokyn, and APL-130277 is designed for similar usage.

The Section 505(b)(2) regulatory pathway will require us to provide statistically significant clinical evidence that PD patients experience improvement in their motor function as a result of delivery of apomorphine via the sublingual thin film route. Based on the end of Phase 2 meeting with the FDA, we anticipate that our label may have a broader indication to include all PD patients with OFF episodes and not just advanced patients, and have a less rigorous titration scheme. This would be based on the CTH-301 protocol having a built in adaptive component potentially allowing the open label titration procedure to be modified to an at home titration as is done with other dopamine agonists. This change could be based upon the safety assessment completed by a drug safety monitoring board (DSMB) in the CTH-300 study. Further, we believe that our label may allow patients to be on an anti-emetic for a fewer number of weeks. The protocol of the CTH-300 study will allow the discontinuation of the anti-emetic at the discretion of the principal investigator. However, we can provide no assurance that such broader label will be approved by the FDA.

To achieve this, we currently plan to complete the following clinical studies:

•	CTH-200 Bridging Study. A single-dose, crossover comparative bioavailability and PK study in healthy volunteers. This study is designed to allow us to use the safety and efficacy data for Apokyn in our NDA submission to the FDA. This short study is planned to start in the second quarter of 2015.

•	CTH-300 Efficacy Study. A double-blind, placebo-controlled, parallel-design study with an estimated 126 PD patients who have at least one OFF episode every 24 hours, with total OFF time of at least two hours per day. The objective is to evaluate the efficacy and safety of APL-130277 versus placebo in patients with PD. Sites will recruit patients over several months. The 126 patients will each be observed for 12 weeks, with dosing at home and in clinic. Patients will be evaluated every four weeks in clinic. The primary end point will be measured at week 12 in clinic and will be the mean change in the MDS-UPDRS Part III score at 30 minutes after dosing. This study commenced in the second quarter of 2015.

•	CTH-301 Safety Study. A long-term open-label, single arm safety study in PD patients who have at least one OFF episode every 24 hours, with total OFF time of at least two hours per day. The objective is to evaluate the safety and tolerability of APL-130277 in patients with PD. Sites will recruit patients over several months, with each patient being evaluated for six months. An estimated 226 patients will be enrolled, including up to 126 who had been enrolled in the CTH-300 efficacy study and rolled over to this study, plus an additional 100 new patients. This study is planned to start in the third quarter of 2015.

In parallel, we will be performing the necessary scaled process yield improvements, process validation and stability studies as part of the CMC requirements for the filing of the NDA. All development will be performed according to cGMP methodology. To date, we have successfully scaled up the manufacturing and packaging on a cGMP basis, on commercial scale equipment. The Phase 3 clinical product was produced on this scaled basis as were the required additional registration batches. This commercial scale equipment and processes (subject to any improvements) will be used to manufacture the commercial product.

On May 28, 2015, we entered into a master services agreement with INC Research, LLC pursuant to which INC Research, LLC will provide certain support services relating to our clinical studies, including, without limitation, the CTH-300 study.

Upon completion of the efficacy and safety studies, as well as the CMC requirements, we intend to prepare and submit a Section 505(b)(2) NDA to the FDA in 2016.

Additionally, we plan to apply for regulatory approval in Europe. We expect to use the United Kingdom as the reference country. We are working with regulatory consultants and PD key opinion leaders in the United Kingdom. By studying the effects of APL-130277 in mild, moderate and advanced PD patients, we anticipate being able to broaden the indication from the current summary of product characteristics (currently only indicated in advanced PD patients that have failed other treatment options) in Europe.

Sales and Marketing

We retain worldwide commercial rights to APL-130277. We expect to build sales and marketing infrastructure in the United States to support a product launch of APL-130277 if it is approved by the FDA. We plan to commercialize APL-130277 initially with approximately 100 specialty sales representatives who will promote APL-130277 to high-prescribing general neurologists and approximately 1,200 movement disorder specialists in the United States. We believe a sales force of this size can reach these physicians to provide for a robust commercial adoption of APL-130277. In addition, we intend to invest in education of both doctors and patients to foster widespread adoption of APL-130277. We expect to continue to incur significant expenses related to the commercialization of APL-130277.

Our commercial team will also target payors covering commercial, Medicaid, and Medicare plans. According to our primary market research conducted in January 2015, 88% of surveyed payors viewed APL-130277 as an improvement over Apokyn. We will continue to work with payors, conduct advisory board meetings, and hold in-depth interviews to assist in the development of a pricing and rebating strategy to optimize formulary placement and coverage resulting in patient access and affordability of APL-130277.

During the remainder of 2015 and in 2016, we will initiate market research to guide the further development of our marketing strategy plan and promotional plans and campaigns. This will include ongoing testing and market research with our target audiences (physician, payor and patient) of all branding, positioning, messaging and promotion activities.

We may also choose to partner with companies that have the necessary expertise to develop and commercialize APL-130277 outside the United States.

Technology and CMC Overview

Technology

The suitability of the sublingual thin film form to deliver API and overcome technical challenges associated with poor oral drug absorption, metabolism inactivation, or other sub-optimum delivery systems (including painful subcutaneous injections) has been well established with a number of thin film pharmaceutical products already commercialized in the United States. In addition, thin films are especially appropriate as a delivery system for geriatric and patient populations experiencing swallowing difficulties and dysphagia as observed with PD patients. We believe sublingual thin film delivery provides an efficient, consistent and easy-to-administer route of administration of apomorphine to PD patients.

APL-130277 is a patented bilayer thin film designed to maximize apomorphine drug permeability while optimizing film disintegration properties/residence time, stability and buccal tissue compatibility. APL-130277 has been developed to include the following attributes:

•	the first layer is the apomorphine drug layer designed to provide mechanical properties to facilitate manufacturability, drug stability, rapid drug diffusion and optimal time under the tongue for desired bioavailability; and

•	the second layer is a separate buffer layer designed to rapidly and completely neutralize acid generation following drug absorption while providing additional drug permeability.

The apomorphine drug concentration, excipients selection and composition have been optimized to ensure appropriate manufacturing and process. The drug concentration in the thin film is optimized to deliver manufacturing efficiency and flexibility as the various dosage strengths are obtained from a single formulation cut into the different film sizes.

Manufacturing

The ongoing CMC program encompasses a robust pharmaceutical development dossier with complete pre-formulation and formulation reports, Quality by Design based process development activities, Phase 3 clinical and registration batches produced on commercial manufacturing and packaging equipment for APL-130277. The stability data generated will be submitted in the NDA to support the targeted expiration dating of at least 24 months.

All development and registration activities have been conducted with our manufacturing partner, ARx, a leader in thin film formulation development and manufacturing and a pioneer of the dosage form for delivery of APIs. Their U.S. facility has been audited and approved by the FDA as a manufacturing site for other commercial prescription products. The ARx site has also been approved by foreign regulatory agencies. ARx has the ability to manufacture APL-130277 at commercial scale as well as manufacture the APL-130277 Phase 3 clinical material, which is the same formula as the product intended for commercialization. We believe that ARx has sufficient capacity to support launch and future growth of APL-130277.

We will also seek to qualify a European-based supplier to manufacture commercial quantities of thin films as an additional manufacturing partner in both the United States and Europe.

On May 26, 2015, we entered into a master supply agreement with The Tapemark Company for the supply of custom packaging for the thin film for our product candidate, APL-130277.

Intellectual Property

The proprietary nature of, and protection for, our product candidate, APL-130277, processes and know-how are important to our business. We have sought patent protection in the United States and certain other jurisdictions for APL-130277 where available and when appropriate. Our policy is to pursue, maintain and defend patent rights, whether developed internally or licensed or acquired from third-parties, and to protect the technology, inventions and improvements that are commercially important to the development of our business. We also rely on trade secrets relating to our technology that may be important to the development of APL-130277. We have registered the domain name cynapsustherapeutics.com, among various others.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection for our current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third-parties from making, using, selling, offering to sell, or importing our products depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our product candidate and processes. For this and more comprehensive risks related to our intellectual property, see “Risk Factors—Risks Related to Our Intellectual Property” in this prospectus.

Patents

Our patent portfolio seeks to cover APL-130277 in the United States, Europe, Japan and emerging markets, by way of pending applications and issued patents. Our patent portfolio consists of three patent families, which provide a range of broad and specific product and method claims.

•	A priority application for the first patent family was initially filed in June 2009 and was extended to a Patent Cooperation Treaty, or PCT, application (PCT Publication No. WO 2010/144817, filed June 11, 2010) and subsequently to corresponding National Phase applications, including all major market jurisdictions. We acquired sole ownership of this patent family with our acquisition of Adagio in December 2011. The priority application is entitled “Sublingual Apomorphine” and the subsequent national phase applications contain broad claims directed to pharmaceutical dosage forms that combine apomorphine particles with a pH neutralizing agent in a sublingual film. Also claimed are the specific PK performance parameters of the composition, and methods for therapeutic use, including the treatment of PD, of the composition. Patents in this family have been issued in New Zealand, Indonesia, and South Africa. As of the date of this prospectus, this patent family included one issued U.S. patent (U.S. Patent No. 9,044,475, issued June 2015), one pending U.S. patent application (Application Serial No. 14/684,146, filed April 10, 2015), one allowed application in the European Patent Office (EP2446560, filed June 11, 2010), one allowed application in Japan (JP2012-515185, filed June 11, 2010), and corresponding patent application filings in Australia, Brazil, Canada, China, Japan, Hong Kong, the Eurasian Patent Organization, India, Israel, Mexico, and South Korea that are currently undergoing examination. Any U.S. and foreign patents in this patent family should expire no earlier than June 2030. U.S. patents issued in this family may be eligible for listing in the Orange Book. Filing for supplemental patent protection upon regulatory approval may be possible in some European jurisdictions.

•	A second patent family entitled “Sublingual Films” claims pharmaceutical films comprising apomorphine and a neutralizing agent in a bilayer strip configuration. The previous co-owner of this patent family, ARx, has assigned all of its right, title and interest in, and to, this patent family to us. ARx retains a non-exclusive license to this family in all other fields other than generic APL-130277 applications (for further information, see “Material Agreements” below). The priority application was extended to a PCT application (PCT Publication No. WO 2012/083269, filed December 16, 2011). This application describes more extensive formulation developments and the PK data for different formulations and specific formulation ingredients and performance parameters are claimed. As of the date of this prospectus, this patent family included two patents issued in the United States (U.S. Patent Nos. 8,414,922 and 8,846,074), one pending U.S. patent application (Application Serial No. 14/478,975, filed September 5, 2014), one patent issued in Japan (JP2013-544855, issued June 2015) and fourteen patent application filings in Australia, Brazil, Canada, China, Hong Kong, the European Patent Office, the Eurasian Patent Organization, Indonesia, India, Israel, Mexico, New Zealand, South Korea, and South Africa that are currently undergoing examination. Any U.S. and foreign patents in this patent family should expire no earlier than December 2031. U.S. patents issued in this family may be eligible for listing in the Orange Book. Filing for supplemental patent protection upon regulatory approval may be possible in some European jurisdictions.

•

A third patent family entitled “Methods of Treating Parkinson’s Disease by Administration of Apomorphine to an Oral Mucosa” was recently filed in the United States. As of the date of this prospectus, this patent family included one pending U.S. provisional patent application (Application

Serial No. 62/150,624, filed in April 2015). If issued, we expect the U.S. patents in this patent family to expire no earlier than April 2036.

Trade Secrets

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. We seek to protect our proprietary data and processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors, and partners. These agreements are designed to protect our proprietary information. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems. Trade secrets and know-how can be difficult to protect. Consequently, we anticipate that trade secrets and know-how will, over time, be disseminated within the industry through independent development, the publication of journal articles, and the movement of personnel skilled in the art from academic to industry scientific positions.

Competition

The development and commercialization of new drug products is highly competitive. Our future success depends on our ability to demonstrate and maintain a competitive advantage with respect to other treatments for OFF episodes of PD and those treatments currently in development or to be in development in the future.

We believe that the main competitors for APL-130277 are therapies that can limit the occurrence of OFF episodes and other therapies for the on-demand treatment of OFF episodes. These therapies include both pharmacotherapies and invasive therapies for advanced patients such as deep brain stimulation and intestinal-infused levodopa.

If approved for the treatment of OFF episodes, APL-130277 would also compete against on-demand therapies that aim to specifically address OFF episodes, such as the levodopa capsules administered through an inhaler for the treatment of OFF episodes that are being developed by Acorda Therapeutics, Inc. At this time, an injectable formulation of apomorphine, Apokyn, which is a STADA Arzneimittel AG product distributed by U.S. Worldmeds, LLC in the United States, is the only therapy approved for the acute, intermittent treatment of OFF episodes for advanced PD patients. Apokyn was approved for this use in the United States in 2004 and in Europe in 1993 (in Europe, the approval is for PD patients who have failed all other treatment options). Although effective, its use in the United States has been limited due to the need for subcutaneous injections as well as the steps required for a patient to inject the product.

One or more of our competitors may utilize their expertise in sublingual delivery of drugs to develop and obtain approval for products that may compete with APL-130277. If approved, our product candidate may face competition in the target commercial areas. The availability of our competitors’ products could limit the demand, and the price we are able to charge, for our product candidate if it is approved. See “Risk Factors” in this prospectus.

ARx Agreement

On March 17, 2015, we entered into an agreement with ARx whereby ARx agreed to provide us with formulation, CMC and clinical unit production of APL-130277 and certain related services to support our clinical studies of APL-130277. The agreement provides that ARx is the sole partner for formulation and process development activities for APL-130277 during the term of the agreement. Under the agreement with ARx, ARx assigned to us all of its right, title and interest in and to our patent family entitled “Sublingual Films” (including U.S. Patent Nos. 8,414,922 and 8,846,074 and their U.S. and foreign counterparts) of which ARx was previously a co-owner with us. In turn, we granted ARx a non-exclusive license to this patent family in all fields other than generic APL-130277 applications. In addition, under the terms of the agreement with ARx, all APL-130277-related formulation and process know-how and data generated pursuant to the agreement with ARx, or the Agreement IP, is owned by us. We granted ARx an exclusive, royalty-free, license to all Agreement IP in all fields, in respect of other products and formulations (not APL-130277). The agreement also provides that we retain sole ownership of all filings with respect to APL-130277.

The parties further agreed that they anticipate entering into a commercial supply agreement, under which ARx will be the majority supplier of APL-130277 (on certain agreed terms and conditions), with respect to the United States prior to our filing for FDA approval of APL-130277. In consideration for the assignment and licenses of intellectual property rights by ARx under the agreement, we agreed to pay ARx a fee based on the invoiced cost incurred by us (less the costs of the related active pharmaceutical ingredient and packaging), in the event of the manufacture of APL-130277 by a contingency supplier in the United States, and other suppliers outside of the United States. For as long as the commercial supply agreement remains in force, ARx is restricted from manufacturing any apomorphine sublingual thin film generic APL-130277 applications in the United States. Our agreement with ARx will continue for a period of five years, unless terminated earlier, and will automatically renew for successive one year periods thereafter. Either party may terminate the agreement (a) for convenience upon one hundred and eighty days’ notice to the other party, (b) for the uncured material breach of the other party, or (c) for certain bankruptcy and insolvency events of the other party. Upon termination of the agreement, the provisions as to future commercial supply and intellectual property, among others, expressly survive.

Business Relationship with the MJFF

We received two funding awards towards the development of APL-130277 from the MJFF. The first award of US$947,925 was awarded on July 31, 2012, and was used to complete the CTH-103 comparative study of APL-130277 versus subcutaneous injection. The results of the CTH-103 study were announced on January 13, 2014.

The second award of US$500,000 was awarded on July 8, 2014, and has been used to fund our CTH-105 Phase 2 clinical trials. This study and future trials of APL-130277 will be listed on Fox Trial Finder, an online tool from the MJFF which matches interested research volunteers with recruiting clinical studies. As part of the MJFF grant agreement, we are required to support further PD research by making up to US$1 million in contributions to the MJFF based on future potential sales of APL-130277.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

Review and Approval of Drugs in the United States

In the United States, the FDA regulates drugs under the FDCA and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval may subject an applicant and/or sponsor to a variety of administrative or judicial sanctions, including refusal by the FDA to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters and other types of letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits, or civil or criminal investigations and penalties brought by the FDA and the United States Department of Justice or other governmental entities.

An applicant seeking approval to market and distribute a new drug product in the United States must typically undertake the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s regulations relating to good laboratory practice, or GLP;

•	submission to the FDA of an investigational new drug application, or IND, which must take effect before human clinical trials may begin;

•	approval by an independent IRB representing each clinical site before each clinical trial may be initiated;

•	performance of adequate and well-controlled human clinical trials in accordance with the FDA’s GCP to establish the safety and efficacy of the proposed drug product for each indication;

•	preparation and submission to the FDA of an NDA;

•	review of the product by an FDA advisory committee, where appropriate or if applicable;

•	satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with good manufacturing practices, or GMP, requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

•	payment of user fees and securing FDA approval of the NDA; and

•	compliance with any post-approval requirements, including a REMS and post-approval studies required by the FDA.

Preclinical Studies

Preclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies to assess safety of the drug for initial testing in humans and to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations. The results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, are submitted to the FDA as part of an IND. Some long-term preclinical testing, such as animal tests of reproductive AEs and carcinogenicity, may continue after the IND is submitted.

Human Clinical Trials in Support of an NDA

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include, among other things, the requirement that all research subjects provide their informed consent in writing before their participation in any clinical trial. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to a proposed clinical trial and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. In addition, an IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review. The IRB must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB must operate in compliance with FDA regulations. Information about certain clinical trials must be submitted within specific timeframes to the United States National Institutes of Health, or NIH, for public dissemination.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

•	Phase 1: The drug is initially introduced into healthy human subjects or patients with the target disease (such as PD) or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness and to determine optimal dosage.

•	Phase 2: The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•	Phase 3: The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and, more frequently, if serious AEs occur. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

Submission of an NDA to the FDA

Assuming successful completion of required clinical testing and other requirements, the results of the preclinical and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the drug product for one or more indications. Under federal law, the submission of most NDAs is additionally subject to an application user fee, currently exceeding US$2.0 million.

NDAs for most new drug products are based on two full clinical trials that must contain substantial evidence of the safety and efficacy of the proposed new product. These applications are submitted under Section 505(b)(1) of the FDCA. The FDA is, however, authorized to approve an alternative type of NDA under Section 505(b)(2). Section 505(b)(2) provides an alternate regulatory pathway to FDA approval for new or improved formulations or new uses of previously approved drug products. Specifically, Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The applicant may rely upon the FDA’s findings of safety and efficacy for an approved product that acts as the RLD. The FDA may also require Section 505(b)(2) applicants to perform additional studies or measurements to support the change from the RLD. The FDA may then approve the new product candidate for all or some of the labeled indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

Thus, Section 505(b)(2) authorizes the FDA to approve an NDA based on safety and effectiveness data that were not developed by the applicant. If the Section 505(b)(2) applicant can establish that reliance on the FDA’s previous approval is scientifically appropriate, the applicant may eliminate the need to conduct certain preclinical or clinical trials of the new product.

The FDA conducts a preliminary review of an NDA within 60 days of its receipt and informs the sponsor by the 74th day after the FDA’s receipt of the submission whether the application is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission has been accepted for filing, the FDA begins an in-depth substantive review. The FDA has agreed to specified performance goals in the review process of NDAs. For standard and priority NDAs concerning new molecular entities, the FDA’s performance goal is to review and act on 90% of such NDAs within 10 months or six months of the 60-day filing date, respectively. For standard and priority NDAs that do not concern a new molecular entity, the FDA’s performance goal is to review and act on 90% of such NDAs within 10 months or six months of receipt, respectively.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with GMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to ensure compliance with GCP.

The FDA may also require submission of a REMS plan to mitigate any identified or suspected serious risks. The REMS plan could include medication guides, physician communication plans, assessment plans, and elements to assure safe use, such as restricted distribution methods, patient registries, or other risk minimization tools.

If the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings, or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess the drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs.

Post-approval Requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with GMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from GMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain GMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including AEs of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in:

•	revisions to the approved labeling to add new safety information;

•	imposition of post-market studies or clinical trials to assess new safety risks;

•	imposition of distribution or other restrictions under a REMS program;

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

In addition, the distribution of prescription pharmaceutical products is subject to the United States Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

Abbreviated NDAs for Generic Drugs

In 1984, with the passage of the United States Drug Price Competition and Patent Term Restoration Act, known as the Hatch-Waxman Act, Congress authorized the FDA to approve generic drugs that are the same as drugs previously approved by the FDA under the NDA provisions of the statute. To obtain approval of a generic drug, an applicant must submit an abbreviated new drug application, or ANDA, to the agency.

The FDCA provides a period of five years of non-patent data exclusivity for a new drug containing a new chemical entity. In cases where such exclusivity has been granted, an ANDA or Section 505(b)(2) application referencing that drug may not be filed with the FDA until the expiration of five years, unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval. APL-130277 will not be eligible for this type of exclusivity. The FDCA also provides for a period of three years of exclusivity if the NDA includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the application. APL-130277 may be eligible for three years of exclusivity under the FDCA.

Hatch-Waxman Patent Certification and the 30-month Stay

Upon approval of an NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant’s product or an approved method of using the product. Each of the patents listed by the NDA sponsor is published in the Orange Book. When an ANDA applicant files its application with the FDA, the applicant is required to certify to the FDA concerning any patents listed for the reference product in the Orange Book, except for patents covering methods of use for which the ANDA applicant is not seeking approval. To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. Currently, there are no unexpired patents listed in the Orange Book for Apokyn or any apomorphine product. One or more of our APL-130277 U.S. patents may be eligible for listing in the Orange Book.

Specifically, the applicant must certify with respect to each patent that:

•	the required patent information has not been filed;

•	the listed patent has expired;

•	the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or

•	the listed patent is invalid, unenforceable or will not be infringed by the new product.

A certification that the new product will not infringe the already approved product’s listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification.

If the ANDA or Section 505(b)(2) applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA or Section 505(b)(2) application has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA or Section 505(b)(2) application until the earlier of 30 months after the receipt of the Paragraph IV notice, expiration of the patent, or a decision in the infringement case that is favorable to the ANDA applicant.

Review and Approval of Drug Products in the European Union

Whether or not we obtain FDA approval for our product candidate, we would need to obtain the necessary approvals by the comparable foreign regulatory authorities before we can commence clinical trials or marketing of our product in those countries or jurisdictions. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

In the European Union, medicinal products can only be placed on the market after obtaining a Marketing Authorization, or MA. The MA application is based on the results of pharmaceutical tests, preclinical tests and clinical trials conducted on the medicinal product in question. There are two types of MA:

•	The Centralised MA, which is issued by the European Commission through the Centralised Procedure, based on the opinion of the Committee for Medicinal Products for Human Use of the

European Medicines Agency, or EMA, and which is valid throughout the entire territory of the European Union. The Centralised Procedure is mandatory for certain types of drugs, such as biotechnology medicinal products, orphan medicinal products, and medicinal products containing new active substances indicated for certain diseases. The Centralised Procedure is optional for other drugs provided eligibility criteria are met.

•	National MAs, which are issued by the competent authorities of the Member States of the European Union (for example, the Medicines and Healthcare Products Regulatory Agency, or MHRA, in the United Kingdom) and only cover their respective territory, are available for drugs not falling within the mandatory scope of the Centralised Procedure. Where a drug has already been authorized for marketing in a Member State of the European Union, this National MA can be recognized in other Member States through the Mutual Recognition Procedure. If the drug has not received a National MA in any Member State at the time of application, it can be approved by multiple Member States in parallel through the Decentralised Procedure.

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the European Union make an assessment of the risk-benefit balance of the drug on the basis of scientific criteria concerning its quality, safety and efficacy.

In the European Union, new chemical entities qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic or biosimilar application for eight years, after which generic marketing authorization can be submitted, and the innovator’s data may be referenced, but not approved for another two years. The overall 10-year period will be extended to a maximum of 11 years if, during the first eight of those 10 years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of products approved by the FDA and other governmental authorities. Sales of our product candidate, if approved, will depend, in part, on the extent to which the costs of the product will be covered by third-party payors, including government health programs such as Medicare and Medicaid, commercial health insurers and managed care organizations. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for our product in the event it is approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Third-party reimbursement may not be sufficient to enable us to maintain price levels high enough to realize an appropriate return on our investment in our product development.

The United States government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. Adoption of such controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals.

In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that drug products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular drug candidate to currently available therapies.

New Legislation and Regulations

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the testing, approval, manufacturing and marketing of products regulated by the FDA. In addition to new legislation, FDA regulations and policies are often revised or interpreted by the agency in ways that may significantly affect our business and our product. It is impossible to predict whether further legislative changes will be enacted, or FDA regulations, guidance, policies or interpretations changed or what the impact of such changes, if any, may be.

Even if we receive regulatory approval for commercial sale of our product, the marketability of our product may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on drug pricing. Coverage policies, third-party reimbursement rates and drug pricing regulation may change at any time. In particular, the ACA was enacted in the United States in March 2010 and contains provisions that may reduce the profitability of drug products, including, for example, increased rebates for drugs sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Even if favorable coverage and reimbursement status is attained for our product once we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Health Care Law and Regulation

Health care providers, physicians and third-party payors play a primary role in the recommendation and prescription of drug products that are granted marketing approval. Arrangements with providers, third-party payors and customers are subject to broadly applicable fraud and abuse and other health care laws and regulations. Such restrictions under applicable federal and state healthcare laws and regulations include the following:

•	the federal health care Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal health care program such as Medicare and Medicaid;

•	the United States False Claims Act imposes civil penalties, and provides for civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

•	HIPAA imposes criminal and civil liability for executing a scheme to defraud any health care benefit program or making false statements relating to health care matters;

•

HIPAA, as amended by the United States Health Information Technology for Economic and Clinical Health Act of 2009 and their respective implementing regulations, imposes requirements on certain covered health care providers, health plans, and health care clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization;

•	the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for health care benefits, items or services;

•	the federal physician self-referral law, commonly known as the Stark Law, prohibits a physician from making a referral to an entity for certain designated health services reimbursed by Medicare or Medicaid if the physician or a member of the physician’s family has a financial relationship with the entity, and also prohibits the submission of any claims for reimbursement for designated health services furnished pursuant to a prohibited referral;

•	the federal transparency requirements under the Physician Payments Sunshine Act, passed within the Patient Protection and Affordable Care Act, will require manufacturers of drugs, devices, biologics and medical supplies to report to the United States Department of Health and Human Services information related to payments and other transfers of value to physicians and teaching hospitals and physician ownership and investment interests;

•	federal government price reporting laws, changed by the ACA among other things, increases the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program and requires manufacturers to offer such rebates to additional populations; and

•	analogous state and foreign laws and regulations.

Efforts to ensure that our business arrangements with third-parties will comply with applicable health care laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other health care laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded health care programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded health care programs.

Environmental, Health and Safety Laws and Regulations

We are subject to, directly and indirectly, numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the use, generation, manufacture, distribution, storage, handling, treatment, remediation and disposal of hazardous materials and wastes. Our operations involve the use of hazardous materials, and the risk of injury, contamination or noncompliance with environmental, health and safety requirements cannot be eliminated. Although compliance with such laws and regulations has not had a material effect on our capital expenditures, earnings or competitive position, environmental, health and safety laws and regulations have tended to become increasingly stringent and, to the extent legal or regulatory changes occur in the future, they could result in, among other things, increased costs to us.

For a discussion of certain risks relating to government regulation, see “Risk Factors—Risks Related to Clinical Development and Regulatory Approval of Our Product Candidate” in this prospectus.

Employees

As of March 31, 2015, we had a total of 17 employees including executive, clinical, regulatory and administrative staff. None of our personnel are represented by a labour union and management considers its relations with its staff to be good. We will adjust our staffing complement in response to the demands and opportunities in the business.

Legal Proceedings

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not aware of any current or contemplated legal proceedings to which we or our subsidiary is a named party or of current or contemplated claims against any of our assets. We may become involved in material legal proceedings in the future.

Legal and Corporate Structure

We are a Canadian company incorporated under the Canada Business Corporations Act. We were initially incorporated on January 16, 2004. Following prior name changes, our legal and commercial name is now Cynapsus Therapeutics Inc. We have one wholly-owned subsidiary, Adagio, which is also incorporated under the Canada Business Corporations Act. Our head and registered office is located at 828 Richmond Street West, Toronto, Ontario M6J 1C9, Canada

MANAGEMENT

Executive Officers, Directors and Senior Management

The following table sets forth the name, age and position of each of our executive officers, directors and senior management as of the date of this prospectus. The business address of our executive officers and directors is our office address at 828 Richmond Street West, Toronto, Ontario, M6J 1C9, Canada.

Name	Age	Position
Executive officers
Anthony Giovinazzo	58	President, Chief Executive Officer and a Director
Dr. Albert Agro	50	Chief Medical Officer
Dr. Thierry Bilbault	57	Chief Scientific Officer and Executive Vice President, Chemistry, Manufacturing and Controls
Andrew Williams	44	Chief Operating Officer and Chief Financial Officer
Dr. Jordan Dubow	37	Vice President, Medical Affairs

Directors
Rochelle Stenzler(1)(2)	61	Chairperson of the Board
Tomer Gold(2)	43	Director
Ronald Hosking(1)(2)	70	Director
Dr. Perry Molinoff(2)	74	Director
Ilan Oren(1)	31	Director
Nan Hutchinson(2)	53	Director
Tamar Howson(1)	66	Director

(1)	Member of the audit committee
(2)	Member of the corporate governance, nominating and compensation committee

Executive Officers and Senior Management

Anthony Giovinazzo has served as our President and Chief Executive Officer since November 2009 and as a member of our board of directors since May 2012. He is one of the inventors of the original APL-130277 intellectual property that was acquired by us. From April 2006 to November 2009, Mr. Giovinazzo served as the Chief Executive Officer of Cervelo Pharmaceuticals Inc, a biopharmaceutical company. From 2002 to 2006, he served as Chief Executive Officer of Cita NeuroPharmaceuticals Inc, a biopharmaceutical company. Mr. Giovinazzo obtained a Chartered Director (C.Dir.) and Audit Committee Certification (A.C.C.) from The Director’s College (where he was also a faculty member) in 2006 and 2011, respectively. He attended the Harvard Business School Executive Program: Leadership and Strategy in Pharmaceuticals and Biotech in 2006. Mr. Giovinazzo completed his M.B.A. at IMD Geneva, Switzerland, a Graduate Certificate Studies in Canadian Law (Taxation) Osgoode Hall Law School, York University and a B.A. in Economics and Accounting, at McMaster University. He was also a business advisory board member of the National Research Council of Canada’s Genomics funding program, for two terms from 2007 to 2012.

Albert Agro has served as our Chief Medical Officer since August 2010. Since September 2008, Dr. Agro has also served as President and Chief Executive Officer of HNZ Strategic Holdings, Inc, a pharmaceutical and biotech consulting firm developing treatments for serious diseases. Prior to this role, Dr. Agro was Senior Vice President, Drug Development of TransTech Pharma, a pharmaceutical company, from September 2007 to December 2009. Dr. Agro completed his Ph.D. from the Department of Medicine at McMaster University. Dr. Agro has been an assistant professor, Department of Pathology and Molecular Medicine at McMaster University since September 1996.

Thierry Bilbault has served as our Chief Scientific Officer and Executive Vice President of Chemistry, Manufacturing and Controls since October 2014. Dr. Bilbault joined our company from Galderma Pharma S.A.

(part of Nestle Skin Health S.A.), a dermatology company, where he was the Technical and Industrial Development Director from September 2009 to October 2014. He served as Vice President New Technology and Product Innovation at Novartis, a pharmaceutical company, from May 2006 to August 2009. Dr. Bilbault completed an M.S. in Biological Engineering from CUST Engineering (Clermont-Ferrand, France), and was granted a Ph.D. in Molecular and Cellular Biology from Clermont-Ferrand II (Clermont-Ferrand, France).

Andrew Williams is one of our co-founders and has served as our Chief Operating Officer since March 2006 and as our Chief Financial Officer since June 2007. Mr. Williams joined our company from Global Mentoring Solutions (GMS), an information and technology services company, where he was the Vice President of Strategic Planning from 2003 to 2004. Previous to his work at GMS, Mr. Williams was the Director of Business Development at CDI Education (CDI) from 2001 to 2002. Prior to joining CDI, Mr. Williams spent five years as a consultant at Williams & Goffin Consulting from 1995 to 2000 where he had engagements for clients in the retail, energy, and financial services industries. Mr. Williams earned an M.B.A. from the Richard Ivey School of Business at the University of Western Ontario, and a B.A. (Honours) in Economics from Queen’s University.

Jordan Dubow has served as our Vice President, Medical Affairs since November 2014. Dr. Dubow is a board-certified neurologist with fellowship training in movement disorders and vascular neurology. Dr. Dubow was previously the Medical Director, Neuroscience Clinical Development at AbbVie/Abbott, a pharmaceutical company, from October 2011 to November 2014, where he served as the Clinical Lead for Duodopa/Duopa, and most notably helped achieve regulatory approval in the United States and Canada. Dr. Dubow earned his Doctor of Medicine at Northwestern University Feinberg School of Medicine and completed his internal medicine internship, neurology residency and fellowships at the University of California, Los Angeles, Northwestern University and the Weill Cornell Medical College, respectively.

Directors

Rochelle Stenzler has served as the Chairperson of our board of directors since March 2011 and has been a member of our board of directors since March 2006. Ms. Stenzler has been the Principal of Rochelle Stenzler Consulting since 2004. Ms. Stenzler previously served as the President and General Manager of Pharma Plus Drugmarts Ltd., a retail drugstore company, from 1992 to 1997; the President of Revlon Canada Inc. from 1997 to 1998; the President, International Operations of TLC Laser Eye Centers Inc., an operator of refractive centers throughout North America and the world’s largest provider of laser vision correction, from 1999 to 2000; and the President and Chief Executive Officer of TouchLogic Corporation, a company that develops and markets on an outsourced basis interactive voice response solutions and services to North American businesses, from 2000 to 2003. Ms. Stenzler currently serves as a director at Humber River Hospital and at WPO (World Presidents Organization), Ontario and was previously a board advisor to PCAS (Patient Care Automation Services). Ms. Stenzler is a graduate of the University of Toronto with a BSc.Phm. and the Rotman School of Management, Institute of Corporate Directors, with an ICD.D.

Tomer Gold has served as a member of our board of directors since May 2013. Mr. Gold has been the Vice President, Research and Development of Dexcel Pharma Technologies Ltd., an international pharmaceutical company involved in the development, manufacture and commercialization of pharmaceuticals, since 2011. From 1999 to 2011, Mr. Gold was employed by Teva Pharmaceutical Ltd., a pharmaceutical company, and at his last position led the Pharmaceutical Development - European Union team of the Global Generic Research and Development branch. Mr. Gold holds a B.Sc. in Chemical Engineering and was granted a M.Sc. in Biomedical Engineering from the Technion—Israel Institute of Technology in Haifa, Israel.

Ronald Hosking has served as a member of our board of directors since January 2010. Mr. Hosking has been the Chief Financial Officer at PlantForm Corporation, a biopharmaceutical company, since December 2008. From 1997 to 2008, Mr. Hosking was Vice President Finance and Chief Financial Officer of PreMD Inc., a developer of point of care medical devices. Mr. Hosking is a graduate of the University of Toronto with a B.Com. (Finance).

Perry Molinoff has served as a member of our board of directors since May 2012. Dr. Molinoff has been a member of the faculty at the University of Pennsylvania since 1981, where he was the Vice Provost for Research from 2003 to 2006. He is an Emeritus Professor in the Department of Pharmacology at the University of Pennsylvania and has been an Adjunct Professor of Physiology and Neuroscience at the Medical University of South Carolina, or MUSC, Charleston, South Carolina since 2001. He has been the Chairman of Foundation for Research Development at MUSC since April 2014. Dr. Molinoff has been the Chairman of the Innovation Support Center, part of the Harrington Discovery Institute operating out of University Hospitals and Case Western Reserve University since 2012. He has been a member of the board of directors of both publicly traded and private companies including Palatin Technologies, Cypress Biosciences, Aegera Therapeutics and Cita Neuropharma. Dr. Molinoff received his M.D. from Harvard University.

Ilan Oren has served as a member of our board of directors since May 2013. Mr. Oren has served as the Vice President, Business Development at Dexcel Pharma Technologies Ltd., an international pharmaceutical company involved in the development, manufacture and commercialization of pharmaceuticals, since 2011. Mr. Oren has served on the board of two privately-held pharmaceutical companies, Roivant Sciences Ltd. and Axovant Sciences Ltd. since May 2014 and March 2015, respectively. He previously worked at L.E.K. Consulting, a life sciences advisory firm, from 2007 to 2011. Mr. Oren holds a B.A. in Economics from Harvard University.

Nan Hutchinson has served as a member of our board of directors since February 2014. Ms. Hutchinson was the Senior Vice President of Marketing and Sales for URL Pharma, a privately held pharmaceutical company, from November 2009 to October 2010. From April 2001 to November 2003, Ms. Hutchinson was a Vice President of Marketing at Bristol Myers Squibb, a biopharmaceutical company. She managed certain business units for Johnson & Johnson from 1986 to 2001. Ms. Hutchinson holds a B.Com. from Mount Allison University and a M.B.A. degree from Boston University.

Tamar Howson has served as a member of our board of directors since March 2015. Ms. Howson previously served as Senior Vice President at Bristol-Myers Squibb, a pharmaceutical company, from 2001 to 2007 and SmithKline Beecham, a pharmaceutical company, from 1996 to 2000. Ms. Howson currently serves as a business development and strategy consultant to biopharmaceutical companies and she also serves as a director at Actavis, Oxigene Pharmaceuticals, Cardax and Organovo. She has formerly served as a director at several biotechnology companies, including Ariad, Idenix Pharmaceuticals, NPS Pharmaceuticals, SkyePharma and Warner Chilcott. Ms. Howson holds an M.B.A from Columbia University, a M.S. from City University of New York, and a B.S. in Chemical Engineering from the Technion-Israel Institute of Technology.

Corporate Governance

Arrangements Concerning Election of Directors; Family Relationships

We are not a party to, and are not aware of, any voting agreements among our shareholders. There are no family relationships among our executive officers and directors.

Composition of our Board of Directors

Our board of directors is currently comprised of eight members. Our directors are elected at each annual general meeting of our shareholders and serve until the next annual meeting of shareholders or until their successors are elected or appointed, unless their positions are earlier vacated. Our articles provide that the number of directors may be between three and 15. Under the Canada Business Corporations Act, at least 25% of our directors must be resident Canadians (unless we have less than four directors, in which case, at least one director must be a resident Canadian).

Ms. Stenzler is currently the Chairman of our board of directors. No lead director has been appointed by our board of directors.

Director Independence

Our board of directors has determined that seven of the eight members of our board of directors are “independent,” as defined under the NASDAQ rules and for purposes of Canadian securities laws and therefore, a majority of the directors on our board of directors is independent. For purposes of the NASDAQ rules, an independent director means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, subject to certain additional limitations. A director is considered to be independent for the purposes of Canadian securities laws if the director has no direct or indirect material relationship to the company. A material relationship is a relationship that could, in the view of the board of directors, be reasonably expected to interfere with the exercise of a director’s independent judgment. Certain individuals, such as our employees and executive officers, are deemed by Canadian securities laws to have material relationships with us.

Mr. Giovinazzo is not independent because he is our President and Chief Executive Officer.

Board of Directors’ Charter

The fundamental responsibility of our board of directors is to appoint a competent executive team and to oversee the management of our business, with a view to maximizing shareholder value and ensuring corporate conduct in an ethical and legal manner through an appropriate system of corporate governance and internal control. Our board of directors has adopted a charter to assist it in supervising the management of our business and affairs.

Orientation and Continuing Education

Director orientation and continuing education is conducted by our corporate governance, nominating and compensation committee. All newly elected directors will be provided with a comprehensive orientation on all aspects of our business and operations by our senior management. This will include familiarization with our reporting structure, strategic plans, significant financial, accounting and risk issues, compliance programs, policies and management and the external auditor. Existing directors will be periodically updated in respect of these matters.

For the purposes of orientation, new directors will be given the opportunity to meet with our President and Chief Executive Officer and select members of our board of directors to discuss our business and activities. The orientation program will be designed to assist the directors in fully understanding the nature and operation of our business, the role of the board and its committees, and the contributions that individual directors are expected to make.

Ethical Business Conduct

Our board of directors has adopted a code of business conduct and ethics, or Code of Ethics, that applies to all of our directors, officers and employees. Copies of our Code of Ethics may be obtained upon request from our Chief Operating Officer at 828 Richmond Street West, Toronto, Ontario M6J 1C9, telephone 416-703-2449.

A copy of our Code of Ethics has been provided to each of our directors, officers and employees, and all of our agents and representatives, including consultants. Each of our officers and directors is required to acknowledge that he or she has read such code and annually disclose any transactions or matters of potential conflict, and our other employees may be required to make similar disclosures from time to time. A copy of our Code of Ethics will be provided to each new director, officer and employee, and each such person will be required to acknowledge that he or she has read such code before commencing activities as a director, officer, or employee, as the case may be.

Our board of directors is responsible for determining appropriate actions to be taken in the event of violations of our Code of Ethics. Such actions will be reasonably designed to deter wrongdoing and to promote accountability for adherence to our Code of Ethics.

We also have adopted Securities Trading and Reporting Guidelines regarding insider trading and confidentiality that prohibits our personnel from, without limitation, trading in our securities while in possession of material nonpublic information regarding our company or tipping or disclosing material nonpublic information to outsiders.

Committees of our Board of Directors

Our board of directors has established two committees: the audit committee and the corporate governance, nominating and compensation committee. All of our committee members are “independent,” as defined under the NASDAQ rules and for purposes of Canadian securities laws.

Audit Committee

Our audit committee is currently comprised of four members, including Mr. Hosking (Chairman), Mr. Oren, Ms. Stenzler and Ms. Howson. Each member of our audit committee is a non-employee member of our board of directors. We have designated Mr. Hosking as our “audit committee financial expert,” as defined under Item 407 of Regulation S-K. In addition, each member of our audit committee is financially literate, as required by the NASDAQ rules and Canadian securities laws. All of the members of our audit committee are “independent” members of our board of directors, as required by the NASDAQ rules and Canadian securities laws.

Our audit committee is responsible for overseeing our financial reporting processes on behalf of our board of directors. Our independent auditors report directly to our audit committee. Specific responsibilities of our audit committee include, without limitation:

•	meeting with management and the independent auditor to review and discuss and to recommend to our board of directors for approval prior to public disclosure, the audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, including reviewing the specific disclosures in management’s discussion and analysis of financial condition and results of operations and the quarterly interim reports;

•	reviewing with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles and major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	discussing with management our material financial risk exposures and the steps management has taken to monitor and control these exposures, including our financial risk assessment and financial risk management policies;

•	recommending to the board of directors the appointment of the independent auditor, and overseeing and reviewing the independent auditor engaged, for the purpose of preparing or issuing any audit report or performing other audit, review or attest services for us;

•	reviewing and approving the audit plans, scope and proposed audit fees to be paid to the independent auditor for audit services and pre-approving the retention of the independent auditor for any permitted non-audit service;

•	reviewing with an appropriate officer our compliance policies, legal matters and any reports or inquiries received from regulators or governmental agencies that could have a material effect upon our financial position and that are not subject to the oversight of another committee of our board of directors; and

•	administering procedures (as set forth in our audit committee charter) for the receipt, retention and follow-up of complaints received by us regarding accounting, internal control over financial reporting, disclosure controls and procedures or auditing matters and the confidential, anonymous submission of concerns by our employees regarding any of these matters.

Each member of the audit committee has experience reviewing financial statements and dealing with related accounting and auditing issues.

The audit committee has the sole authority to pre-approve all audit and permitted non-audit services provided by the independent auditor.

Corporate Governance, Nominating and Compensation Committee

Our corporate governance, nominating and compensation committee is currently comprised of five members, including Dr. Molinoff (Chairman), Mr. Gold, Mr. Hosking, Ms. Stenzler and Ms. Hutchinson. All of the members of our corporate governance, nominating and compensation committee are “independent” directors, as defined under the NASDAQ rules and for purposes of Canadian securities laws.

The principal responsibilities of our corporate governance, nominating and compensation committee include: (a) reviewing the compensation of the executive officers and directors of our company and providing recommendations to our board of directors; (b) developing a corporate governance structure, reviewing the corporate governance practices of our company and assessing the functioning of our board of directors, its committees and its individual members; and (c) reviewing and assessing the skills and competencies required and exhibited by the members of our board of directors and providing recommendations concerning individuals qualified to serve as members, and as members of committees, of our board of directors.

With respect to the compensation function, the committee acts on behalf of our board of directors in all matters pertaining to the appointment, compensation, benefits and termination of members of our executive officers. The committee reviews our goals and objectives relevant to the compensation of our senior management team, as well as any annual salary, bonus, pension, severance and termination arrangements and other benefits, direct and indirect, of our executive officers, and makes recommendations to our board of directors and/or management, as appropriate.

Specific responsibilities of the committee relating to the compensation function include, without limitation:

•	reviewing management succession plans and processes of the Chief Executive Officer and President, the Chief Financial Officer and Chief Operating Officer, and any other senior employees designated for this purpose by the committee from time to time, our executive officers, and making recommendations to our board of directors and/or management, as appropriate;

•	reviewing any annual salary, bonus, pension, severance and termination arrangements and other benefits, direct and indirect, of our executive officers and making recommendations to our board of directors and/or management, as appropriate;

•	reviewing and making recommendations to our board of directors concerning the adoption, amendment or termination of employee compensation plans; and

•	reviewing any proposed disclosure relating to executive compensation.

The corporate governance, nominating and compensation committee also assists our board of directors in carrying out its responsibilities by reviewing corporate governance and nomination issues and making recommendations to our board of directors, as appropriate. The committee is responsible for identifying individuals qualified to become directors, recommending to our board of directors proposed nominees for election to the board and overseeing the board’s overall approach to governance, board processes and leadership. In identifying potential board members, the corporate governance, nominating and compensation committee considers, among other things, the competencies and skills the board as a whole should possess, criteria for candidates after considering the competencies and skills of existing directors, and the competencies and skills of each potential new nominee.

Specific responsibilities of the committee relating to the corporate governance and nominating function include, without limitation:

•	acting in an advisory capacity to our board of directors on corporate governance and director succession issues;

•	recommending suitable candidates for nomination for election as directors; and

•	developing, maintaining, monitoring and updating corporate governance principles and policies as may be determined by our board of directors or the committee to be appropriate for us.

NASDAQ Quorum Requirement

NASDAQ Rule 5615(a)(3) permits a foreign private issuer to follow its home country practice in lieu of certain of the requirements of the Rule 5600 Series. However, a foreign private issuer that follows a home country practice in lieu of one or more provisions of the NASDAQ listing rules is required to disclose in its registration statement related to its initial public offering or first United States listing on NASDAQ, or on its website, each such requirement that it does not follow and describe the home country practice followed by the issuer in lieu of those requirements.

We do not follow Rule 5620(c), but instead follow our home country practice. The NASDAQ minimum quorum requirement under Rule 5620(c) for a meeting of shareholders is 33.33% of the outstanding common shares. In addition, Rule 5620(c) requires that an issuer listed on NASDAQ state its quorum requirement in its bylaws. Our bylaws indicate that at any meeting of our shareholders, two persons present in person, each being a shareholder entitled to vote at the meeting or a duly appointed proxyholder or representative for a shareholder so entitled, would constitute a quorum for the transaction of any business of the company. The foregoing is consistent with the laws, customs, and practices in Canada.

Executive Compensation

Detailed information concerning the compensation of our executive officers and directors for the fiscal year ended December 31, 2014 is contained in pages 17 to 35 of our Management Information Circular dated April 3, 2015 prepared in connection with our annual and special meeting of shareholders held May 7, 2015, which is incorporated by reference in this prospectus.

On May 13, 2015, we entered into amended and restated employment agreements with each of Mr. Giovinazzo, Dr. Agro, Dr. Bilbault, Mr. Williams and Dr. Dubow, which included, among other things, the following changes to their current employment agreements: (i) changes to the required notice period and potential payments due to each such person related to a termination without cause by us of each such person and (ii) changes to the period and amount paid to each such person upon termination of such person’s employment agreement with us by (A) us other than for cause or (B) such person for good reason (as defined therein), in both cases, related to a change of control event (as defined therein) involving us. Depending upon the applicable executive officer or senior management member involved, the amounts payable under such agreements range from (i) four to 18 months of base salary and any deemed bonus amounts calculated under such agreements related to termination without cause and (ii) from 12 to 18 months of base salary and any deemed bonus amounts calculated under such agreements related to a change of control event.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our articles of incorporation. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our articles of incorporation.

General

Our authorized share capital consists of an unlimited number of common shares, without par value, of which 6,927,691 common shares are issued and outstanding on the date of this prospectus.

Voting Rights

Each of our common shares entitles its holder to notice of, and to one vote at, all meetings of our shareholders. Holders of our common shares are not entitled to cumulative voting.

Dividend Rights

Each of our common shares carries an entitlement to receive dividends if, as and when declared by our board of directors. In the event of the liquidation, dissolution or winding-up of Cynapsus, our net assets available for distribution to our shareholders will be distributed ratably among the holders of our common shares.

Share Consolidation

On May 15, 2015, we filed articles of amendment for the purpose of effecting a consolidation of our common shares on the basis that each 16 outstanding common shares became one post-consolidated common share. No fractional common shares will be issued in connection with such consolidation and, in the event that a shareholder would otherwise be entitled to a fractional common share upon such consolidation, such shareholder shall have such fractional share cancelled. Except where otherwise noted, all information in this prospectus and the documents incorporated by reference dated on or after the date of the share consolidation gives effect to such share consolidation.

Principal Shareholder

To our knowledge, the only persons who beneficially own common shares conferring more than 10% of the voting rights attached to our issued and outstanding common shares are Dexcel Pharma Technologies Ltd./Dexxon Holdings Ltd., which, as of the date of this prospectus, beneficially own approximately 1,131,540 common shares, or 16.3% of our common shares, 475,543 warrants, each exercisable for one common share at an exercise price of Cdn$9.20 per share, and 384,615 warrants each exercisable for one common share at an exercise price of Cdn$12.96 per share.

Dexxon Holdings Limited, our principal shareholder who is affiliated with members of our board of directors, has indicated an interest in purchasing up to their pro rata share of our common shares in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell less or no common shares in this offering to our principal shareholder, or our principal shareholder may determine to purchase less or no common shares in this offering. The underwriters will receive the same underwriting discounts and commissions on any common shares purchased by our principal shareholder as they will on any other common shares sold to the public in this offering.

PRIOR SALES

Other than as described below, during the 12 month period before the date of this prospectus, we have not issued any common shares or any securities that are convertible into our common shares. All figures reflected in the table below in the “As Adjusted” columns have been adjusted to give effect to the consolidation.

We issued common shares to eligible participants pursuant to the exercise of stock options under our Stock Option Plan as follows:

Date of Exercise	Number of Shares Issued Actual	Exercise Price (per option) Actual		Number of Shares Issued As Adjusted(1)	Exercise Price (per option) As Adjusted(1)
March 10, 2015	55,000	Cdn$	1.00	3,437	Cdn$16.00
March 10, 2015	17,333	Cdn$	0.65	1,083	Cdn$10.40
March 10, 2015	54,000	Cdn$	0.36	3,375	Cdn$5.76

We granted options to purchase common shares to eligible participants under our Stock Option Plan as follows:

Date of Grant	Number of Options Issued Actual	Exercise Price (per option) Actual		Number of Options Issued As Adjusted(1)	Exercise Price (per option) As Adjusted(1)
December 5, 2014	1,325,000	Cdn$	1.24	82,812	Cdn$19.84
April 2, 2015	3,980,000	Cdn$	1.36	248,750	Cdn$21.76

We issued common shares pursuant to the exercise of warrants as follows:

Date of Exercise	Number of Shares Issued Actual	Exercise Price (per warrant) Actual		Number of Shares Issued As Adjusted(1)	Exercise Price (per warrant) As Adjusted(1)
July 17, 2014	17,051	Cdn$	0.575	1,066	Cdn$9.20
October 24, 2014	100,000	Cdn$	0.810	6,250	Cdn$12.96
November 13, 2014	3,500	Cdn$	0.575	219	Cdn$9.20
November 20, 2014	2,750	Cdn$	0.575	172	Cdn$9.20
November 20, 2014	24,500	Cdn$	0.810	1,531	Cdn$12.96
November 21, 2014	4,700	Cdn$	0.575	294	Cdn$9.20
November 21, 2014	346,153	Cdn$	0.810	21,635	Cdn$12.96
November 24, 2014	12,750	Cdn$	0.575	797	Cdn$9.20
November 24, 2014	100,000	Cdn$	0.810	6,250	Cdn$12.96
November 25, 2014	4,700	Cdn$	0.575	294	Cdn$9.20
November 29, 2014	63,302	Cdn$	0.575	3,956	Cdn$9.20
December 2, 2014	58,696	Cdn$	0.575	3,669	Cdn$9.20
December 2, 2014	90,000	Cdn$	0.810	5,625	Cdn$12.96
December 4, 2014	106,835	Cdn$	0.575	6,677	Cdn$9.20
December 4, 2014	212,000	Cdn$	0.810	13,250	Cdn$12.96
December 9, 2014	100,000	Cdn$	0.810	6,250	Cdn$12.96
December 11, 2014	27,000	Cdn$	0.575	1,688	Cdn$9.20
December 19, 2014	108,696	Cdn$	0.575	6,794	Cdn$9.20
January 13, 2015	50,000	Cdn$	0.575	3,125	Cdn$9.20
January 16, 2015	278,979	Cdn$	0.810	17,436	Cdn$12.96

Date of Exercise	Number of Shares Issued Actual	Exercise Price (per warrant) Actual	Number of Shares Issued As Adjusted(1)	Exercise Price (per warrant) As Adjusted(1)
January 20, 2015	272,020	Cdn$0.575	17,001	Cdn$9.20
January 21, 2015	10,000	Cdn$0.575	625	Cdn$9.20
January 21, 2015	222,692	Cdn$0.810	13,918	Cdn$12.96
January 22, 2015	300,000	Cdn$0.810	18,750	Cdn$12.96
January 23, 2015	60,000	Cdn$0.575	3,750	Cdn$9.20
January 23, 2015	20,000	Cdn$0.810	1,250	Cdn$12.96
January 27, 2015	137,231	Cdn$0.810	8,577	Cdn$12.96
January 29, 2015	5,000	Cdn$0.810	313	Cdn$12.96
February 2, 2015	70,000	Cdn$0.575	4,375	Cdn$9.20
February 2, 2015	110,000	Cdn$0.810	6,875	Cdn$12.96
February 5, 2015	50,000	Cdn$0.810	3,125	Cdn$12.96
February 6, 2015	215,035	Cdn$0.575	13,440	Cdn$9.20
February 9, 2015	36,184	Cdn$0.575	2,262	Cdn$9.20
February 12, 2015	10,000	Cdn$0.810	625	Cdn$12.96
February 18, 2015	553,421	Cdn$0.575	34,589	Cdn$9.20
February 18, 2015	241,000	Cdn$0.810	15,063	Cdn$12.96
February 19, 2015	70,000	Cdn$0.575	4,375	Cdn$9.20
February 20, 2015	179,524	Cdn$0.575	11,220	Cdn$9.20
February 20, 2015	20,000	Cdn$0.810	1,250	Cdn$12.96
February 23, 2015	35,009	Cdn$0.575	2,188	Cdn$9.20
February 23, 2015	191,973	Cdn$0.575	11,998	Cdn$9.20
February 24, 2015	215,630	Cdn$0.575	13,477	Cdn$9.20
February 24, 2015	5,000	Cdn$0.810	313	Cdn$12.96
February 25, 2015	930,804	Cdn$0.575	58,175	Cdn$9.20
February 26, 2015	142,668	Cdn$0.575	8,917	Cdn$9.20
February 26, 2015	21,000	Cdn$0.810	1,313	Cdn$12.96
February 27, 2015	1,851,394	Cdn$0.575	115,712	Cdn$9.20
March 2, 2015	7,307	Cdn$0.810	457	Cdn$12.96
March 5, 2015	20,000	Cdn$0.810	1,250	Cdn$12.96
March 10, 2015	65,000	Cdn$0.810	4,063	Cdn$12.96
March 12, 2015	10,000	Cdn$0.810	625	Cdn$12.96
March 19, 2015	100,000	Cdn$0.810	6,250	Cdn$12.96
March 20, 2015	98,000	Cdn$0.810	6,125	Cdn$12.96
March 23, 2015	80,000	Cdn$0.575	5,000	Cdn$9.20
March 31, 2015	6,900	Cdn$0.810	431	Cdn$12.96
April 7, 2015	70,000	Cdn$0.810	4,375	Cdn$12.96
April 9, 2015	75,000	Cdn$0.810	4,688	Cdn$12.96
April 13, 2015	108,695	Cdn$0.575	6,793	Cdn$9.20
April 13, 2015	8,100	Cdn$0.810	506	Cdn$12.96
April 22, 2015	63,000	Cdn$0.810	3,938	Cdn$12.96
May 8, 2015	50,000	Cdn$0.810	3,125	Cdn$12.96
May 26, 2015	2,500	Cdn$9.20	N/A	N/A
May 27, 2015	1,562	Cdn$12.96	N/A	N/A
June 3, 2015	5,764	Cdn$12.96	N/A	N/A

(1)	As adjusted figures are adjusted to reflect the aggregate 16-to-one share consolidation effected on May 15, 2015.

On March 11, 2015, we announced the results of our end of Phase 2 meeting with the FDA, which triggered a milestone payment to former Adagio shareholders of 69,962 of our common shares.

On March 31, 2015, we completed a private placement in Canada and the United States of 1,377,467 common shares at a price of Cdn$15.23 per share.

TRADING PRICE AND VOLUME

Our common shares commenced trading on the TSX in Canada on November 28, 2014 under the symbol “CTH.” Prior thereto, our common shares were listed on the TSXV in Canada.

Our common shares commenced trading on the OTCQX International in the United States on July 18, 2013 under the symbol “CYNAF.” Prior to such date, there was no market for our common shares in the United States. We have received approval to have our common shares listed on the NASDAQ under the symbol “CYNA.”

On May 15, 2015, we effected a 16-to-one share consolidation. See “Description of Share Capital—Share Consolidation” in this prospectus. Our common shares commenced trading on the TSX and OTCQX International on a post-consolidated basis on May 21, 2015. In connection with the share consolidation, our symbol on the OTCQX International was temporarily changed to “CYNAD.” All prices, and the aggregate volume of trading of our common shares, reflected in the table below in the columns labeled “As Adjusted” have been adjusted to give effect to the consolidation, and do not represent the actual high and low sale prices for the shares on the TSX and OTCQX International, as applicable, for the periods presented.

TSX and TSXV

The following table sets forth the high and low closing prices (in Canadian dollars) and the aggregate volume of trading of our common shares on the TSX and TSXV, as applicable, for the periods indicated during the 12 month period before the date of this prospectus:

	High (Cdn$) Actual	Low (Cdn$) Actual	Aggregate Volume Actual	High (Cdn$) As Adjusted(1)	Low (Cdn$) As Adjusted(1)	Aggregate Volume As Adjusted(1)
June 1, 2015 through June 16, 2015	$18.00	$16.51	124,093	N/A	N/A	N/A
May 21, 2015 through May 31, 2015	$19.21	$18.25	32,834	N/A	N/A	N/A
May 1, 2015 through May 20, 2015	$1.21	$1.14	890,836	$19.36	$18.24	55,677
April 2015	$1.40	$1.17	2,645,742	$22.40	$18.72	165,358
March 2015	$1.33	$1.13	3,254,054	$21.28	$18.08	203,378
February 2015	$1.44	$1.29	2,538,198	$23.04	$20.64	158,637
January 2015	$1.42	$1.15	4,446,321	$22.72	$18.40	277,895
December 2014	$1.23	$0.98	4,212,709	$19.68	$15.68	263,294
November 2014	$1.24	$0.77	7,608,642	$19.84	$12.32	475,540
October 2014	$0.89	$0.65	3,510,713	$14.24	$10.40	219,419
September 2014	$0.68	$0.57	1,795,244	$10.88	$9.12	112,202
August 2014	$0.65	$0.57	1,026,877	$10.40	$9.12	64,179
July 2014	$0.67	$0.61	1,506,248	$10.72	$9.76	94,140
June 2014	$0.70	$0.58	2,703,887	$11.20	$9.28	168,992
May 2014	$0.62	$0.47	4,777,505	$9.92	$7.52	298,594

(1)	As adjusted figures are adjusted to reflect the aggregate 16-to-one share consolidation effected on May 15, 2015. Our common shares commenced trading on a post-consolidated basis on May 21, 2015.

OTCQX International

The following table sets forth the high and low closing prices (in U.S. dollars) and the aggregate volume of trading of our common shares on the OTCQX International for the periods indicated:

	High (US$) Actual	Low (US$) Actual	Aggregate Volume Actual	High (US$) As Adjusted(1)	Low (US$) As Adjusted(1)	Aggregate Volume As Adjusted(1)
June 1, 2015 through June 16, 2015	$14.60	$13.29	137,293	N/A	N/A	N/A
May 21, 2015 through May 31, 2015	$15.70	$13.50	57,088	N/A	N/A	N/A
May 1, 2015 through May 20, 2015	$1.03	$0.91	1,919,184	$16.48	$14.56	119,949
April 2015	$1.13	$0.97	3,471,608	$18.08	$15.52	216,976
March 2015	$1.07	$0.91	4,295,973	$17.12	$14.56	268,498
February 2015	$1.18	$1.05	2,721,996	$18.88	$16.80	170,125
January 2015	$1.16	$0.99	4,483,264	$18.56	$15.84	280,204
December 2014	$1.11	$0.87	3,526,196	$17.76	$13.92	220,387
November 2014	$1.08	$0.68	8,332,729	$17.28	$10.88	520,796
October 2014	$0.80	$0.60	3,384,945	$12.80	$9.60	211,559
September 2014	$0.61	$0.52	1,594,716	$9.76	$8.32	99,670
August 2014	$0.59	$0.52	2,004,927	$9.44	$8.32	125,308
July 2014	$0.63	$0.58	2,063,049	$10.08	$9.28	128,941
June 2014	$0.65	$0.57	2,618,688	$10.40	$9.12	163,668
May 2014	$0.58	$0.44	3,324,760	$9.28	$7.04	207,798

(1)	As adjusted figures are adjusted to reflect the aggregate 16-to-one share consolidation effected on May 15, 2015. Our common shares commenced trading on a post-consolidated basis on May 21, 2015.

EXCHANGE RATE INFORMATION

The following table sets forth, for each period indicated, the highest exchange rates, lowest exchange rates, average exchange rates (based on the average of the exchange rates on the last day of each month in such periods), and the exchange rates at the end of each period, for Canadian dollars expressed in terms of one U.S. dollar, based upon the noon rate of exchange as published by the Bank of Canada. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this prospectus may vary.

(in Canadian dollars)	Year Ended December 31,		Three months Ended March 31,
	2014	2013	2015	2014
Highest rate during the period	1.165	1.070	1.281	1.126
Lowest rate during the period	1.062	0.984	1.173	1.062
Average rate during the period	1.105	1.030	1.242	1.104
Rate at end of the period	1.161	1.064	1.269	1.106

The following table sets forth, for each of the last six months, the high and low exchange rates for Canadian dollars expressed in terms of one U.S. dollar, based on the noon rate of exchange as published by the Bank of Canada.

(in Canadian dollars)	December 2014	January 2015	February 2015	March 2015	April 2015	May 2015
High for the month	1.165	1.272	1.264	1.281	1.262	1.249
Low for the month	1.135	1.173	1.241	1.244	1.196	1.196

As of June 16, 2015, the noon rate of exchange published by the Bank of Canada was US$1.00 = Cdn$1.2330.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations promulgated thereunder, or the Tax Act, to a holder who acquires, as beneficial owner, the common shares under this offering, and who, for purposes of the Tax Act and at all relevant times: (i) holds the common shares as capital property; (ii) deals at arm’s length with, and is not affiliated with, us or the underwriters; (iii) is not, and is not deemed to be resident in Canada; and (iv) does not use or hold and will not be deemed to use or hold, our common shares in a business carried on in Canada, or a Non-Resident Holder. Generally, our common shares will be considered to be capital property to a Non-Resident Holder provided the Non-Resident Holder does not hold our common shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere. Such Non-Resident Holders should seek advice from their own tax advisors.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals, or the Proposed Amendments, to amend the Tax Act that have been publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and Counsels’ understanding of the current administrative policies and practices of the Canada Revenue Agency, or the CRA, published in writing by it prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that the Proposed Amendments will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law or any changes in the CRA’s administrative policies or practices, whether by legislative, governmental or judicial action or decision, nor does it take into account or anticipate any other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

Non-Resident Holders should consult their own tax advisors with respect to an investment in our common shares. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any prospective purchaser or holder of our common shares, and no representations with respect to the income tax consequences to any prospective purchaser or holder are made. Consequently, prospective purchasers or holders of our common shares should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Tax Act. The amounts subject to withholding tax and any capital gains or capital losses realized by a Non-Resident Holder may be affected by fluctuations in the Canadian-U.S. dollar exchange rate.

Disposition of Common Shares

A Non-Resident Holder will not generally be subject to tax under the Tax Act on a disposition of a common share, unless the common share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Provided the common shares are listed on a “designated stock exchange”, as defined in the Tax Act (which currently includes the TSX and NASDAQ) at the time of disposition, the common shares will generally not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the

60-month period immediately preceding the disposition the following two conditions are satisfied concurrently: (i) (a) the Non-Resident Holder; (b) persons with whom the Non-Resident Holder did not deal at arm’s length; (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of our shares; and (ii) more than 50% of the fair market value of our shares was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in or for civil law rights in, such properties. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the common shares could be deemed to be taxable Canadian property. Even if the common shares are taxable Canadian property to a Non-Resident Holder, such Non-Resident Holder may be exempt from tax under the Tax Act on the disposition of such common shares by virtue of an applicable income tax treaty or convention. A Non-Resident Holder contemplating a disposition of common shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

Receipt of Dividends

Dividends received or deemed to be received by a Non-Resident Holder on our common shares will be subject to Canadian withholding tax under the Tax Act. The general rate of withholding tax is 25%, although such rate may be reduced under the provisions of an applicable income tax convention between Canada and the Non-Resident Holder’s country of residence. For example, under the Canada-United States Income Tax Convention (1980) as amended, or the Treaty, the rate is generally reduced to 15% where the Non-Resident Holder is a resident of the United States for the purposes of, and is entitled to the benefits of, the Treaty.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES HOLDERS

The following discussion describes the material United States federal income tax consequences of the ownership of our common shares as of the date hereof. The discussion set forth below is applicable only to U.S. Holders (as defined below) that hold their common shares as capital assets and (i) who are residents of the United States for purposes of the Treaty, (ii) whose common shares are not, for purposes of the Treaty, effectively connected with a permanent establishment in Canada and (iii) who otherwise qualify for the full benefits of the Treaty.

The term “U.S. Holder” means a holder of a common share of Cynapsus that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion does not represent a detailed description of the United States federal income tax consequences applicable to a U.S. Holder that is subject to special treatment under the United States federal income tax laws, including:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our common shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for its securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of our company’s voting stock;

•	a partnership or other pass-through entity for United States federal income tax purposes; or

•	a person whose “functional currency” is not the U.S. dollar.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.

If a partnership holds common shares of Cynapsus, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common shares of Cynapsus should consult its tax advisors.

U.S. Holders should consult their own tax advisors concerning the United States federal income tax consequences to them in light of their particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Taxation of Dividends

Subject to the discussion under “—Passive Foreign Investment Company” below, the gross amount of distributions on common shares of Cynapsus (including any amounts withheld to reflect Canadian withholding taxes) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in a U.S. Holder’s gross income as ordinary income on the day actually or constructively received by a U.S. Holder. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

Subject to the discussion under “—Passive Foreign Investment Company” below, with respect to non-corporate U.S. Holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the Treaty meets these requirements, and, thus, dividends paid by Cynapsus would satisfy the eligibility criteria for qualified dividend treatment. A foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. The common shares of Cynapsus, which are expected to be listed on the NASDAQ, may be treated as readily tradable on an established securities market in the United States, though there is no assurance that the common shares of Cynapsus will be considered readily tradable on an established securities market in later years.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from a risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

The amount of any dividend paid in Canadian dollars will equal the U.S. dollar value of the Canadian dollars received (plus any Canadian taxes withheld) calculated by reference to the exchange rate in effect on the date the dividend is received by a U.S. Holder, regardless of whether the Canadian dollars are converted into U.S. dollars. If the Canadian dollars received as a dividend are converted into U.S. dollars on the date they are received, a U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received as a dividend are not converted into U.S. dollars on the date of receipt, upon a later conversion into U.S. dollars a U.S. Holder may have foreign currency gain or loss.

Subject to certain conditions and limitations, Canadian withholding taxes on dividends may be treated as foreign taxes eligible for credit against a U.S. Holder’s United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on common shares of Cynapsus will be treated as income from sources outside the United States and will generally constitute passive category income. Further, in certain circumstances, if a U.S. Holder has held common shares of Cynapsus for less than a specified minimum period during which it is not protected from risk of loss, or is obligated to make payments related to the dividends, the U.S. Holder will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on common shares of Cynapsus.

The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the common shares of Cynapsus, and to the extent the amount of the distribution exceeds a U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange.

Passive Foreign Investment Company

Based on the projected composition of our income and valuation of our assets, including goodwill, we believe that we may be a PFIC for our current taxable year, and may be a PFIC in future taxable years, although there can be no assurance in this regard. The determination of whether we will continue as a PFIC is made annually.

In general, we will be a PFIC for any taxable year in which:

•	at least 75% of our gross income is passive income, or

•	at least 50% of the value (determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

If we are a PFIC for any taxable year during which a U.S. Holder holds common shares of Cynapsus, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of common shares of Cynapsus. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or a U.S. Holder’s holding period for the common shares of our company will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for common shares of Cynapsus,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

U.S. Holders will be required to file Internal Revenue Service Form 8621 if they hold common shares of Cynapsus in any year in which we are classified as a PFIC.

If we are a PFIC for any year during which a U.S. Holder holds common shares, we will generally continue to be treated as a PFIC with respect to such holder for all subsequent years during which such common shares continue to be held, even if we cease to meet the threshold requirements for PFIC status. U.S. Holders should consult with their own tax advisors regarding the availability of a “deemed sale” election that in certain circumstances would allow such holder to terminate PFIC status with respect to such common shares.

If we are a PFIC for any taxable year during which a U.S. Holder holds common shares of Cynapsus and any of our non-U.S. subsidiaries is also a PFIC, or a lower-tier PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules on (i) excess distributions by the lower-tier PFIC, and (ii) a disposition of shares of a lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even though the holders have not received the proceeds of those distributions or dispositions directly. U.S. Holders are urged to consult their tax advisors about the application of the PFIC rules to any of our subsidiaries.

In lieu of being subject to the excess distribution rules discussed above with respect to our common shares (but not with respect to any lower-tier PFIC), a U.S. Holder may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Our common shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of such shares are traded on a qualified exchange on at least 15 days during each calendar quarter of such year. The NASDAQ on which the common shares are expected to be traded is a qualified exchange for this purpose.

If a U.S. Holder makes an effective mark-to-market election, it will include in each year we are a PFIC as ordinary income the excess of the fair market value of such U.S. Holder’s common shares of Cynapsus at the end of the year over the U.S. Holder’s adjusted tax basis in the common shares of Cynapsus. A U.S. Holder will be entitled to deduct as an ordinary loss in each such year the excess of the U.S. Holder’s adjusted tax basis in the common shares of Cynapsus over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, any gain the U.S. Holder recognizes upon the sale or other disposition of its common shares of in a year that we are a PFIC we will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.

A U.S. Holder’s adjusted tax basis in its common shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If a U.S. Holder makes a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years that we are a PFIC unless the common shares of Cynapsus are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

Alternatively, a U.S. Holder may avoid the rules described above by electing to treat us (and any lower-tier PFIC) as a “qualified electing fund,” or QEF, under Section 1295 of the Code. A QEF election requires a U.S. Holder to include currently in income each year its pro rata share of a PFIC’s ordinary earnings and net capital gains, regardless of whether or not such ordinary earnings and gains are actually distributed. Thus, a U.S. Holder could have a tax liability with respect to such ordinary earnings or gains without a corresponding receipt of cash. A U.S. Holder’s basis in the shares of a QEF will be increased to reflect the amount of the taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the shares and will not be taxed again as a distribution to the U.S. Holder. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of common shares in an amount equal to the difference between the amount realized and the holder’s adjusted tax basis in the common shares. To make a QEF election, a U.S. Holder will need to have an annual information statement from the PFIC setting forth the earnings and capital gains for the year. U.S. Holders should consult their own tax advisors as to the consequences of making a protective QEF election or other consequences of the QEF election. We will provide the information necessary for a U.S. Holder to make a timely QEF election for each taxable year in which we are a PFIC. However, no assurance can be given that such QEF information will be available for any lower-tier PFIC that we do not control.

U.S. Holders are urged to consult their tax advisors concerning the United States federal income tax consequences of holding common shares of our company if we are considered a PFIC in any taxable year.

Sale or Exchange of Common Shares

A U.S. Holder will recognize taxable gain or loss on any sale or exchange of a common share of Cynapsus in an amount equal to the difference between the amount realized for the common share and the U.S. Holder’s tax basis in the common share. Subject to the discussion under “—Passive Foreign Investment Company” above, such gain or loss will generally be capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as United States source gain or loss. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any Canadian tax imposed on the disposition of a common share of Cynapsus unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on common shares of Cynapsus, and net gains from the disposition of common shares of Cynapsus. Further, excess distributions treated as dividends, gains treated as excess distributions, and mark-to-market inclusions and deductions are all included in the calculation of net investment income.

U.S. Holders that are individuals, estates or such trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of common shares of Cynapsus.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of common shares of Cynapsus and the proceeds from the sale, exchange or redemption of common shares of Cynapsus that are paid to a U.S. Holder within the United States (and in certain cases, outside the United States), unless the U.S. Holder is an exempt recipient. A backup withholding tax may apply to such payments if a U.S. Holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders are required to report information relating to common shares of Cynapsus, subject to certain exceptions (including an exception for common shares of Cynapsus held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold common shares of Cynapsus. U.S. Holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of common shares of Cynapsus.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement dated                 , 2015 among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares set forth opposite its name below at a price of US$         per share, payable in cash to us against delivery.

Underwriter	Number of Common Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Nomura Securities International, Inc.
Noble Financial Capital Markets

Total	4,500,000

The obligations of the underwriters under the underwriting agreement may be terminated at the discretion of the representative upon the occurrence of certain stated events, including: (i) if there has been, in the judgment of the representative, any material adverse change in our condition, financial or otherwise, or in our earnings, business affairs or business prospects, whether or not arising in the ordinary course of business, (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the representative, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the common shares, (iii) if trading in any of our securities has been suspended or materially limited by the TSX, the Ontario Securities Commission, the Alberta Securities Commission, the British Columbia Securities Commission, the SEC or the NASDAQ, (iv) if trading generally on the TSX or the NYSE MKT LLC or the New York Stock Exchange or in the NASDAQ has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, (v) if a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or (vi) if a banking moratorium has been declared by federal authorities in the United States or Canada or authorities in the State of New York or the Province of Ontario. The underwriters are, however, obligated to take up and pay for all of the common shares sold pursuant to the underwriting agreement if any of such common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Dexxon Holdings Limited, our principal shareholder who is affiliated with members of our board of directors, has indicated an interest in purchasing up to their pro rata share of our common shares in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell less or no common shares in this offering to our principal shareholder, or our principal shareholder may determine to purchase less or no common shares in this offering. The underwriters will receive the same underwriting discounts and commissions on any common shares purchased by our principal shareholder as they will on any other common shares sold to the public in this offering.

This prospectus forms part of a registration statement on Form F-10 filed with the SEC and with the Ontario Securities Commission to register the common shares offered hereby under the Securities Act. This prospectus does not qualify the distribution of the common shares offered hereby in any province or territory of Canada. The common shares may only be offered or sold, directly or indirectly, in Canada, or to or for the benefit of any resident thereof, pursuant to exemptions from the prospectus requirements of Canadian provincial securities laws.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of US$         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common shares.

	Per Share	Without Option Exercise	With Option Exercise
Public offering price	US$	US$	US$
Underwriting discount	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$

The expenses of the offering, not including the underwriting discount, are estimated at US$1 million and are payable by us. We have also agreed to reimburse the underwriters up to US$         for expenses related to any filing with, and any clearance of this offering by, FINRA. In addition, we have granted Merrill Lynch, Pierce, Fenner & Smith Incorporated a right to provide or arrange for certain financing and other transactions, including a right to underwrite future securities offerings, subject to certain conditions. FINRA deems this right to be underwriting compensation.

Option to Purchase Additional Common Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 675,000 additional common shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and Dexcel Pharma Technologies Ltd./Dexxon Holdings Ltd. have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, subject to certain exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common shares,

•	sell any option or contract to purchase any common shares,

•	purchase any option or contract to sell any common shares,

•	grant any option, right or warrant for the purchase or sale of any common shares,

•	otherwise dispose of or transfer any common shares,

•	file or request or demand that we file a registration statement related to the common shares, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

In our case, subject to certain conditions, and in addition to certain other exceptions, we and the underwriters have agreed that such restrictions shall not apply to the issuance by us of up to 5% of our outstanding common shares in connection with certain third party commercial transactions, including joint ventures, commercial relationships, other strategic transactions or acquisition agreements.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Listing

Our common shares are currently listed and posted for trading on the TSX under the trading symbol “CTH.” We have received approval to have our common shares listed on the NASDAQ under the symbol “CYNA.” We have applied to list the common shares being distributed hereunder on the TSX. Listing on the NASDAQ and the TSX will be subject to our fulfillment of all of the listing requirements of the NASDAQ and the TSX, respectively. Our common shares currently trade on the OTCQX International in the United States.

The public offering price will be determined through negotiations between us and the representative based mainly on the trading price of our common shares listed and posted for trading on the TSX and prevailing market conditions.

An active trading market for our common shares in the United States may not develop. It is also possible that after the offering the common shares will not trade in the public market at or above the public offering price.

The underwriters do not expect to sell more than 5% of the common shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representative may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

Pursuant to the rules and policy statements of certain Canadian securities regulators, the underwriters may not, at any time during the period ending on the date the selling process for the common shares ends and all stabilization arrangements relating to the common shares are terminated, bid for or purchase our securities for their own account or for accounts over which they exercise control or direction. The foregoing restrictions are subject to certain exceptions, including a bid for or purchase of our securities: (i) if the bid or purchase is made through the facilities of the TSX, in accordance with the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada; (ii) made for or on behalf of a client, other than certain prescribed clients, provided that the client’s order was not solicited by the underwriters, or if the client’s order was solicited, the solicitation occurred before the commencement of a prescribed restricted period; and (iii) to cover a short position entered into prior to the commencement of a prescribed restricted period.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ or the TSX, in the over-the-counter market or otherwise. The underwriters may engage in market stabilization or market balancing activities on the TSX where the bid for or purchase of our securities is for the purpose of maintaining a fair and orderly market in such securities, subject to price limitations applicable to such bids or purchases. Such transactions, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, Noble Life Science Partners, an affiliate of Noble Financial Capital Markets, has acted as placement agent in connection with the private sale of our equity securities from time to time in the United States.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, each, a Relevant Member State, no offer of common shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) per Relevant Member State, as permitted under the Prospectus Directive; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any common shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

We, the representative and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This document is not an approved prospectus for the purposes of the Prospectus Directive. This document has been prepared on the basis that any offer of common shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of common shares which are the subject of the offering contemplated in this document may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer pursuant to Article 3 of the Prospectus Directive.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order; or (ii) who are high net worth companies or unincorporated associations etc. falling within Article 49(2)(a) to (d) of the Order; or (iii) persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. The offering of the common shares is and will be restricted to a selected and limited circle of investors who will be individually approached from time to time.

Neither this document nor any other offering or marketing material relating to the offering, us, or the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Rulebook of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.

The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 622) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the Canada Business Corporations Act, most of our directors and officers are residents of Canada, all of the experts named in this prospectus are residents of Canada, and most or all of our assets and the assets of such persons are located outside the United States. We have appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of our common shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of our common shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the U.S. federal securities laws.

We filed with the SEC concurrently with our registration statement on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed C T Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of our common shares under this prospectus.

LEGAL MATTERS

Certain legal matters related to our common shares being offered hereby are being passed upon on our behalf by Borden Ladner Gervais LLP with respect to Canadian legal matters and Troutman Sanders LLP with respect to United States legal matters, and on behalf of the underwriters by Davies Ward Phillips & Vineberg LLP with respect to Canadian legal matters and Davis Polk & Wardwell LLP with respect to United States legal matters.

EXPERTS

Our consolidated financial statements for the fiscal year ended December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report dated March 16, 2015 which is contained elsewhere in this prospectus and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Our consolidated financial statements for the fiscal year ended December 31, 2013 have been audited by McGovern, Hurley, Cunningham, LLP, independent registered public accounting firm, as stated in their report dated April 8, 2014 which is contained elsewhere in this prospectus and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Our auditors are Ernst & Young LLP, Chartered Professional Accountants, Licensed Public Accountants, Toronto, Ontario. The transfer agent and registrar for our common shares in the United States is Continental Stock Transfer & Trust at its principal offices located in 17 Battery Place, New York, NY 10004. The transfer agent and registrar for our common shares in Canada is Equity Financial Trust Company at its principal offices located at 200 University Avenue, Suite 400 Toronto, Ontario M5H 4H1.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated by reference in this prospectus may be obtained upon request without charge from our Chief Financial Officer at 828 Richmond Street West, Toronto, Ontario M6J 1C9, Canada, telephone: (416) 703-2449, or by accessing our disclosure documents available through the Internet on SEDAR, which can be accessed at www.sedar.com.

The following documents, filed with the various securities commissions or similar authorities in Canada, are specifically incorporated by reference in, and form an integral part of, this prospectus:

(i)	our annual information form dated March 17, 2015 for the fiscal year ended December 31, 2014;

(ii)	our management’s discussion and analysis for the fiscal year ended December 31, 2014, dated March 16, 2015;

(iii)	our management’s discussion and analysis for the three months ended March 31, 2015, dated May 7, 2015;

(iv)	our management information circular dated April 3, 2015 prepared in connection with our annual and special meeting of shareholders held on May 7, 2015;

(v)	our audited consolidated financial statements for the fiscal years ended December 31, 2014 and 2013, together with the auditors’ report thereon and the notes thereto;

(vi)	our unaudited condensed interim consolidated financial statements for the three months ended March 31, 2015 and 2014, together with the notes thereto;

(vii)	our material change report dated March 12, 2015 regarding our end of Phase 2 meeting with the FDA; and

(viii)	our material change report dated June 4, 2015 announcing the issuance of U.S. Patent No. 9,044,475.

Any document of the type referred to in the preceding paragraph or in Section 11.1 of Form 44-101F1 –Short Form Prospectus (other than any confidential material change reports) filed by us with a securities commission or similar regulatory authority in any province of Canada, after the date of this prospectus and before the termination of this offering, will be deemed to be incorporated by reference in this prospectus. All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering, will be deemed to be incorporated by reference in this prospectus, unless such document provides otherwise.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Without limiting the generality of the foregoing, the description of our business appearing in this prospectus under the heading “Business” modifies and supersedes, to the extent inconsistent therewith, the description of our business contained under the heading “The Business” in our annual information form dated March 17, 2015; the regulatory disclosure appearing in this prospectus under the heading “Business—Government Regulation” modifies and supersedes, to the extent inconsistent therewith, the regulatory disclosure contained under the heading “Government Regulation” in our annual information form dated March 17, 2015; the risk factors appearing in this prospectus under the heading “Risk Factors” modifies and supersedes, to the extent inconsistent therewith, the risk factors contained under the heading “Risk Factors” in our annual information form dated March 17, 2015.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement on Form F-10 of which this prospectus forms a part: (i) the documents listed under “Documents Incorporated by Reference” in this prospectus; (ii) the form of the underwriting agreement; (iii) the consent of Ernst & Young LLP; (iv) the consent of McGovern, Hurley, Cunningham, LLP; and (v) the powers of attorney pursuant to which amendments to the registration statement may be signed.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form F-10 relating to our common shares being offered hereby and of which this prospectus is a part. This prospectus does not contain all of the information set forth in such registration statement, as to which reference is made for further information. Upon effectiveness of such registration statement on Form F-10, we will become subject to the informational requirements of the Exchange Act and in accordance therewith will be required to file reports and other information with the SEC. Under the MJDS adopted by the United States and Canada, we may prepare such reports and other information in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Prospective investors may read any document we file or furnish to the SEC, including those documents that are incorporated by reference in this prospectus, which are filed as exhibits to the registration statement on Form F-10, at the SEC’s website at http://www.sec.gov. Investors may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We are not currently subject to the informational requirements of the Exchange Act. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

CYNAPSUS THERAPEUTICS INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

(Expressed in Canadian Dollars)

INDEPENDENT AUDITORS’ REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Cynapsus Therapeutics Inc.

We have audited the accompanying consolidated financial statements of Cynapsus Therapeutics Inc., which comprise the consolidated statement of financial position as at December 31, 2014 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Cynapsus Therapeutics Inc. as at December 31, 2014, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Other matter

The consolidated financial statements of Cynapsus Therapeutics Inc. for the year ended December 31, 2013 were audited by another auditor who expressed an unmodified opinion on these statements on April 8, 2014.

Toronto, Canada	Chartered Professional Accountants
March 16, 2015	Licensed Public Accountants

INDEPENDENT AUDITOR’S REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Cynapsus Therapeutics Inc.

We have audited the accompanying consolidated financial statements of Cynapsus Therapeutics Inc. and its subsidiary, which comprise the consolidated statement of financial position as at December 31, 2013, and the consolidated statement of loss and comprehensive loss, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Cynapsus Therapeutics Inc. and its subsidiary as at December 31, 2013 and their financial performance and cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

Without qualifying our opinion, we draw attention to the Company’s continuing losses during the year ended December 31, 2013 and a working capital deficiency and cumulative deficit as at December 31, 2013. These conditions indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

McGOVERN, HURLEY, CUNNINGHAM, LLP

Chartered Accountants

Licensed Public Accountants

TORONTO, Canada

April 8, 2014

CYNAPSUS THERAPEUTICS INC.

Consolidated Statement of Financial Position

As at December 31, 2014

(in Canadian dollars)

	NOTES	December 31, 2014	December 31, 2013
		$	$
ASSETS
Current assets
Cash and cash equivalents	8	17,448,497	2,289,046
Prepaid expenses and other current assets		269,779	118,329

Total current assets		17,718,276	2,407,375
Non-current assets
Property, plant and equipment	9	257,830	13,737
Intangible assets	10	574,522	727,957

Total assets		18,550,628	3,149,069

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	11, 17	3,080,631	2,315,082
Deferred grant proceeds	16	—	239,968

Total current liabilities		3,080,631	2,555,050

SHAREHOLDERS’ EQUITY
Share capital	13	31,740,941	16,156,398
Equity reserves
Warrants	13	13,452,183	4,211,014
Share-based payments	13	2,787,525	1,918,672
Deficit		(32,510,652)	(21,692,065)

Total shareholders’ equity		15,469,997	594,019

Total liabilities and shareholders’ equity		18,550,628	3,149,069

COMMITMENTS AND CONTINGENT LIABILITIES (Note 18)

SUBSEQUENT EVENTS (Note 20)

APPROVED ON BEHALF OF THE BOARD:

“Ronald Hosking” , Director	“Rochelle Stenzler” , Director

The accompanying notes are an integral part of these consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Consolidated Statement of Loss and Comprehensive Loss

For the year ended December 31, 2014

(in Canadian dollars, except per share and share figures)

	NOTES	December 31, 2014	December 31, 2013
		$	$
EXPENSES
Research and development	14	6,193,167	1,661,823
Operating, general and administrative	15	5,006,101	2,820,935
Share-based payments	13	975,627	516,274
Amortization of intangible assets	10	58,986	58,986
Depreciation of property, plant and equipment	9	16,131	2,050
Foreign exchange (gain) loss		(691,578)	44,520
Recovery on scientific research		(91,717)	(44,232)
Research grant	16	(694,628)	(424,187)
Other income		—	(2,200)
Severance and prior years’ bonuses	11, 17	—	762,103
Debenture accretion and interest costs	12	—	187,975
Gain on debenture exchange	12	—	(1,153,000)
Loss on disposal of property, plant and equipment	9	—	1,325
Loss on impairment of intangible assets	10	94,449	—
Other interest (income) expense and related charges		(47,951)	915

Loss and comprehensive loss for the year		10,818,587	4,433,287

Loss per share – basic and diluted		0.16	0.13
Weighted average number of shares outstanding – basic and diluted		67,710,167	34,672,871

The accompanying notes are an integral part of these consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Consolidated Statement of Changes in Equity

For the year ended December 31, 2014

(in Canadian dollars)

	Share Capital	Equity Reserves – Warrants	Equity Reserves – Share-based Payments	Deficit	Total
	$	$	$	$	$
Balance as at December 31, 2012	10,528,756	317,423	1,402,398	(17,258,778)	(5,010,201)
Prospectus offering, first closing, net of transaction costs	2,908,293	2,619,761	—	—	5,528,054
Prospectus offering, second closing, net of transaction costs	580,013	556,079	—	—	1,136,092
Debenture exchange, net of transaction costs	2,139,336	717,751	—	—	2,857,087
Share-based payments	—	—	516,274	—	516,274
Loss for the year	—	—	—	(4,433,287)	(4,433,287)

Activity for the year	5,627,642	3,893,591	516,274	(4,433,287)	5,604,220

Balance as at December 31, 2013	16,156,398	4,211,014	1,918,672	(21,692,065)	594,019

Prospectus offering, net of transaction costs	13,037,024	9,803,212	—	—	22,840,236
Exercise of warrants	2,320,627	(562,043)	—	—	1,758,584
Exercise of share-based payments	226,892	—	(106,774)	—	120,118
Share-based payments	—	—	975,627	—	975,627
Loss for the year	—	—	—	(10,818,587)	(10,818,587)

Activity for the year	15,584,543	9,241,169	868,853	(10,818,587)	14,875,978

Balance as at December 31, 2014	31,740,941	13,452,183	2,787,525	(32,510,652)	15,469,997

The accompanying notes are an integral part of these consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Consolidated Statement of Cash Flows

For the year ended December 31, 2014

(in Canadian dollars)

	NOTES	December 31, 2014	December 31, 2013
		$	$
Operating activities
Loss for the year		(10,818,587)	(4,433,287)
Items not affecting cash:
Share-based payments	13	975,627	516,274
Amortization of intangible assets	10	58,986	58,986
Depreciation of property, plant and equipment	9	16,131	2,050
Debenture accretion	12	—	132,428
Accrual of debenture interest	12	—	55,547
Unrealized gain on foreign exchange		(691,578)	—
Loss on impairment of intangible assets	10	94,449	—
Loss on disposal of property, plant and equipment	9	—	1,325
Gain on debenture exchange	12	—	(1,153,000)

		(10,364,972)	(4,819,677)
Changes in non-cash working capital:
Change in prepaid expenses and other current assets		(151,450)	(55,814)
Change in accounts payables and accrued liabilities		765,549	452,684
Deferred grant proceeds	16	(239,968)	239,968

Net cash used in operating activities		(9,990,841)	(4,182,839)

Investing activities
Purchase of property, plant and equipment	9	(260,224)	(11,442)

Net cash used in investing activities		(260,224)	(11,442)

Financing activities
Gross proceeds from issuance of shares and warrants	13	25,000,000	7,317,536
Commissions and share issuance costs	13	(2,159,764)	(667,186)
Gross proceeds from exercise of warrants	13	1,758,584	—
Gross proceeds from exercise of share-based payments	13	120,118	—
Partial repayment of debentures (principal and interest)	12	—	(217,424)

Net cash provided by financing activities		24,718,938	6,432,926

Effect of exchange rate changes on cash and cash equivalents		691,578	—

Increase in cash and cash equivalents		15,159,451	2,238,645
Cash and cash equivalents, beginning of year		2,289,046	50,401

Cash and cash equivalents, end of year		17,448,497	2,289,046

The accompanying notes are an integral part of these consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

1.	NATURE OF OPERATIONS

Cynapsus Therapeutics Inc. (“Cynapsus” or the “Company”) is a specialty pharmaceutical company developing an improved dosing formulation of an approved drug used to treat the symptoms of Parkinson’s disease. The Company’s shares are listed (CTH: TSX) on the TMX Group Inc.’s Toronto Stock Exchange (“Exchange”) and traded in the U.S. on OTCQX International (CYNAF: OTCQX). Cynapsus was incorporated under the federal laws of Canada. The head office, principal address, registered address and records office of the Company are located at 828 Richmond Street West, Toronto, Ontario, Canada, M6J 1C9.

2.	BASIS OF PREPARATION

The consolidated financial statements consolidate the financial statements of Cynapsus and its wholly-owned subsidiary, Adagio Pharmaceuticals Ltd. (“Adagio”). All significant intercompany transactions and balances have been eliminated.

These consolidated financial statements of the Company and its subsidiary were prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). On March 16, 2015, the Board of Directors approved and authorized these consolidated financial statements for the year ended December 31, 2014.

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted for the current year.

In the opinion of management, all adjustments considered necessary for fair presentation of the Company’s financial position, results of operations and cash flows have been included.

3.	NEW ACCOUNTING POLCIES

IFRIC 21 – International Financial Reporting Standards Interpretations Committee Interpretation 21, Levies (“IFRIC 21”) was issued in May 2013. IFRIC 21 provides guidance on when to recognize a liability to pay a levy imposed by a government that is accounted for in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets. IFRIC 21 is effective for annual periods beginning on or after January 1, 2014 and is to be applied retrospectively. The Company adopted IFRIC 21 in its consolidated financial statements for the annual period beginning on January 1, 2014. The adoption did not have a material impact on the consolidated financial statements.

IAS 32 Financial Instruments: Presentation (“IAS 32”) was amended by the IASB in December 2011 to clarify certain aspects of the requirements on offsetting. The amendments focus on the criterion that an entity currently has a legally enforceable right to set off the recognized amounts and the criterion that an entity intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously. The adoption of the amendments to this standard on January 1, 2014 had no material impact on the consolidated financial statements of the Company.

IAS 36 Impairment of Assets (“IAS 36”) was amended by the IASB in May 2013 to clarify the requirements to disclose the recoverable amounts of impaired assets and require additional disclosures about the measurement of impaired assets when the recoverable amount is based on fair value less costs of disposal, including the discount rate when a present value technique is used to measure the recoverable amount. The adoption of the amendments to this standard on January 1, 2014 had no material impact on the consolidated financial statements of the Company.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

4.	FUTURE ACCOUNTING CHANGES

Certain pronouncements that were issued by the IASB or the International Financial Reporting Interpretations Committee are mandatory for accounting periods beginning on or after January 1, 2015. Many are not applicable or do not have a significant impact to the Company and have been excluded. The following pronouncement has not yet been adopted and is being evaluated to determine its impact on the Company.

IFRS 9 Financial Instruments (“IFRS 9”) was issued by the IASB in July 2014 and will replace IAS 39 Financial Instruments: Recognition and Measurement (“IAS 39”) and all previous versions of IFRS 9. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost, fair value through profit or loss, or fair value through other comprehensive income. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9, except that an entity choosing to measure a financial liability at fair value will present the portion of any change in fair value due to changes in the entity’s own credit risk in other comprehensive income, rather than within profit or loss. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. IFRS 9 is effective for annual periods beginning on or after January 1, 2018. Earlier adoption is permitted.

5.	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of these consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Actual outcomes could differ from these estimates. The consolidated financial statements include estimates, which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the consolidated financial statements, and may require accounting adjustments based on future occurrences.

The estimates and underlying assumptions are reviewed on a regular basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. The areas which require management to make significant judgments, estimates and assumptions in determining carrying values include, but are not limited to:

Intangible assets

The Company estimates the useful lives of intangible assets from the date they are available for use in the manner intended by management and periodically reviews the useful lives to reflect management’s intent about developing and commercializing the assets. Management also estimates their recoverability to assess if there has been an impairment. The amounts and timing of recorded expenses for amortization and impairment of intangible assets for any period are affected by these estimates. The estimates are reviewed at least annually and are updated if expectations change as a result of technical or commercial obsolescence, generic threats and legal or other limits to use. It is possible that changes in these factors may cause significant changes in the estimated useful lives of the Company’s intangible assets in the future.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

5.	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)

Share-based payments

Management determines costs for share-based payments using market-based valuation techniques. The fair value of the market-based and performance-based share awards are determined at the date of grant using generally accepted valuation techniques. Assumptions are made and judgments are used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price, expected dividend yield, future employee turnover rates and future employee stock option exercise behaviors and corporate performance. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates.

Contingencies

See Note 18, Commitments and Contingent Liabilities.

6.	SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used in the preparation of these consolidated financial statements are described below.

Subsidiaries

Subsidiaries are entities over which the Company has control. Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The Company has a shareholding of more than one half of the voting rights in its subsidiary. The effects of potential voting rights that are currently exercisable are considered when assessing whether control exists. Subsidiaries are fully consolidated from the date control is transferred to the Company, and are deconsolidated from the date control ceases.

Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial assets and liabilities are offset and the net amount is reported in the consolidated statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

At initial recognition, the Company classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

(i)	Financial assets and liabilities at fair value through profit or loss: A financial asset or liability is classified in this category if acquired principally for the purpose of selling or repurchasing in the short term. Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the consolidated statement of loss and comprehensive loss. Gains and losses arising from changes in fair value are presented in the consolidated statement of loss and comprehensive loss in the period in which they arise.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

6.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(ii)	Available-for-sale investments: Available-for-sale investments are non-derivatives that are either designated in this category or not classified in any of the other categories. Available-for-sale investments are recognized initially at fair value plus transaction costs and are subsequently carried at fair value. Gains or losses arising from changes in fair value are recognized in other comprehensive income. When an available-for-sale investment is sold or impaired, the accumulated gains or losses are moved from accumulated other comprehensive income to the consolidated statement of loss and comprehensive loss and are included in other gains and losses.

(iii)	Loans and receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are initially recognized at the amount expected to be received, less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment.

(iv)	Financial liabilities at amortized cost: Financial liabilities at amortized cost are initially recognized at the amount required to be paid, less transaction costs, and when material, a discount to reduce the payables to fair value. Subsequently, financial liabilities at amortized cost are measured at amortized cost using the effective interest method. Financial liabilities are classified as current liabilities if payment is due within twelve months. Otherwise, they are presented as non-current liabilities.

Impairment of financial assets

A financial asset not carried at fair value is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be measured reliably.

Objective evidence that financial assets are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise or indicators that a debtor will enter bankruptcy.

The Company considers evidence of impairment for receivables at both a specific asset and collective level. All individually significant receivables found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Receivables that are not significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics.

In assessing collective impairment, the Company uses historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management’s judgment as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the assets’ original effective interest rate. Losses are recognized in profit or loss and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognized through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

6.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and cash equivalents

Cash and cash equivalents include business savings accounts and short-term, highly liquid investments that are readily convertible to known amounts of cash, with original maturities of ninety days or less and which are not subject to significant risk of changes in value. As at December 31, 2014, the Company had nil in cash equivalents (December 31, 2013 - $30,000).

Prepaid expenses and other current assets

Prepaid expenses consist of amounts paid in advance for items that have future value to the Company. Other current assets consist of amounts due from tax credits receivable.

Property, plant and equipment

Property, Plant and Equipment is recorded at cost, less accumulated depreciation and accumulated impairment losses. The initial cost of property, plant and equipment comprises its purchase price. The useful lives of property, plant and equipment are reviewed at least once per year. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment. Property, plant and equipment are depreciated using the diminishing balance or straight-line method based on their estimated useful lives as follows:

•	Computer equipment – 30% diminishing balance per annum

•	Furniture and fixtures – 20% diminishing balance per annum

•	Leasehold improvements – straight-line over the remaining term of the lease

Intangible assets

Intangible assets are comprised of a license for intellectual property, and intellectual property that was acquired. The license for intellectual property is recorded at cost net of accumulated impairment losses. The intellectual property acquired is recorded at cost and is amortized on a straight-line basis over an estimated useful life of 15 years net of any accumulated impairment losses.

Impairment of non-financial assets

The carrying amounts of the Company’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less cost to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purposes of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of the cash flows of other assets or groups of assets (the “cash-generating unit”, or “CGU”).

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

6.	SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated to reduce the carrying amount of the assets in the unit (group of units) on a pro rata basis.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation and amortization, if no impairment loss had been recognized.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities are obligations to pay for goods and services that have been acquired in the ordinary course of business from suppliers and are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Share capital

The Company records proceeds from share issuances net of issue costs and any tax effects. Common shares issued for consideration other than cash are valued based on their estimated market value on the earlier of the date the shares are issued or the goods or services are received from the counterparty.

Research and development costs

The Company conducts research and development programs and incurs costs related to these activities, including employee compensation, materials, professional services and services provided by contract research organizations. Research and development costs, net of contractual reimbursements from development partners, are expensed in the periods in which they are incurred. Development costs currently do not meet the criteria for deferral.

General provisions

Provisions are recognized when (a) the Company has a present obligation (legal or constructive) as a result of a past event, and (b) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Company expects some or all of a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of loss and comprehensive loss net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

6.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Employee entitlements

Employee entitlements to annual leave are recognized as the employees earn them. A provision, stated at current cost, is made for the estimated liability at period end.

Income taxes

Income taxes comprise current and deferred taxes. Current taxes are the expected tax payable on the taxable income for the year using tax rates enacted or substantively enacted at the end of the reporting period and any adjustment to tax payable in respect of previous years. Deferred taxes are recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred income taxes are determined on a non-discounted basis using tax rates and laws that have been enacted or substantively enacted at the consolidated statement of financial position date and are expected to apply when the deferred tax asset or liability is settled. Deferred tax assets are recognized to the extent that it is probable that the assets can be recovered.

Share-based payments

The Company has a stock option plan that is described in Note 13(iv). Share-based payments to employees are measured at the fair value of the instruments issued and amortized over the vesting period. Share-based payments to non-employees are measured at the fair value of the goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. The offset to the recorded cost is applied to share-based payments reserve. Consideration received on the exercise of stock options is recorded as share capital and the related share-based payments reserve is transferred to share capital.

Research grants

Research grants are recognized as a recovery on scientific research in the consolidated statement of loss and comprehensive loss when there is reasonable assurance that the Company will comply with the conditions attached to them and that the grants will be received. The Company only recognizes grant proceeds on the consolidated statement of loss and comprehensive loss when the proceeds have been spent on research expenses. Grant amounts received before are recorded as deferred grant proceeds.

Foreign currency translation

The consolidated financial statements are presented in Canadian dollars, the functional currency of the Company and its subsidiary. Revenue and expenses denominated in foreign currencies are translated into Canadian dollars using the exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated using the rate in effect at the consolidated statement of financial position date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate as at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value was determined. Related exchange gains and losses are included in the determination of loss for the year.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

6.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per share

Basic loss per share is calculated using the weighted number of shares outstanding. Diluted loss per share is calculated assuming that any proceeds from the exercise of dilutive stock options and warrants would be used to repurchase common shares at the average market price during the year, with the incremental number of shares being included in the denominator of the diluted loss per share calculation. The diluted loss per share calculation excludes any potential conversion of options and warrants that would increase earnings per share or decrease loss per share. All shares issuable from options and warrants were excluded from the computation of diluted loss per share because they were anti-dilutive for the years ended December 31, 2014 and 2013. On February 28, 2013, the Company completed a share consolidation of the Company’s issued and outstanding common shares on the basis of one (1) new common share for every ten (10) common shares issued and outstanding. All common shares, options, warrants and per share amounts have been restated to give retrospective effect to the share consolidation.

7.	RISK MANAGEMENT

Financial risk management

In the normal course of business, the Company is exposed to a number of financial risks that can affect its operating performance. These risks are credit risk, liquidity risk and market risk. The Company’s overall risk management program and prudent business practices seek to minimize any potential adverse effects on the Company’s financial performance. There were no changes in the Company’s approach to risk management during the years ended December 31, 2014 and 2013.

(i)	Credit risk

The Company’s cash balance is on deposit with a Canadian chartered bank. The Company has no significant concentration of credit risk arising from operations. Management believes that the credit risk concentration with respect to these financial instruments is remote.

(ii)	Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due (See Note 2). As at December 31, 2014, the Company had cash of $17,448,497 and other current assets of $269,779 (December 31, 2013—$2,289,046 and $118,329) to settle current liabilities of $3,080,631 (December 31, 2013—$2,555,050). The Company’s accounts payable and accrued liabilities have contractual maturities of less than 30 days and are subject to normal trade terms; however, some accounts payable have been outstanding for more than one year. The Company believes movement in interest rates is reasonably possible over the next 12 months. Since cash has varying terms and rates, sensitivity to a plus or minus 1% change in rates could affect the Company’s net loss by approximately $45,000.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

7.	RISK MANAGEMENT (continued)

Market risk

(i)	Interest rate risk

The Company had a cash balance of $17,448,497 as at December 31, 2014. The Company’s current policy is to invest excess cash in a business savings account and investment-grade short-term deposit certificates issued by its banking institutions. The Company periodically monitors the investments it makes and is satisfied with the credit ratings of its banks. The Company considers interest rate risk to be minimal as investments are short-term.

(ii)	Foreign currency risk

The Company’s functional and presentation currency is the Canadian dollar and all amounts in the consolidated financial statements are expressed in Canadian dollars, unless otherwise noted. Most purchases are transacted in Canadian dollars. The Company funds certain research and development expenses in the United States and Europe on a cash call basis using the US dollar and the euro converted from its Canadian dollar bank accounts held in Canada. Management believes the foreign exchange risk derived from currency conversions is not significant and therefore does not hedge its foreign exchange risk. As at December 31, 2014, the Company had cash of $12,370,423 and accounts payable of $1,539,496 denominated in US dollars (December 31, 2013—$253,050 and $474,868). A plus or minus 10% change in foreign exchange rates could affect the Company’s net loss by approximately $1,070,000.

(iii)	Price risk

The Company is exposed to price risk with respect to Active Pharmaceutical Ingredient (“API”) prices used in research and development activities. The Company monitors API prices in the United States, Europe and Asia to determine the appropriate course of action to be taken by the Company. Management believes that the price risk concentration with respect to API is minimal.

(iv)	Fair value

IFRS require that the Company disclose information about the fair value of its financial assets and liabilities. Fair value estimates are made at the consolidated statement of financial position date based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties in significant matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

The Company has designated its cash equivalents as held-for-trading, measured at fair value. Cash is classified as loans and receivables, measured at amortized cost. Accounts payable and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost.

The carrying amounts for cash, accounts payable and accrued liabilities on the consolidated statement of financial position approximate fair value because of the short term of these instruments.

The Company’s financial instruments that are carried at fair value consist of cash equivalents that do not have quoted market prices. They have been classified as level 2 within the fair value hierarchy.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

7.	RISK MANAGEMENT (continued)

Capital risk management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support its research and development activities. The Company’s capital structure consists of share capital and equity reserves. The Board of Directors does not establish quantitative return on capital criteria for management but rather relies on the expertise of the Company’s management to sustain future development of the business.

The products which the Company currently has in its pipeline are in the research stage; as such the Company is dependent on external financing to fund its activities. In order to carry out the planned research and development and pay for administration costs, the Company will spend its existing working capital and raise additional amounts as needed.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company’s approach to capital management during the years ended December 31, 2014 and 2013. The Company and its subsidiary are not subject to externally imposed capital requirements.

8.	CASH AND CASH EQUIVALENTS

The following is a summary of cash and cash equivalents as at December 31:

	2014	2013
	$	$
Cash in accounts at a Canadian chartered bank	17,448,497	2,259,046
Guaranteed investment certificates issued by a Canadian chartered bank	—	30,000

	17,448,497	2,289,046

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

9.	PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment as at December 31, 2014 and 2013:

	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Total
	$	$	$	$
Cost
Balance as at December 31, 2012	15,270	9,318	—	24,588
Additions	11,442	—	—	11,442
Disposals	(9,508)	—	—	(9,508)

Balance as at December 31, 2013	17,204	9,318	—	26,522

Additions	182,569	44,775	32,880	260,224

Balance as at December 31, 2014	199,773	54,093	32,880	286,746

Accumulated Depreciation
Balance as at December 31, 2012	11,958	6,960	—	18,918
Depreciation	1,578	472	—	2,050
Disposals	(8,183)	—	—	(8,183)

Balance as at December 31, 2013	5,353	7,432	—	12,785

Depreciation	5,581	3,550	7,000	16,131

Balance as at December 31, 2014	10,934	10,982	7,000	28,916

Net book value
Net book value as at December 31, 2013	11,851	1,886	—	13,737

Net book value as at December 31, 2014	188,839	43,111	25,880	257,830

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

10.	INTANGIBLE ASSETS

The following is a summary of intangible assets as at December 31, 2014 and 2013:

	APL-130277 Patents	License Agreement	Total
	$	$	$
Cost
Balance as at December 31, 2012, 2013 and 2014	718,150	200,000	918,150

Accumulated Amortization
Balance as at December 31, 2012	47,876	83,331	131,207
Amortization	47,876	11,110	58,986

Balance as at December 31, 2013	95,752	94,441	190,193

Amortization	47,876	11,110	58,986
Impairment	—	94,449	94,449

Balance as at December 31, 2014	143,628	200,000	343,628

Net book value
Net book value as at December 31, 2013	622,398	105,559	727,957

Net book value as at December 31, 2014	574,522	—	574,522

On December 22, 2011, the Company completed the acquisition of 100% of the outstanding common shares of Adagio and certain indebtedness of Adagio. The acquisition was accounted for as a purchase of assets by the Company, as Adagio did not meet the definition of a business. The aggregate purchase price was $702,987 including common shares valued at $520,000 and $182,987 of costs related to the acquisition. After the inclusion of Adagio’s assets ($71) and liabilities ($15,234), $718,150 was recorded to intangible assets.

On June 10, 2005, the Company entered into a license agreement with a research and development company relating to technologies associated with the Company’s previous drug development candidate. The license is for patents that have been issued in certain jurisdictions, which will expire in February 2023, and are currently pending in other jurisdictions. On December 31, 2014, due to an investor presentation issued by the licensee emphasising a different product line in their development pipeline, and not showing any progress on the licensed project, the Company reviewed the carrying value of the intangible asset for potential impairment. The Company determined that there are no expected future cash flows attributable to this asset and recorded an impairment charge of $94,449 to write down the carrying value of the intangible asset to zero.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

11.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The following is a summary of accounts payable and accrued liabilities as at December 31:

	2014	2013
	$	$
Trade payables	2,240,026	1,050,911
Due to related parties (Note 17)	128,713	170,236
Bonus accruals to related parties (Note 17)	508,710	715,068
Other accrued liabilities	203,182	378,867

	3,080,631	2,315,082

12.	GAIN ON DEBENTURES EXCHANGE

On March 1, 2013, holders of $4,030,244 in Series A to Series E debentures agreed to an exchange of debt for shares and warrants, with the remaining $217,424 repaid (See Note 13(ii)). The fair value of the common shares and warrants issued was estimated at the time of grant to be $2,154,428 and $722,816, respectively (see Note 13(ii)). This resulted in a gain on the settlement of the debentures of $1,153,000. The related share and warrant issue cost was $20,157. As a result, $2,139,336 was recorded in share capital and $717,751 was recorded in equity reserves – warrants for the year ended December 31, 2013.

The changes in the value of debentures were as follows:

Debentures
$
Balance, December 31, 2012	4,059,693
Debenture accretion expense	132,428
Accrual of debenture interest expense	55,547
Issuance of shares in exchange for debentures	(2,154,428)
Issuance of warrants in exchange for debentures	(722,816)
Gain on exchange of debentures	(1,153,000)
Repayment of Series A1, A2, B and E5 debentures	(217,424)

Balance, December 31, 2013 and December 31, 2014	—

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL

i)	Authorized common shares

Unlimited number of common shares with no par value

ii)	Issued and outstanding common shares

Number of Common Shares
#
Balance, December 31, 2012	14,214,922
Shares issued for cash	15,907,688
Shares issued for debt from debenture exchange	8,761,399

Balance, December 31, 2013	38,884,009
Shares issued for cash	38,461,538
Shares issued for cash from exercise of warrants	2,655,235
Shares issued for cash from exercise of share-based payments	333,667

Balance, December 31, 2014	80,334,449

On March 1, 2013, the Company announced that it completed its short form prospectus offering (the “Offering”) of 13,061,688 units at a price of $0.46 per unit for aggregate gross proceeds of $6,008,376. Each unit consisted of one common share and one share purchase warrant. Each warrant entitles the holder to acquire one additional common share at an exercise price of $0.575 per share from the closing date for a period of 60 months, except that the warrants will be cancelled if they are not exercised within 30 days after prior written notice from the Company that the closing price of its common shares on the principal stock exchange of the Company has been $1.38 or greater for 20 consecutive trading days. The Company paid the agent a work fee of $87,500 plus applicable taxes and reimbursed the agent for certain expenses incurred in connection with the Offering. The Company also paid the agent a cash commission of $47,088 and issued 102,365 non-transferable compensation warrants, each exercisable to purchase one common share on the same terms as the warrants issued in the Offering. In addition, the Company paid other registered dealers and brokers cash commissions of $117,500 and issued 255,434 non-transferable compensation warrants, each exercisable to purchase one common share on the same terms as the warrants issued in the Offering.

The grant date fair value of the warrants and broker warrants were estimated at $2,802,779 and $76,927 respectively, using the Black-Scholes option pricing model based on the following assumptions: risk free interest rate of 1.19%, expected life of 5 years, expected dividend rate of 0%, and expected volatility of 114%. The issue cost allocated to warrants was $259,945.

In addition, on February 28, 2013, the Company completed a share consolidation of the Company’s issued and outstanding common shares concurrent on the basis of one (1) new common share for every ten (10) common shares issued and outstanding. All common shares, options, warrants and per share amounts have been restated to give retrospective effect to the share consolidation.

Concurrent with the closing of the Offering, the Company and holders of the Series A to E debentures agreed to convert $4,030,244 in debt for common shares and warrants. This resulted in 8,761,399 common shares and 4,380,700 debenture warrants being issued. The common shares were valued at

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL (continued)

ii)	Issued and outstanding common shares (continued)

$2,154,428 based on their estimated fair value from the concurrent Offering. Each debenture warrant entitles the holder to acquire one common share at a price of $0.575 for a period of 24 months after the closing date.

The grant date fair value of the warrants was estimated at $722,816 using the Black-Scholes option pricing model based on the following assumptions: risk free interest rate of 0.97%, expected life of 2 years, expected dividend rate of 0%, and expected volatility of 114%. The issue cost allocated to warrants was $5,065.

On March 21, 2013, the Company announced that it completed a second closing of the Offering. The Company issued 2,846,000 units at a price of $0.46 per unit for aggregate gross proceeds of $1,309,160. Each unit consisted of one common share and one share purchase warrant. Each warrant entitles the holder to acquire one additional common share at an exercise price of $0.575 per share from the closing date for a period of 60 months, except that the warrants will be cancelled if they are not exercised within 30 days after prior written notice from the Company that the closing price of its common shares on the principal stock exchange of the Company has been $1.38 for 20 consecutive trading days. The Company paid to the agent a cash commission of $33,064 and issued 71,880 non-transferable compensation warrants, each exercisable to purchase one common share on the same terms as the warrants issued in the Offering. In addition, the Company paid other registered dealers and brokers cash commissions of $71,668 and issued 155,800 non-transferable compensation warrants, each exercisable to purchase one common share on the same terms as the warrants issued in the Offering.

The grant date fair value of the warrants and broker warrants were estimated at $610,695 and $48,951 respectively, using the Black-Scholes option pricing model based on the following assumptions: risk free interest rate of 1.23%, expected life of 5 years, expected dividend rate of 0%, and expected volatility of 113%. The issue cost allocated to warrants was $103,567.

On April 15, 2014, the Company announced that it completed its previously announced short form prospectus offering of units. Pursuant to the offering, the Company issued an aggregate of 38,461,538 units at a price of $0.65 per unit for gross proceeds of $25,000,000. Each unit consists of one common share of the Company and one common share purchase warrant of the Company. The units immediately separated on closing into common shares and warrants. Each warrant entitles the holder to purchase one common share at a price equal to $0.81 per share for a period of 60 months after the closing of the offering, except that, subject to certain exceptions, the warrants will be cancelled if they are not exercised within 30 days after written notice from the Company that the closing price of its common shares on the principal stock exchange of the Company has been $1.95 per common share or more for 20 consecutive trading days. The Company paid a Canadian agent a work fee in the amount of $65,500, plus HST, and reimbursed the Canadian agent and the U.S. agent for certain expenses incurred in connection with the offering. In addition, the Company paid the Canadian agent and U.S. agent cash commissions equal to a total of 7% of the offering, and issued 2,676,923 non-transferable compensation warrants, each exercisable to purchase one common share on the same terms as the warrants issued in the offering.

The grant date fair value of the warrants and broker warrants were estimated at $10,983,969, using the Black-Scholes option pricing model based on the following assumptions: risk-free interest rate of

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL (continued)

ii)	Issued and outstanding common shares (continued)

1.41%, expected life of five years, expected dividend rate of 0%, and expected volatility of 110%, which was based on the historical share prices of the Company. The issue cost allocated to the warrants was $1,180,757.

As part of the April 15, 2014 offering, Dexcel Pharma, a strategic pharmaceutical investor and significant shareholder of Cynapsus, and which also has two directors on the Board of Directors of the Company, subscribed for 6,153,846 units having an aggregate subscription price of $4,000,000.

iii)	Equity Reserve – Warrants

The number of warrants outstanding as at December 31, 2013 and 2014 and changes during the years then ended are presented below:

	Number of Warrants	Equity Reserve	Weighted Average Exercise Price/Share
	#	$	$
Balance, December 31, 2012	1,257,896	317,423	0.860
Expired February 2, 2013	(580,000)	—	1.000
Issued for cash on March 1, 2013 (net of costs) (see Note 13(ii))	13,061,688	2,542,834	0.575
Issued as broker compensation on March 1, 2013 (see Note 13(ii))	357,799	76,927	0.575
Issued for debt on March 1, 2013 (net of costs) (see Note 13(ii))	4,380,700	717,751	0.575
Issued for cash on March 21, 2013 (net of costs) (see Note 13(ii))	2,846,000	507,128	0.575
Issued as broker compensation on March 21, 2013 (see Note 13(ii))	227,680	48,951	0.575

Balance, December 31, 2013	21,551,763	4,211,014	0.580
Issued for cash on April 15, 2014 (net of costs)	38,461,538	9,088,474	0.810
Issued as broker compensation on April 15, 2014	2,676,923	714,738	0.810
Exercised	(2,655,235)	(562,043)	0.663

Balance, December 31, 2014	60,034,989	13,452,183	0.734

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL (continued)

iii)	Equity Reserve – Warrants

A summary of warrants exercised during the year ended December 31, 2014 is as follows:

Number of Warrants	Cash Proceeds	Exercise Price
#	$	$
10,000	10,000	1.000
20,000	12,500	0.625
1,652,582	948,235	0.575
972,653	787,849	0.810

2,655,235	1,758,584

Warrants outstanding and exercisable as at December 31, 2014 were as follows:

Number of Warrants	Exercise Price	Exercise Trigger*	Equity Reserve	Expiry Date	Description
#	$/ Share	$/ Share	$
4,120,186	0.575	—	675,067	March 1, 2015	2013 Debenture exchange
190,000	1.000	1.50	43,147	July 18, 2017	2012 Private placement
330,400	0.625	—	75,341	October 24, 2017	2012 Private placement
127,496	0.625	—	29,036	November 23, 2017	2012 Private placement
12,139,899	0.575	1.38	2,367,394	March 1, 2018	2013 Prospectus offering, first closing
2,961,200	0.575	1.38	531,897	March 1, 2018	2013 Prospectus offering, second closing
40,165,808	0.810	1.95	9,567,234	April 15, 2019	2014 Prospectus offering
—	—	—	163,067	Various	Expired and unexercised

60,034,989			13,452,183

*Note: Included in some of the warrant agreements are provisions such that each warrant entitles the holder to purchase one common share at a price equal to the exercise price per share for a period up to the exercise date, except that, subject to certain exceptions, the warrants will be cancelled if they are not exercised within 30 days after written notice from the Company that the closing price of its common shares on the principal stock exchange of the Company has been three times the unit price of the offering or more for 20 consecutive trading days.

The weighted average grant date fair value of the warrants issued during the year ended December 31, 2014 is $0.24 (year ended December 31, 2013 - $0.19). The weighted average contractual life remaining for the warrants as at December 31, 2014 is 3.71 years (December 31, 2013 - 3.55 years).

iv)	Reserve – Share-based payments

The Company has in place a stock option plan for the purchase of common shares by its directors, officers, employees and other service providers. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL (continued)

iv)	Reserve – Share-based payments (continued)

exercised at any time from the date of vesting to the date of their expiry. The number of options granted is approved by the Board of Directors. All options expire up to 365 days after the resignation of an employee or director and expire 90 days after the resignation of a consultant.

The aggregate number of common shares reserved for issuance under the stock option plan is a maximum of 10% of the issued and outstanding common shares of the Company. As at December 31, 2014, there were a total of 5,450,649 options outstanding, representing 6.8% of the issued and outstanding common shares of the Company. No one person shall be granted options representing more than 5% of the issued and outstanding common shares of the Company in a 12-month period. Option grants to persons providing consulting and investor services may not exceed 2% of the issued and outstanding common shares of the Company in any 12-month period. The options are non-assignable and non-transferable and may be granted for a term not exceeding five years. The exercise price of the options is fixed by the Board of Directors of the Company and shall not be lower than the discounted market price (as defined by the TSX) of the shares at the time of grant, subject to all applicable regulatory requirements.

The number of stock options outstanding as at December 31, 2014 and 2013, and changes during the years then ended are as follows:

	Number of Options	Weighted Average Exercise Price/Share
	#	$
Options outstanding as at December 31, 2012	1,259,750	1.10
Granted	1,790,316	0.38
Forfeited	(34,688)	1.00
Expired	(324,062)	1.42

Options outstanding as at December 31, 2013	2,691,316	0.58

Granted	3,581,000	0.87
Exercised	(333,667)	0.36
Forfeited	(143,000)	0.43
Expired	(345,000)	1.00

Options outstanding as at December 31, 2014	5,450,649	0.76

On March 1, 2013, the Company granted stock options to acquire 373,316 common shares. The stock options were granted to the President and CEO of the Company at an exercise price of $0.46 per share for a period of 5 years from the date of the grant. One-third of the options granted vested in 6 months, one-third vested in 12 months and one-third vested in 18 months.

On May 1, 2013, the Company granted stock options to acquire 1,392,000 common shares. The stock options were granted to officers, directors, employees and consultants of the Company at an exercise price equal to $0.36 per share and expire 5 years from the date of grant. One third of the options granted vested immediately, one-third vested in 6 months and one-third vested in 12 months.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL (continued)

iv)	Reserve – Share-based payments (continued)

On May 28, 2013, the Company granted stock options to acquire 25,000 common shares. The stock options were granted to a director of the Company at an exercise price of $0.31 per share for a period of 5 years from the date of the grant. One third of the options granted vested immediately, one-third vested in 6 months and one-third vested in 12 months.

On May 20, 2014, the Company granted 2,256,000 options to directors and officers of the Company at an exercise price of $0.65 per share for a period of 5 years from the date of the grant. One third of the options vested immediately, one-third vested in 6 months and one-third will vest in 12 months.

On December 5, 2014, the Company granted 1,325,000 options to directors, officers, employees and consultants of the Company at an exercise price of $1.24 per share and expiring in 5 years from the date of the grant. For 650,000 of these options, one-eighth vested immediately, and at each six-month anniversary from the date of the grant, another one-eighth will vest, such that all options will have vested in 42 months. For 590,000 options, one-third will vest in 6 months, one third will vest in 12 months, and one-third will vest in 18 months. The remaining 85,000 options vested immediately.

Weighted average assumptions used in the Black-Scholes option pricing model to determine the fair value of stock options granted during each respective year ended December 31 are as follows:

	2014	2013
Exercise price	$0.79	$0.35
Grant date share price	$0.87	$0.36
Risk-free interest rate	1.32%	1.10%
Expected dividend yield	—	—
Expected volatility	108%	111%
Expected option term	4.3 years	5 years
Weighted average fair value of options granted during the year	$0.55	$0.30

For the year ended December 31, 2014, share-based compensation expense attributable to the operating, general and administrative function was $738,584 (December 31, 2013 - $354,629) and to the research and development function was $237,043 (December 31, 2013 - $161,644).

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL (continued)

iv)	Reserve – Share-based payments (continued)

Stock options issued and outstanding as at December 31, 2014 were as follows:

Number of Options Outstanding	Number of Options Vested and Exercisable	Effective Exercise Price/ Share	Expiry Date
#	#	$
27,500	27,500	1.00	March 3, 2015
72,500	72,500	1.00	August 12, 2015
10,000	10,000	1.00	November 10, 2015
60,000	60,000	1.00	March 4, 2016
40,000	40,000	1.00	August 19, 2016
295,000	295,000	1.00	March 23, 2017
26,000	26,000	1.00	May 30, 2017
25,000	25,000	1.00	August 29, 2017
373,316	373,316	0.46	March 1, 2018
950,000	950,000	0.36	May 1, 2018
25,000	25,000	0.31	May 28, 2018
2,221,333	1,486,667	0.65	May 20, 2019
1,325,000	166,250	1.24	December 5, 2019

5,450,649	3,557,233

The total number of common shares that were issuable pursuant to stock options that were exercisable as at December 31, 2014 is 3,557,233 (December 31, 2013 - 1,970,109). The weighted average exercise price of these options as at December 31, 2014 is $0.76 (December 31, 2013 - $0.66).

The weighted average contractual life remaining for the exercisable and outstanding shares issuable on exercise of stock options as at December 31, 2014 is 3.59 years and 3.98 years, respectively (December 31, 2013 - 3.47 years and 3.68 years).

v)	Escrow shares

On December 22, 2011, Cynapsus completed the acquisition of Adagio. Immediately following the acquisition, 2,406,162 common shares of the Company issued to Adagio shareholders were subject to corporate and/or executive escrow. In March 2013, the Company completed two closings of a short form prospectus offering for gross proceeds of $7,317,160. As a result, all the common shares held under the corporate escrow were released, with 699,530 shares remaining under the executive escrow agreement.

On December 22, 2014, the remaining 349,765 shares that were still under executive escrow were released as scheduled.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

14.	RESEARCH AND DEVELOPMENT

Components of research and development expenses for the years ended December 31 were as follows:

	2014	2013
	$	$
Salaries, benefits and bonuses	685,487	83,509
Other research and development	5,507,680	1,578,314

	6,193,167	1,661,823

15.	OPERATING, GENERAL AND ADMINISTRATIVE

Components of operating, general and administrative expenses for the years ended December 31 were as follows:

	2014	2013
	$	$
Salaries, benefits, bonuses and board fees	1,707,238	1,266,111
Other operating general, and administrative	3,298,863	1,554,824

	5,006,101	2,820,935

16.	RESEARCH GRANT

On August 8, 2012, the Company announced that it had been awarded a grant of US$947,925 ($942,977) from The Michael J. Fox Foundation (“MJFF”) for Parkinson’s Research to support clinical studies to develop APL-130277. The grant was awarded under the Foundation’s The Edmond J. Safra Core Programs for Parkinson’s Research, Clinical Intervention Awards aimed at supporting human clinical trials testing promising Parkinson’s therapies that may significantly and fundamentally improve treatment for people with Parkinson’s. Funds awarded by MJFF are to be used solely for the project and are conditioned by meeting certain milestones and deliverables.

The first milestone payment of US$297,825 ($289,516) was received on September 20, 2012 and was fully used by December 31, 2012. The second milestone payment of US$412,087 ($410,053) was received on January 30, 2013 and fully used by December 31, 2013. On December 16, 2013, the Company received the final milestone payment of US$238,012 ($254,102). As at March 31, 2014, all of the final milestone payment had been used, and nil (December 31, 2013 - $239,968) is recorded as deferred grant proceeds.

On July 3, 2014, the Company was awarded a new grant of US$500,000 from MJFF to support clinical studies to develop APL-130277, a sublingual thin film strip reformulation of apomorphine. This second MJFF grant will be used to fund the Company’s CTH-105 clinical study. The first milestone payment of US$100,000 ($112,000) was received on September 4, 2014 and was recognized as research grant income in the third quarter of 2014. The second milestone payment of US$300,000 ($342,660) was received on December 9, 2014 and was recognized as research grant income in the fourth quarter of 2014.

As part of the MJFF grant agreement, Cynapsus has made a commitment to support further Parkinson’s research by making up to US$1,000,000 in contributions to MJFF based on future sales of APL-130277 beginning the year that the Company posts net sales of APL-130277 in excess of US$5,000,000 (See Note 18, Commitments and Contingent Liabilities).

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

17.	RELATED PARTY TRANSACTIONS

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including directors and senior executives. Compensation paid or payable to key management was composed of the following during the years ended December 31:

	2014	2013
	$	$
Short-term salaries, benefits and bonuses to executives	1,333,789	990,870
Prior years’ bonuses to executives	—	529,068
Director fees	281,438	143,100
Share-based payments	1,373,900	497,503

	2,989,127	2,160,541

Prior years’ bonuses recognized in 2013 represent bonuses awarded for performance in 2010 to 2012 but which were contingent on the raising of additional capital and were at the discretion of the Board of Directors. During 2013, the Company completed two closings of a short-form prospectus offering for gross proceeds of $7,317,160 (see Note 13) and as a result, these bonuses became payable.

Share-based payments presented above represent the grant date fair value of options issued during the year to key management.

As at December 31, 2014, included in accounts payable and accrued liabilities was $128,713 (December 31, 2013 - $170,236) due to officers and directors of the Company (See Note 11). These amounts are unsecured and non-interest bearing with no fixed terms of repayment. As at December 31, 2014, there were accrued bonuses to related parties of $508,710 (December 31, 2013 - $715,068). All accrued amounts were subsequently paid in full (see Note 11).

The Company’s executive agreements provide for additional payments in the event of termination without cause (see Note 18).

On March 11, 2015, the Company announced the results of the End of Phase 2 meeting with the U.S. Food and Drug Administration (“FDA”), which triggered a milestone payment to former Adagio shareholders of 1,119,403 common shares. Of the total, 602,442 shares were issued to the Company’s President and CEO (see Note 20).

18.	COMMITMENTS AND CONTINGENT LIABILITIES

As at December 31, 2014, the Company had research and development and other service contract commitments, as well as minimum future payments under operating leases for the periods presented as follows:

	Less than 1 year	1 - 2 years	Total
	$	$	$
Purchase Obligations	1,615,000	224,000	1,839,000
Operating Leases	110,000	45,000	155,000

Total Contractual Obligations	1,725,000	269,000	1,994,000

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

18.	COMMITMENTS AND CONTINGENT LIABILITIES (continued)

Subsequent to December 31, 2014, the Company entered into additional research and other service contracts, resulting in additional purchase obligations of $1,435,000 due within two years. As a result, the total current purchase obligations are $3,274,000.

Of the total purchase obligations, one contract contains a change of control clause in which, subject to certain conditions, the Company agrees to pay the vendor an amount equal to fees based on the minimum billable hours for the remainder of the agreement term. As a triggering event has not taken place, these contingent payments have not been recognized in these financial statements. The Company does not have a practicable estimate for the amount of this contingent liability due to the nature of the triggering event. As at December 31, 2014, the maximum amount of any contingent liability, based on a remaining term of 16 months, was $650,000, which was included in the amount of unrecognized purchase obligations.

The Company is a party to certain management contracts for its executive officers. Minimum management contract termination commitments remaining under the agreements, for termination without cause, are approximately $1,189,000 and are all payable within one year.

On December 22, 2011, the Company completed the acquisition of 100% of the outstanding common shares of Adagio and certain indebtedness of Adagio (the “Transaction”). The Transaction was structured as a share exchange with Adagio shareholders receiving newly issued common shares of the Company in exchange for all of the issued and outstanding shares of Adagio. On January 28, 2015, the Company and the former Adagio shareholders, whom are substantially represented by key management and therefore are related parties, signed an amendment to the Adagio Share Purchase Agreement to better reflect the contemplated agreement between the parties. Adagio shareholders are entitled to the following remaining payments pursuant to the Transaction:

a)	a payment of $1,500,000 conditional upon the successful completion of Phase 2 CTH-105 study in Parkinson’s patients, and written confirmation from the FDA, that one Phase 3 efficacy study, one Phase 3 safety study, a bridging study and an ease-of-use study will be sufficient to allow the Company to pursue approval for a new drug application pursuant to Subsection 505(b)(2) of the United States Federal Food, Drug and Cosmetic Act to be satisfied by the issuance of common shares at a deemed value equal to the 30-day volume weighted average trading price (“VWAP”) immediately prior to the first public announcement of the receipt of written minutes from the FDA confirming the above; and

b)	a payment of $2,500,000 conditional upon the successful completion of the APL-130277 final safety study, to be satisfied by the issuance of common shares at a deemed value equal to the 30 day VWAP immediately prior to the first public announcement of the results of such study. This study had not been started as of December 31, 2014.

With respect to the payments described in (a) and (b) above, the VWAP of the common shares may not be less than the “discounted market price” as defined in the policies of the Exchange. Subsequent to December 31, 2014, all parties signed an agreement to change the conditions of payment (a) described above. See Note 17, Related Party Disclosures and Note 20, Subsequent Events.

On July 3, 2014, as a condition of the MJFF grant agreement, the Company has made a commitment to support further Parkinson’s research by making up to US$1,000,000 in contributions to MJFF conditional on future sales of APL-130277. See Note 16, Research Grant.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

19.	INCOME TAXES

a)	Provision for income taxes:

Major items causing the Company’s income tax rate to differ from the Canadian combined federal and provincial statutory rate of approximately 26.5% (2013 - 26.5%) are as follows:

	2014	2013
	$	$
Loss before income taxes	(10,818,587)	(4,433,287)

Expected income tax recovery	(2,867,000)	(1,175,000)
Adjustments to benefit resulting from:
Expired non capital losses	355,000	133,000
Share-based compensation	259,000	137,000
Other	17,000	(295,000)
Expenses not deductible for tax purposes	9,000	47,000
Change in income tax rates	—	(229,000)
Gain on debentures exchange	—	(306,000)
Change in benefit of tax assets not recognized	2,227,000	1,688,000

Deferred income tax recovery	—	—

b)	Unrecognized deferred tax assets

Deferred income tax assets have not been recognized in respect of the following deductible temporary differences:

	2014	2013
	$	$
Non-capital loss carryforwards	26,316,000	16,676,000
Scientific research and experimental development expenditures	4,697,000	3,987,000
Share issuance costs	2,784,000	649,000
Other temporary differences	(1,117,000)	477,000

Total	32,680,000	21,789,000

Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Company can use the benefits.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

19.	INCOME TAXES (continued)

c)	The Company had approximately $26,316,000 of non-capital losses as at December 31, 2014, which under certain circumstances can be used to reduce the taxable income of future years. The non-capital losses expire as follows:

Available To	Amount
$
2025	426,000
2026	1,730,000
2027	1,198,000
2028	1,508,000
2029	1,524,000
2030	1,177,000
2031	1,858,000
2032	1,923,000
2033	3,981,000
2034	10,991,000

26,316,000

The Company also had approximately $778,520 of investment tax credit, and $144,525 of Ontario research and development tax credit as at December 31, 2014, which under certain circumstances can be used to reduce income tax payable in future years.

20.	SUBSEQUENT EVENTS

(a)	Summary of warrants exercised since the year ended December 31, 2014 is as follows:

Number of Warrants	Cash Proceeds	Exercise Price	Expiry Date
#	$	$
4,120,186	2,369,107	0.575	March 1, 2015
763,476	438,999	0.575	March 1, 2018
1,523,209	1,233,799	0.810	April 15, 2019

6,406,871	4,041,905

(b)	On March 10, 2015, 55,000 stock options held by a former director with an exercise price of $1.00 were exercised.

On March 10, 2015, 17,333 stock options held by a former director with an exercise price of $0.65 were exercised.

On March 10, 2015, 54,000 stock options held by a former director with an exercise price of $0.36 were exercised.

(c)	On March 11, 2015, the Company announced the results of the End of Phase 2 meeting with the FDA, which triggered the milestone payment to former Adagio shareholders of 1,119,403 common shares. The fair value of these shares, $1,500,000, was recorded as an expense in 2015. See Note 17, Related Party Transactions and Note 18, Commitments and Contingent Liabilities.

CYNAPSUS THERAPEUTICS INC.

Condensed Interim Consolidated Financial Statements

For the Three Months Ended March 31, 2015

(Expressed in Canadian Dollars)

Unaudited

CYNAPSUS THERAPEUTICS INC.

Interim Consolidated Statements of Financial Position

UNAUDITED

(in Canadian dollars)

	NOTES	March 31, 2015	December 31, 2014
		$	$
ASSETS
Current assets
Cash		36,661,012	17,448,497
Prepaid expenses and other current assets		828,186	269,779

Total current assets		37,489,198	17,718,276
Non-current assets
Property, plant and equipment	6	382,689	257,830
Intangible assets	7	562,553	574,522

Total assets		38,434,440	18,550,628

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	8, 14	2,431,677	3,080,631

Total current liabilities		2,431,677	3,080,631

SHAREHOLDERS’ EQUITY
Share capital	9	58,407,376	31,740,941
Equity reserves
Warrants	9	12,188,765	13,452,183
Share-based payments	9	3,011,706	2,787,525
Deficit		(37,605,084)	(32,510,652)

Total shareholders’ equity		36,002,763	15,469,997

Total liabilities and shareholders’ equity		38,434,440	18,550,628

COMMITMENTS AND CONTINGENT LIABILITIES (Note 15)

SUBSEQUENT EVENTS (Note 16)

APPROVED ON BEHALF OF THE BOARD:

“Ronald Hosking” , Director	“Rochelle Stenzler” , Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Interim Consolidated Statements of Loss and Comprehensive Loss

UNAUDITED

(in Canadian dollars)

		For the three months ended
	NOTES	March 31, 2015	March 31, 2014
		$	$
EXPENSES
Research and development	10	2,871,101	448,692
Operating, general and administrative	11	1,778,150	958,363
Share-based payments	9	274,068	17,076
Amortization of intangible assets	7	11,969	14,746
Depreciation of property, plant and equipment	6	8,287	659
Acquisition milestone share-based payment	13, 14	1,500,000	—
Unrealized foreign exchange (gain) loss		(1,182,432)	22,898
Recovery on scientific research		(30,000)	(10,000)
Research grant	12	(127,710)	(239,969)
Interest income net of interest expense and related charges		(9,001)	(2,193)

Loss and comprehensive loss for the period		5,094,432	1,210,272

Loss per share – basic and diluted		0.06	0.03
Weighted average number of shares outstanding – basic and diluted		83,740,263	39,459,170

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Interim Consolidated Statements of Changes in Equity

UNAUDITED

(in Canadian dollars)

	Share Capital	Equity Reserves – Warrants	Equity Reserves – Share-based Payments	Deficit	Total
	$	$	$	$	$
Balance as at December 31, 2014	31,740,941	13,452,183	2,787,525	(32,510,652)	15,469,997

Private placement, net of transaction costs	19,513,550	—	—	—	19,513,550
Exercise of warrants	5,517,292	(1,263,418)	—	—	4,253,874
Acquisition milestone share-based payment	1,500,000	—	—	—	1,500,000
Exercise of share-based payments	135,593	—	(49,887)	—	85,706
Share-based payments	—	—	274,068	—	274,068
Loss for the period	—	—	—	(5,094,432)	(5,094,432)

Activity for the period	26,666,435	(1,263,418)	224,181	(5,094,432)	20,532,766

Balance as at March 31, 2015	58,407,376	12,188,765	3,011,706	(37,605,084)	36,002,763

Balance as at December 31, 2013	16,156,398	4,211,014	1,918,672	(21,692,065)	594,019

Exercise of warrants	971,295	(246,800)	—	—	724,495
Share-based payments	—	—	17,076	—	17,076
Loss for the period	—	—	—	(1,210,272)	(1,210,272)

Activity for the period	971,295	(246,800)	17,076	(1,210,272)	(468,701)

Balance as at March 31, 2014	17,127,693	3,964,214	1,935,748	(22,902,337)	125,318

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Interim Consolidated Statements of Cash Flows

UNAUDITED

(in Canadian dollars)

		For the three months ended
	NOTES	March 31, 2015	March 31, 2014
		$	$
Operating activities
Loss for the period		(5,094,432)	(1,210,272)
Items not affecting cash:
Share-based payments	9	274,068	17,076
Amortization of intangible assets	7	11,969	14,746
Depreciation of property, plant and equipment	6	8,287	659
Acquisition milestone share-based payment	13	1,500,000	—
Unrealized (gain) loss on foreign exchange		(1,182,432)	22,898

		(4,482,540)	(1,154,893)
Changes in non-cash working capital:
Change in prepaid expenses and other current assets		(558,407)	(40,952)
Change in accounts payables and accrued liabilities		(648,954)	(240,573)
Deferred grant proceeds		—	(239,968)

Net cash used in operating activities		(5,689,901)	(1,676,386)

Investing activities
Purchase of property, plant and equipment	6	(133,146)	—

Net cash used in investing activities		(133,146)	—

Financing activities
Gross proceeds from issuance of shares	9	20,981,579	—
Commissions and share issuance costs	9	(1,468,029)	—
Gross proceeds from exercise of warrants	9	4,253,874	724,495
Gross proceeds from exercise of share-based payments	9	85,706	—
Deferred financing costs		—	(55,229)

Net cash provided by financing activities		23,853,130	669,266

Effect of exchange rate changes on cash and cash equivalents		1,182,432	(22,898)

Increase (decrease) in cash and cash equivalents		19,212,515	(1,030,018)
Cash and cash equivalents, beginning of period		17,448,497	2,289,046

Cash and cash equivalents, end of period		36,661,012	1,259,028

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

1.	NATURE OF OPERATIONS

Cynapsus Therapeutics Inc. (“Cynapsus” or the “Company”) is a specialty pharmaceutical company currently focused on developing and preparing to commercialize a fast-acting, easy-to-use, sublingual thin film for the on-demand management of debilitating OFF episodes associated with Parkinson’s disease. The Company’s shares are listed (CTH: TSX) on the TMX Group Inc.’s Toronto Stock Exchange (“Exchange”) and traded in the United States on OTCQX International (CYNAF: OTCQX). Cynapsus was incorporated under the federal laws of Canada. The head office, principal address, registered address and records office of the Company are located at 828 Richmond Street West, Toronto, Ontario, Canada, M6J 1C9.

2.	BASIS OF PREPARATION

The condensed interim consolidated financial statements consolidate the financial statements of Cynapsus and its wholly-owned subsidiary, Adagio Pharmaceuticals Ltd. (“Adagio”). All significant intercompany transactions and balances have been eliminated.

These unaudited interim condensed consolidated financial statements have been prepared in compliance with International Accounting Standard 34 Interim Financial Reporting (“IAS 34”). The notes presented in these unaudited interim condensed consolidated financial statements include only significant events and transactions occurring since our last fiscal year end and are not fully inclusive of all matters required to be disclosed in our annual audited consolidated financial statements. The policies applied in these unaudited interim condensed consolidated financial statements are based on International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Any subsequent changes to IFRS or their interpretation, that are given effect in the Company’s annual consolidated financial statements for the year ending December 31, 2015 could result in a restatement of these unaudited interim condensed consolidated financial statements.

On May 7, 2015, the Board of Directors approved and authorized these condensed interim consolidated financial statements for the three months ended March 31, 2015.

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted for the current period.

In the opinion of management, all adjustments considered necessary for fair presentation of the Company’s financial position, results of operations and cash flows have been included. Operating results for the three month period ended March 31, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015.

3.	FUTURE ACCOUNTING CHANGES

Certain pronouncements that were issued by the IASB or the International Financial Reporting Interpretations Committee are mandatory for accounting periods beginning on or after January 1, 2016. Many are not applicable or do not have a significant impact to the Company and have been excluded. The following pronouncement has not yet been adopted and is being evaluated to determine its impact on the Company.

IFRS 9 Financial Instruments (“IFRS 9”) was issued by the IASB in July 2014 and will replace IAS 39 Financial Instruments: Recognition and Measurement (“IAS 39”) and all previous versions of IFRS 9. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost, fair

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

3.	FUTURE ACCOUNTING CHANGES (continued)

value through profit or loss, or fair value through other comprehensive income. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9, except that an entity choosing to measure a financial liability at fair value will present the portion of any change in fair value due to changes in the entity’s own credit risk in other comprehensive income, rather than within profit or loss. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. IFRS 9 is effective for annual periods beginning on or after January 1, 2018. Earlier adoption is permitted.

4.	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of these condensed interim consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets and liabilities at the date of the condensed interim consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Actual outcomes could differ from these estimates. The condensed interim consolidated financial statements include estimates, which, by their nature, are uncertain. The impact of such estimates are pervasive throughout the condensed interim consolidated financial statements, and may require accounting adjustments based on future occurrences.

The estimates and underlying assumptions are reviewed on a regular basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. The areas involving a higher degree of judgment or complexity, or areas where the assumptions and estimates are significant to the financial statements were the same as those applied to the Company’s consolidated financial statements as at and for the year ended December 31, 2014.

5.	RISK MANAGEMENT

Financial risk management

In the normal course of business, the Company is exposed to a number of financial risks that can affect its operating performance. These risks are credit risk, liquidity risk and market risk. The Company’s overall risk management program and prudent business practices seek to minimize any potential adverse effects on the Company’s financial performance. There were no changes in the Company’s approach to risk management during the three months ended March 31, 2015.

(i)	Credit risk

The Company’s cash balance is on deposit with a Canadian chartered bank. The Company has no significant concentration of credit risk arising from operations. Management believes that the credit risk concentration with respect to these financial instruments is remote.

(ii)	Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at March 31, 2015, the Company had cash of $36,661,012 and prepaid

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

5.	RISK MANAGEMENT (continued)

expenses and other current assets of $828,186 (December 31, 2014 - $17,448,479 and $269,779, respectively) to settle current liabilities of $2,431,677 (December 31, 2014 - $3,080,631). The Company’s accounts payable and accrued liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.

Market risk

(i)	Interest rate risk

The Company had a cash balance of $36,661,012 as at March 31, 2015. The Company’s current policy is to invest excess cash in a business savings account and investment-grade short-term deposit certificates issued by its banking institutions. The Company periodically monitors the investments it makes and is satisfied with the credit ratings of its banks. The Company considers interest rate risk to be minimal as investments are short-term.

(ii)	Foreign currency risk

The Company’s functional and presentation currency is the Canadian dollar and all amounts in the condensed interim consolidated financial statements are expressed in Canadian dollars, unless otherwise noted. Most purchases are transacted in Canadian dollars. The Company funds the majority of research and development expenses in the United States from its US dollar bank account held in Canada and certain expenses in Europe on a cash call basis using the euro converted from its Canadian dollar bank accounts held in Canada. Management believes the foreign exchange risk derived from currency conversions is not significant and therefore does not hedge its foreign exchange risk. As at March 31, 2015, the Company had cash of $30,635,493 and accounts payable of $878,796 denominated in US dollars (December 31, 2014 - $12,370,423 and $1,539,496). A plus or minus 10% change in foreign exchange rates could affect the Company’s net loss by approximately $3,000,000.

(iii)	Price risk

The Company is exposed to price risk with respect to Active Pharmaceutical Ingredient (“API”) prices used in research and development activities. The Company monitors API prices in the United States, Europe and Asia to determine the appropriate course of action to be taken by the Company. Management believes that the price risk concentration with respect to API is minimal.

(iv)	Fair value

IFRS require that the Company disclose information about the fair value of its financial assets and liabilities. Fair value estimates are made at the consolidated statement of financial position date based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties in significant matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

Cash is classified as loans and receivables, measured at amortized cost. Accounts payable and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost.

The carrying amounts for cash, accounts payable and accrued liabilities on the consolidated statement of financial position approximate fair value because of the short term of these instruments.

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

5.	RISK MANAGEMENT (continued)

Capital risk management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support its research and development activities. The Company’s capital structure consists of share capital and equity reserves. The Board of Directors does not establish quantitative return on capital criteria for management but rather relies on the expertise of the Company’s management to sustain future development of the business.

The product candidates which the Company currently has in its pipeline are in the research stage; as such, the Company is dependent on external financing to fund its activities. In order to carry out the planned research and development and pay for administration costs, the Company will spend its existing working capital and raise additional amounts as needed.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company’s approach to capital management during the three months ended March 31, 2015. The Company and its subsidiary are not subject to externally imposed capital requirements.

6.	PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment as at December 31, 2014 and March 31, 2015:

	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Total
	$	$	$	$
Cost
Balance as at December 31, 2014	199,773	54,093	32,880	286,746
Additions	124,485	—	8,661	133,146

Balance as at March 31, 2015	324,258	54,093	41,541	419,892

Accumulated Depreciation
Balance as at December 31, 2014	10,934	10,982	7,000	28,916
Depreciation	1,964	2,155	4,168	8,287

Balance as at March 31, 2015	12,898	13,137	11,168	37,203

Net book value
Net book value as at December 31, 2014	188,839	43,111	25,880	257,830

Net book value as at March 31, 2015	311,360	40,956	30,373	382,689

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

7.	INTANGIBLE ASSETS

The following is a summary of intangible assets as December 31, 2014 and at March 31, 2015:

	APL-130277 Patents	License Agreement	Total
	$	$	$
Cost
Balance as at December 31, 2014 and March 31, 2015	718,150	200,000	918,150

Accumulated Amortization
Balance as at December 31, 2014	143,628	200,000	343,628
Amortization	11,969	—	11,969

Balance as at March 31, 2015	155,597	200,000	355,597

Net book value
Net book value as at December 31, 2014	574,522	—	574,522

Net book value as at March 31, 2015	562,553	—	562,553

On December 22, 2011, the Company completed the acquisition of 100% of the outstanding common shares of Adagio and certain indebtedness of Adagio. The acquisition was accounted for as a purchase of assets by the Company, as Adagio did not meet the definition of a business.

On June 10, 2005, the Company entered into a license agreement with a research and development company relating to technologies associated with the Company’s previous drug development candidate. The license is for patents that have been issued in certain jurisdictions, which will expire in February 2023, and are currently pending in other jurisdictions. On December 31, 2014, due to the emphasis by the licensee on a different product line in their development pipeline, and the lack of any progress on the licensed project, the Company reviewed the carrying value of the intangible asset for potential impairment. The Company determined that there are no expected future cash flows attributable to this asset and recorded an impairment charge of $94,449 to write down the carrying value of the intangible asset to zero.

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The following is a summary of accounts payable and accrued liabilities as at December 31, 2014 and March 31, 2015:

	March 31, 2015	December 31, 2014
	$	$
Trade payables	1,807,531	2,240,026
Due to related parties (Note 14)	201,299	128,713
Bonus accruals to related parties (Note 14)	100,000	508,710
Other accrued liabilities	322,847	203,182

	2,431,677	3,080,631

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

9.	SHARE CAPITAL

i)	Authorized common shares

Unlimited number of common shares with no par value

ii)	Issued and outstanding common shares

Number of Common Shares
#
Balance as at December 31, 2014	80,334,449
Shares issued for cash	22,039,472
Shares issued as acquisition milestone share-based payment	1,119,403
Shares issued for cash from exercise of warrants	6,691,771
Shares issued for cash from exercise of share-based payments	126,333

Balance as at March 31, 2015	110,311,428

On March 31, 2015, the Company announced the completion of a private placement of 22,039,472 common shares of the Company for gross proceeds of $20,981,579. The issue price of $0.952 per share represents a 20% discount to the 5-day volume-weighted average price per common share on the TSX as of the close of business on March 27, 2015. The common shares issued are subject to a hold period, which will expire four months plus one day from the date of issue.

As part of the March 31, 2015 private placement, the Dexcel Pharma group, a strategic pharmaceutical investor and significant shareholder of Cynapsus, and which also has two directors on the Board of Directors of the Company, subscribed for 4,342,105 common shares having an aggregate subscription price of $4,133,684 (see Note 14, Related Party Transactions).

On March 11, 2015, pursuant to an amended agreement, the Company issued 1,119,403 common shares to former Adagio shareholders as acquisition milestone share-based payment (see Note 13, Acquisition Milestone Share-based Payment).

iii)	Equity Reserve – Warrants

The number of warrants outstanding as at December 31, 2014 and March 31, 2015 and changes during the three months ended March 31, 2015 are presented below:

	Number of Warrants	Equity Reserve	Weighted Average Exercise Price/Share
	#	$	$
Balance as at December 31, 2014	60,034,989	13,452,183	0.734
Exercised	(6,691,771)	(1,263,418)	0.636

Balance as at March 31, 2015	53,343,218	12,188,765	0.746

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

9.	SHARE CAPITAL (continued)

iii)	Equity Reserve – Warrants (continued)

A summary of warrants exercised during the three months ended March 31, 2015 is as follows:

Number of Warrants	Cash Proceeds	Exercise Price
#	$	$
4,963,662	2,854,106	0.575
1,728,109	1,399,768	0.810

6,691,771	4,253,874

Warrants issued and outstanding as at March 31, 2015 were as follows:

Number of Warrants	Exercise Price	Exercise Trigger*	Expiry Date	Description
#	$/ Share	$/ Share
190,000	1.000	1.50	July 18, 2017	2012 Private placement
330,400	0.625	—	October 24, 2017	2012 Private placement
127,496	0.625	—	November 23, 2017	2012 Private placement
11,323,423	0.575	1.38	March 1, 2018	2013 Prospectus offering, first closing
2,934,200	0.575	1.38	March 1, 2018	2013 Prospectus offering, second closing
38,437,699	0.810	1.95	April 15, 2019	2014 Prospectus offering

53,343,218

*Note: Included in some of the warrant agreements are provisions such that each warrant entitles the holder to purchase one common share at a price equal to the exercise price per share for a period up to the expiry date, except that, subject to certain exceptions, the warrants will be cancelled if they are not exercised within 30 days after written notice from the Company that the closing price of its common shares on the principal stock exchange of the Company has been three times the unit price of the offering or more for 20 consecutive trading days.

There were no warrants issued during the three months ended March 31, 2015. The weighted average grant date fair value of the warrants issued during the year ended December 31, 2014 was $0.24. The weighted average contractual life remaining for the warrants as at March 31, 2015 is 3.72 years (December 31, 2014 - 3.71 years).

iv)	Reserve – Share-based payments

The Company has in place a stock option plan for the purchase of common shares by its directors, officers, employees and other service providers. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. The number of options granted is approved by the Board of Directors. All options expire up to 365 days after the resignation of an employee or director and expire 90 days after the resignation of a consultant.

The aggregate number of common shares reserved for issuance under the stock option plan is a maximum of 10% of the issued and outstanding common shares of the Company. As at March 31, 2015, there were a total of 5,324,316 options outstanding, representing 4.8% of the issued and

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

9.	SHARE CAPITAL (continued)

iv)	Reserve – Share-based payments (continued)

outstanding common shares of the Company. No one person shall be granted options representing more than 5% of the issued and outstanding common shares of the Company in a 12-month period. Option grants to persons providing consulting and investor services may not exceed 2% of the issued and outstanding common shares of the Company in any 12-month period. The options are non-assignable and non-transferable and may be granted for a term not exceeding five years. The exercise price of the options is fixed by the Board of Directors of the Company and shall not be lower than the discounted market price (as defined by the TSX) of the shares at the time of grant, subject to all applicable regulatory requirements.

The number of stock options outstanding as at December 31, 2014 and March 31, 2015, and changes during the three months ended March 31, 2015 are as follows:

	Number of Options	Weighted Average Exercise Price/Share
	#	$
Options outstanding as at December 31, 2014	5,450,649	0.76
Exercised	(126,333)	0.68

Options outstanding as at March 31, 2015	5,324,316	0.76

For the three months ended March 31, 2015, share-based compensation expense attributable to the operating, general and administrative function was $80,334 (March 31, 2014 - $34,661) and to the research and development function was $193,735 (March 31, 2014 - recovery of $17,585).

Stock options issued and outstanding as at March 31, 2015 were as follows:

Number of Options Outstanding	Number of Options Vested and Exercisable	Effective Exercise Price/ Share	Expiry Date
#	#	$
90,000	90,000	1.00	August 12, 2015
5,000	5,000	1.00	November 10, 2015
50,000	50,000	1.00	March 4, 2016
40,000	40,000	1.00	August 19, 2016
275,000	275,000	1.00	March 23, 2017
26,000	26,000	1.00	May 30, 2017
15,000	15,000	1.00	August 29, 2017
373,316	373,316	0.46	March 1, 2018
896,000	896,000	0.36	May 1, 2018
25,000	25,000	0.31	May 28, 2018
2,204,000	1,469,334	0.65	May 20, 2019
1,325,000	166,250	1.24	December 5, 2019

5,324,316	3,430,900

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

9.	SHARE CAPITAL (continued)

iv)	Reserve – Share-based payments (continued)

The total number of common shares that were issuable pursuant to stock options that were exercisable as at March 31, 2015 is 3,430,900 (December 31, 2014 - 3,557,233). The weighted average exercise price of these options as at March 31, 2015 is $0.63 (December 31, 2014 - $0.76).

The weighted average contractual life remaining for the exercisable and outstanding shares issuable on exercise of stock options as at March 31, 2015 is 3.37 years and 3.76 years, respectively (December 31, 2014 - 3.59 years and 3.98 years).

10.	RESEARCH AND DEVELOPMENT

Components of research and development expenses for the three months ended March 31, 2015 and March 31, 2014 were as follows:

	March 31, 2015	March 31, 2014
	$	$
Salaries, benefits and bonuses	374,527	27,250
Other research and development	2,496,574	421,442

	2,871,101	448,692

11.	OPERATING, GENERAL AND ADMINISTRATIVE

Components of operating, general and administrative expenses for the three months ended March 31 2015 and March 31, 2014 were as follows:

	March 31, 2015	March 31, 2014
	$	$
Salaries, benefits, bonuses and board fees	451,504	345,516
Other operating general, and administrative	1,326,646	612,847

	1,778,150	958,363

12.	RESEARCH GRANT

On August 8, 2012, the Company was awarded a grant of US$947,925 ($942,977) from The Michael J. Fox Foundation (“MJFF”) for Parkinson’s Research to support clinical studies to develop the Company’s product candidate APL-130277, a sublingual thin film strip reformulation of apomorphine. The grant was awarded under the Foundation’s The Edmond J. Safra Core Programs for Parkinson’s Research, Clinical Intervention Awards aimed at supporting human clinical trials testing promising Parkinson’s therapies that may significantly and fundamentally improve treatment for people with Parkinson’s. Funds awarded by MJFF are to be used solely for the specified project and are conditioned on meeting certain milestones and deliverables. The first milestone payment of US$297,825 ($289,516) was received on September 20, 2012 and was fully used by December 31, 2012. The second milestone payment of US$412,087 ($410,053) was received on January 30, 2013 and was fully used by December 31, 2013. On December 16, 2013, the

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

12.	RESEARCH GRANT (continued)

Company received the final milestone payment of US$238,012 ($254,102). As at December 31, 2013, $239,969 was recorded as deferred grant proceeds, and was fully used and recognized into income in the three months ended March 31, 2014.

On July 3, 2014, the Company was awarded a second grant of US$500,000 from MJFF to support clinical studies to develop APL-130277. This MJFF grant was used to fund the Company’s CTH-105 clinical study. Funds awarded by MJFF are to be used solely for the specified project and are conditioned on meeting certain milestones and deliverables. The first milestone payment of US$100,000 ($112,000) was received on September 4, 2014 and was recognized as research grant income in the third quarter of 2014. The second milestone payment of US$300,000 ($342,660) was received on December 9, 2014 and was recognized as research grant income in the fourth quarter of 2014. The final milestone payment of US$100,000 ($127,710) was received on March 13, 2015 and was recognized as research grant income in the first quarter of 2015.

As part of the MJFF grant agreement, Cynapsus is required to support further Parkinson’s research by making up to US$1,000,000 in contributions to MJFF based on future sales of APL-130277 beginning the year that the Company posts net sales of APL-130277 in excess of US$5,000,000.

13.	ACQUISITION MILESTONE SHARE-BASED PAYMENT

On December 22, 2011, the Company completed the acquisition of 100% of the outstanding common shares of Adagio and certain indebtedness of Adagio (the “Transaction”). The Transaction was structured as a share exchange with Adagio shareholders receiving newly issued common shares of the Company in exchange for all of the issued and outstanding shares of Adagio. The Transaction also arranged for contingent payments upon the completion of operational milestones. On January 28, 2015, the Company and the former Adagio shareholders, whom are substantially represented by key management and therefore are related parties, signed an amendment to the Adagio Share Purchase Agreement to better reflect the contemplated agreement between the parties resulting in an amended condition as described in milestone payment (a) below. Adagio shareholders were entitled to the following additional payments pursuant to the Transaction:

a)	a payment of $1,500,000 conditional upon the successful completion of the Company’s Phase 2 CTH-105 study in Parkinson’s patients, and written confirmation from the FDA, that one Phase 3 efficacy study, one Phase 3 safety study, a bridging study and an ease-of-use study will be sufficient to allow the Company to pursue approval for a new drug application pursuant to Section 505(b)(2) of the United States Federal Food, Drug and Cosmetic Act, as amended, to be satisfied by the issuance of common shares at a deemed value equal to the 30-day volume weighted average trading price (“VWAP”) immediately prior to the first public announcement of the receipt of written minutes from the FDA confirming the above; and

b)	a payment of $2,500,000 conditional upon the successful completion of the APL-130277 final safety study, to be satisfied by the issuance of common shares at a deemed value equal to the 30 day VWAP immediately prior to the first public announcement of the results of such study. This study had not been started as of March 31, 2015.

With respect to the payments described in (a) and (b) above, the VWAP of the common shares may not be less than the “discounted market price” as defined in the policies of the Exchange.

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

13.	ACQUISITION MILESTONE SHARE-BASED PAYMENT (continued)

On March 11, 2015, the Company announced the results of the end of Phase 2 meeting with the FDA, which triggered the milestone payment described in (a) above to former Adagio shareholders of 1,119,403 common shares at a deemed value of $1.34 per common share. The fair value of these shares, in the amount of $1,500,000, was recorded as an expense. See Note 14, Related Party Transactions.

14.	RELATED PARTY TRANSACTIONS

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including directors and senior executives. Compensation paid or payable to key management was composed of the following during the three months ended March 31, 2015 and March 31, 2014:

	2015	2014
	$	$
Short-term salaries, benefits and bonuses to executives	297,122	207,655
Director fees	126,130	70,428

	423,252	278,083

As at March 31, 2015, included in accounts payable and accrued liabilities was $201,299 (December 31, 2014 - $128,713) due to officers and directors of the Company (See Note 8, Accounts Payable and Accrued Liabilities). These amounts are unsecured and non-interest bearing with no fixed terms of repayment. As at March 31, 2015, $100,000 was accrued as bonuses to related parties (December 31, 2014 - $508,710).

The Company’s executive agreements provide for additional payments in the event of termination without cause (see Note 15, Commitments and Contingent Liabilities).

On March 11, 2015, the Company announced the results of the end of Phase 2 meeting with the U.S. Food and Drug Administration (“FDA”), which triggered a milestone payment to former Adagio shareholders of 1,119,403 common shares. Of the total, 602,442 shares were issued to the Company’s President and Chief Executive Officer (see Note 13, Acquisition Milestone Share-based Payment).

As part of the March 31, 2015 private placement, the Dexcel Pharma Group, a strategic pharmaceutical investor and significant shareholder of Cynapsus, and which also has two directors on the Board of Directors of the Company, subscribed for 4,342,105 common shares having an aggregate subscription price of $4,133,684 (see Note 9, Share Capital).

15.	COMMITMENTS AND CONTINGENT LIABILITIES

As at March 31, 2015, the Company had research and development and other service contract commitments, as well as minimum future payments under operating leases for the periods presented as follows:

	Less than 1 year	1 - 2 years	Total
	$	$	$
Purchase Obligations	2,150,000	137,000	2,287,000
Operating Leases	110,000	18,000	128,000

Total Contractual Obligations	2,260,000	155,000	2,415,000

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

15.	COMMITMENTS AND CONTINGENT LIABILITIES (continued)

Subsequent to March 31, 2015, the Company entered into additional research and development contracts, resulting in additional purchase obligations of $1,422,000 within one year. As a result, the total current purchase obligations as at May 7, 2015 are $3,709,000.

Of the total purchase obligations, one consulting contract contains a change of control clause in which, subject to certain conditions, the Company agrees to pay the vendor an amount equal to fees based on the minimum billable hours for the remainder of the agreement term. As a triggering event has not taken place, these contingent payments have not been recognized in these financial statements. The Company does not have a practicable estimate for the expected value of this contingent liability due to the nature of the triggering event. As at March 31, 2015, the maximum amount of any contingent liability, based on a remaining term of 15 months, was $535,000, which was included in the amount of unrecognized purchase obligations.

The Company is a party to certain management contracts for its executive officers. Minimum management contract termination commitments remaining under the agreements, for termination without cause, are approximately $1,252,325 and are all payable within one year.

See also Note 12, Research Grant and Note 13, Acquisition Milestone Share-Based Payment.

16.	SUBSEQUENT EVENTS

On April 2, 2015, the Company granted stock options to acquire 3,980,000 common shares. The stock options were granted to officers, directors and employees of the Company at an exercise price equal to $1.36 per share and expire 5 years from the date of grant. The closing price of the shares of the Company on the Toronto Stock Exchange (CTH: TSX) on the day prior to the grant was $1.36. Following the grant of these options, there were a total of 9,304,316 options outstanding, representing 8.4% of the issued and outstanding common shares of the Corporation as of March 31, 2015.

Through and including July 12, 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in the common shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

4,500,000 Common Shares

Cynapsus Therapeutics Inc.

BofA Merrill Lynch

Nomura

Noble Life Science Partners

June 17, 2015

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Canada Business Corporations Act, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity and provided that the director, officer or other individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the director, officer or other individual had reasonable grounds for believing that such individual’s conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director, officer or other individual referred to above is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity, as described above, if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Registrant’s by-laws and the Canada Business Corporations Act. In addition, prior to the closing of this offering, the Registrant intends to enter into agreements with each of its directors and executive officers exculpating them from liability to the Registrant for damages caused to the Registrant as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by the Registrant’s by-laws and the Canada Business Corporations Act, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Insofar as the indemnification for liabilities arising under the United States Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit No.	Description

3.1#	Form of Underwriting Agreement.

4.1**	Annual Information Form for the fiscal year ended December 31, 2014, dated March 17, 2015.

4.2**	Management’s Discussion and Analysis for the fiscal year ended December 31, 2014, dated March 16, 2015.

II-1

4.3**	Management’s Discussion and Analysis for the three months ended March 31, 2015, dated May 7, 2015.

4.4**	Management Information Circular dated April 3, 2015 prepared in connection with our annual and special meeting of shareholders held May 7, 2015.

4.5**	Audited consolidated financial statements as at and for the fiscal years ended December 31, 2014 and 2013.

4.6**	Unaudited condensed interim consolidated financial statements for the three months ended March 31, 2015 and 2014.

4.7**	Material Change Report dated March 12, 2015.

4.8**	Material Change Report dated June 4, 2015.

5.1#	Consent of Ernst & Young LLP.

5.2#	Consent of McGovern, Hurley, Cunningham, LLP.

6.1**	Powers of Attorney (previously included on the signature page to the Registration Statement filed May 15, 2015).

**	Previously filed.
#	Filed herewith.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of this registration statement on Form F-10, the Registrant filed with the SEC a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the SEC by amendment to Form F-X referencing the file number of this Registration Statement on Form F-10.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on this 17th day of June, 2015.

CYNAPSUS THERAPEUTICS INC.

By:	/s/ Anthony Giovinazzo
Name: Anthony Giovinazzo
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on June 17, 2015:

Signatures	Title

/s/ Anthony Giovinazzo Anthony Giovinazzo	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Andrew Williams Andrew Williams	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Rochelle Stenzler	Director

* Tomer Gold	Director

* Ronald Hosking	Director

III-2

* Dr. Perry Molinoff	Director

* Ilan Oren	Director

* Nan Hutchinson	Director

* Tamar Howson	Director

*By:	/s/ Andrew Williams
Name: Andrew Williams
Attorney-in-Fact

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement in the capacity of the duly authorized representative of the Registrant in the United States on this 17th day of June, 2015.

CYNAPSUS THERAPEUTICS INC.

By:	*
Name: Perry Molinoff
Title: Director

*By:	/s/ Andrew Williams
Name: Andrew Williams
Attorney-in-Fact

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EXHIBITS

Exhibit No.	Description

3.1#	Form of Underwriting Agreement.

4.1**	Annual Information Form for the fiscal year ended December 31, 2014, dated March 17, 2015.

4.2**	Management’s Discussion and Analysis for the fiscal year ended December 31, 2014, dated March 16, 2015.

4.3**	Management’s Discussion and Analysis for the three months ended March 31, 2015, dated May 7, 2015.

4.4**	Management Information Circular dated April 3, 2015 prepared in connection with our annual and special meeting of shareholders held May 7, 2015.

4.5**	Audited consolidated financial statements as at and for the fiscal years ended December 31, 2014 and 2013.

4.6**	Unaudited condensed interim consolidated financial statements for the three months ended March 31, 2015 and 2014.

4.7**	Material Change Report dated March 12, 2015.

4.8**	Material Change Report dated June 4, 2015.

5.1#	Consent of Ernst & Young LLP.

5.2#	Consent of McGovern, Hurley, Cunningham, LLP.

6.1**	Powers of Attorney (previously included on the signature page to the Registration Statement filed May 15, 2015).

**	Previously filed.
#	Filed herewith.

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